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As filed with the Securities and Exchange Commission on January 9, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

IMAGEWARE SYSTEMS, INC.
(Name of Small Business Issuer in Its Charter)

California	7373	33-0224167
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10883 Thornmint Road
San Diego, CA 92127
(858) 673-8600
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

S. James Miller, Jr., Chief Executive Officer
ImageWare Systems, Inc.
10883 Thornmint Road
San Diego, CA 92127
(858) 673-8600
(Name, Address and Telephone Number of Agent for Service)

Copies to:

Steven M. Przesmicki, Esq.
Cooley Godward LLP
4401 Eastgate Mall
San Diego, CA 92121
(858) 550-6000

Approximate Date of Commencement of Proposed Sale to the Public:
From time to time after this Registration Statement becomes effective.

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  / /

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Shares to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.01 par value	7,450,265	$2.96	$22,052,784.40	$1,784.07

(1)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933 based on the average of the high and low sales prices of our common shares on January 6, 2004, as reported on the American Stock Exchange.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated                       .

The information in this prospectus is not complete and may be changed. The security holders identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

7,450,265 Shares

Common Stock

        This prospectus relates to the offer and sale, from time to time, of up to 7,450,265 shares of our common stock by the selling security holders listed in the section beginning on page 7 of this prospectus as follows:

  •
  4,429,139 shares that are currently outstanding and 3,021,126 shares issuable upon the exercise of warrants issued in connection with financings we completed in May 2002, June 2003 and November 2003.

        These shares may be offered from time to time by the selling security holders through public or private transactions, on or off the American Stock Exchange, at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares by the selling security holders. The selling security holders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares.

        Our common stock is listed on the American Stock Exchange under the symbol "IW." On January 8, 2004, the last sale price of one share of our common stock on the American Stock Exchange was $3.25 per share. See "Price Range of common stock."

Investing in our common stock involves risks.
See "Risk Factors" beginning on page 4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock. In this prospectus, "ImageWare," "we," "us" and "our" refer to ImageWare Systems, Inc. and its subsidiaries, taken as a whole, unless the context otherwise requires.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements before making an investment decision.

        We utilize our digital imaging technology to provide stand alone, networked and web-based software solutions for secure credentials, biometrics, law enforcement and professional photography. Our secure credential solutions enable the development of secure IDs & credentials, driver's licenses, passports, national IDs, access control products, and custom, biometric-based solutions for the aviation, transportation, government, education and private sectors. Our law enforcement/public safety solutions provide comprehensive digital mugshot, booking, facial recognition, data sharing composite sketching and investigative technologies for federal, state and local government/law enforcement agencies. Our professional photography solutions provide stand alone and Web-based technology to capture, enhance, manage and print digital images for professional photographers, photography studios and photo labs.

        Our law enforcement solutions group provides solutions which enable agencies to quickly capture, archive, search, retrieve, and share digital photographs and criminal history records on a stand alone, networked, wireless or web-based platform. We develop, sell and support a suite of modular software products used by law enforcement and public safety agencies to create and manage criminal history records and to investigate crime. Our C.R.I.M.E.S. system consists of seven software modules: Crime Capture System (consisting of the Capture Module and the Retrieval Module), which provides a criminal booking system and related database; Face ID, which uses biometric facial recognition to identify suspects; Suspect ID, which facilitates the creation of full-color, photo-realistic suspect composites; Crime Lab, which allows officers to enhance and edit digital images; and Vehicle ID, which helps officers identify motor vehicles stolen or involved in a crime. In addition, we offer Crime Web, which provides access to centrally stored records over the Internet in a connected or wireless fashion, Pocket CCS which enables access to centrally stored records while in the field on a handheld Pocket PC compatible device, and central repository services which allows for inter-agency data sharing on a local, regional, and/or national level.

        Our ID solutions group provides solutions that empower customers to create secure and smart digital identification documents with complete ID systems. We develop, sell and support software and design systems which utilize digital imaging in the production of photo identification cards, documents and identification badging systems. Our sales in the digital identification market were developed through our acquisitions of ITC, Goddard and G & A (discussed below). Our products in this market consist of EpiSuite, EpiWeb, EpiWeb Enterprise, Identifier for Windows, ID Card Maker, Winbadge NT and Winbadge Aviation. These products allow for the production of digital identification cards and related databases and records and can be used by, among others, schools, airports, hospitals, corporations or governments.

        Our Digital Photography group produces a suite of software for the professional photography market. The software allows professional photographers to digitally capture images, manipulate them to create a custom package or layout, then store the images with an associated database. They can then print the digital images themselves or send them via the Internet or CD to a professional lab for processing. Our products include PC Pro, PC Event, PDI School Days+, PDI Studio, PDI Pro Lab and PDI Green Screen. Our customers use the software products in a wide variety of ways including retail studio environments, on-location event photography and "picture day" at schools and day care centers. Our software products are sold through a dealer network and directly to major accounts. The PDI group also operates an e-commerce service, Picturemore.com, used by professional photographers to allow their customers to order re-prints and various service items. Our sales in the digital photography market were developed as a result of our acquisition of Castleworks and E-Focus West in August, 2001.

        The terrorist attacks on September 11, 2001 impacted all three of our business segments. The law enforcement and digital identification markets, although seen as markets which would ultimately benefit from increased spending on security, were negatively impacted in 2002 by the tendency for the delay in purchasing decisions, awaiting guidance and funding from the government. The attacks slowed the economy in general which had a negative impact on our professional photography segment. As we recognized the impact September 11 was having on our markets we continued our efforts to reduce costs through continued consolidation of our businesses and cost reduction. In early 2002 we closed our Massachusetts offices and moved the digital ID operations that were housed in that facility into our South Carolina offices. In late 2002 we closed our Costa Mesa, California facility which housed our professional photography systems business and moved those operations into our facility in San Diego, California.

        In November 2003, we completed a private placement consisting of seperate private transactions pursuant to seperate purchase agreements, in which we sold shares of common stock and warrants to purchase common stock to institutional investors comprised of existing and new shareholders. We raised approximately $7 million from the private placement, which involved the sale of units consisting of one share of common stock and a warrant to purchase 0.20 shares of common stock. Each unit was priced at $1.72. The warrants have a five-year term and an exercise price of $2.58 per share. As a result of these transactions, we issued an aggregate of approximately 4,070,000 new shares of common stock and warrants to purchase up to approximately 814,000 shares of common stock. We used approximately $4.5 million of the net proceeds from these transactions to retire our outstanding 12.5% convertible secured debt, and expect to use the remainder of such net proceeds for working capital. In connection with the financings, the American Stock Exchange granted our request for an exception to its shareholder approval requirements. We sent a letter to our shareholders describing these transactions and the circumstances surrounding the exception. A copy of the letter was filed with a Form 8-K with the U.S. Securities and Exchange Commission.

        As of December 19, 2003, there were 9,918,529 shares of our common stock outstanding. There were also 269,400 shares of our Series B Preferred Stock outstanding, which were convertible into 64,685 shares of common stock. In addition, as of December 19, 2003, the following warrants were outstanding: (i) warrants issued in connection with our initial public offering to purchase an aggregate of 1,875,000 shares of common stock at an exercise price per share of $12.00 and (ii) warrants to purchase 3,609,840 shares of our common stock at various exercise prices ranging from $2.11 to $16.46.

        Our principal executive offices are located at 10883 Thornmint Road, San Diego, CA 92127.

The Offering

Common stock to be offered by the selling security holders	7,450,265 shares(1)
Common stock outstanding as of December 19, 2003	9,918,529 shares
Use of proceeds	We will not receive any proceeds from the sale of shares of common stock covered by this prospectus.
American Stock Exchange symbol	IW

(1)
Includes (i) 4,429,139 shares that are currently outstanding; (ii) 200,281 shares issuable upon the exercise of a warrant issued in connection with a private placement of our securities in May 2002; (iii) an aggregate of 1,220,845 shares issuable upon the exercise of warrants to purchase common stock that were issued in connection with separate private placement transactions completed in November 2003; and (iv) 1,600,000 shares issuable upon the exercise of warrants to purchase common stock that were issued in connection with a private placement of our securities in June 2003.

Summary Consolidated Financial Data
(amounts in thousands)

        The following financial information should be read together with "Management's Discussion and Analysis of Financial Condition and Operating Results" and the audited consolidated financial statements and unaudited financial information included elsewhere in this prospectus.

	Year Ended December 31, 2002	Nine Months Ended September 30, 2003
Consolidated Statements of Operations Data (in thousands):
Revenues	$18,256	$12,816
Gross profit	9,959	7,395
Loss from operations	(4,130)	(2,099)
Net loss attributable to common shareholders	(4,849)	(4,306)
	At December 31, 2002	At September 30, 2003
Consolidated Balance Sheet Data (in thousands):
Cash	$215	$634
Total assets	14,518	12,498
Total liabilities	8,617	8,157
Total shareholders' equity	5,902	4,341

RISK FACTORS

        This offering involves a high degree of risk. You should carefully consider the risks described below before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information in this prospectus, including our financial statements and the related notes. Except for historical information, the information in this prospectus contains "forward-looking" statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this prospectus. The risks described below address some of the factors that may affect our future operating results and financial performance.

WE CURRENTLY HAVE LIMITED CASH RESOURCES AND NEED ADDITIONAL FUNDING TO FINANCE OUR WORKING CAPITAL REQUIREMENTS DURING THE NEXT TWELVE MONTHS.

        We currently require financing to fund our anticipated working capital requirements during the next twelve months. We anticipate that our existing resources will not be sufficient to enable us to maintain our current and planned operations for the next twelve months, and the report of our independent accountants included elsewhere in this Prospectus includes an explanatory paragraph regarding our ability to continue as a going concern. We are seeking additional funding through public or private equity or debt financing. There can be no assurance that additional financing will be available on acceptable terms, or at all. If we are required to sell equity to raise additional funds, our existing shareholders may incur substantial dilution and any shares so issued may have rights, preferences and privileges superior to the rights, preferences and privileges of our outstanding common stock. Also, we may be required to obtain funds through arrangements with third parties that require us to relinquish rights to certain of our technologies or products that we would seek to develop or commercialize ourselves. In addition, our ability to raise additional capital may be dependent upon the Company's common stock being listed on the American Stock Exchange. We cannot guarantee that the Company will be able to satisfy the criteria for continued listing on the American Stock Exchange.

WE HAVE A HISTORY OF SIGNIFICANT RECURRING LOSSES TOTALING APPROXIMATELY $39.6 MILLION, AND THESE LOSSES MAY CONTINUE IN THE FUTURE.

        As of September 30, 2003, we had an accumulated deficit of $39.6 million, and these losses may continue in the future. We may need to raise capital to cover these losses, and financing may not be available to us on favorable terms. We expect to continue to incur significant sales and marketing, research and development, and general and administrative expenses. As a result, we will need to generate significant revenues to achieve profitability and may never achieve profitability.

THE HOLDERS OF OUR PREFERRED STOCK HAVE CERTAIN RIGHTS AND PRIVILEGES THAT ARE SENIOR TO THE COMMON STOCK AND WE MAY ISSUE ADDITIONAL SHARES OF PREFERRED STOCK WITHOUT SHAREHOLDER APPROVAL THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON THE MARKET VALUE OF THE COMMON STOCK.

        Our Board of Directors has the authority to issue a total of up to 4,000,000 shares of preferred stock and to fix the rights, preferences, privileges, and restrictions, including voting rights, of the preferred stock, which typically are senior to the rights of the common shareholders, without any further vote or action by you and the other common shareholders. Your rights will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock that have been issued, or might be issued in the future. Preferred stock also could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of ImageWare. This could delay, defer, or prevent a change in control. Furthermore, holders of preferred stock may have other rights, including economic rights, senior to the common stock. As a result, their existence and issuance could have a material adverse effect on the market value of the common stock. We have in the past issued, and, may from time to time in the future issue, preferred stock for financing or other purposes with rights, preferences, or privileges senior to the common stock.

        The provisions of our outstanding Series B Preferred Stock prohibit the payment of dividends on the common stock unless the dividends on those preferred shares are first paid. In addition, upon a liquidation, dissolution or sale of ImageWare's business, the holders of the Series B Preferred Stock will be entitled to receive, in preference to any distribution to the holders of common stock, initial distributions of $2.50 per share, plus all accrued but unpaid dividends.

        Pursuant to the terms of our Series B Preferred Stock we are obligated to pay cumulative cash dividends on shares of Series B Preferred Stock from legally available funds at the annual rate of $0.2125 per share, payable in two semi-annual installments of $0.10625 each, which cumulative dividends must be paid prior to payment of any dividend on our Common Stock. As of December 19, 2003, the Company had cumulative undeclared dividends of $185,400.

WE DEPEND UPON A SMALL NUMBER OF LARGE SYSTEM SALES COSTING FROM $300,000 TO $1,000,000, AND WE MAY FAIL TO ACHIEVE ONE OR MORE LARGE SYSTEM SALES IN THE FUTURE.

        In the past three years we have derived a substantial portion of our revenues from a small number of sales of large, relatively expensive systems, typically ranging in price from $300,000 to $1,000,000. As a result, if we fail to receive orders for these large systems in a given sales cycle on a consistent basis, our business could be significantly harmed. Further, our quarterly results are difficult to predict because we cannot predict in which quarter, if any, large system sales will occur in a given year. As a result, we believe that quarter-to-quarter comparisons of our results of operations are not a good indication of our future performance. In some future quarters our operating results may be below the expectations of securities analysts and investors, in which case the market price of our common stock may decrease significantly.

OUR LENGTHY SALES CYCLE MAY CAUSE US TO EXPEND SIGNIFICANT RESOURCES FOR AS LONG AS ONE YEAR IN ANTICIPATION OF A SALE, YET WE STILL MAY FAIL TO COMPLETE THE SALE.

        When considering the purchase of a large computerized booking or identification system, a government agency may take as long as a year to evaluate different systems and obtain approval for the purchase. If we fail to complete a sale, we will have expended significant resources and received no revenue in return. Generally, agencies consider a wide range of issues before committing to purchase our products, including product benefits, ability to operate with their current systems, product reliability and their own budgetary constraints. While potential customers are evaluating our products and before they place an order with us, we may incur substantial selling costs and expend significant management effort to accomplish a sale.

A SIGNIFICANT NUMBER OF OUR CUSTOMERS ARE GOVERNMENT AGENCIES THAT ARE SUBJECT TO UNIQUE POLITICAL AND BUDGETARY CONSTRAINTS AND HAVE SPECIAL CONTRACTING REQUIREMENTS WHICH MAY AFFECT OUR ABILITY TO OBTAIN NEW GOVERNMENT CUSTOMERS.

        A significant number of our customers are government agencies. These agencies often do not set their own budgets and therefore have little control over the amount of money they can spend. In addition, these agencies experience political pressure that may dictate the manner in which they spend money. Due to political and budgetary processes and other scheduling delays that may frequently occur relating to the contract or bidding process, some government agency orders may be canceled or substantially delayed, and the receipt of revenues or payments may be substantially delayed. In addition, future sales to government agencies will depend on our ability to meet government contracting requirements, certain of which may be onerous or impossible to meet, resulting in our inability to obtain a particular contract. Common requirements in government contracts include bonding requirements, provisions permitting the purchasing agency to modify or terminate at will the contract without penalty, and provisions permitting the agency to perform investigations or audits of our business practices.

WE MAY FAIL TO CREATE NEW APPLICATIONS FOR OUR PRODUCTS AND ENTER NEW MARKETS, WHICH MAY AFFECT OUR FUTURE SUCCESS.

        We believe our future success depends in part on our ability to develop and market our technology for applications other than booking systems for the law enforcement market. If we fail in these goals, our business strategy and ability to generate revenues and cash flow would be significantly impaired. We intend to expend significant resources to develop new technology, but the successful development of new technology cannot be predicted and we cannot guarantee we will succeed in these goals.

WE OCCASIONALLY RELY ON SYSTEMS INTEGRATORS TO MANAGE OUR LARGE PROJECTS, AND IF THESE COMPANIES DO NOT PERFORM ADEQUATELY, WE MAY LOSE BUSINESS.

        We are occasionally a subcontractor to systems integrators who manage large projects that incorporate our systems, particularly in foreign countries. We cannot control these companies, and they may decide not to promote our products, or they may price their services in such a way as to make it unprofitable for us to continue our relationship with them. Further, they may fail to perform under agreements with their customers, in which case we might lose sales to these customers. If we lose our relationships with these companies, our business may suffer.

WE DO NOT HAVE U.S. OR FOREIGN PATENT PROTECTION FOR OUR PRODUCTS, AND A COMPETITOR MAY BE ABLE TO REPLICATE OUR TECHNOLOGY.

        Our business is based in large part on our technology, and our success depends in part on our ability and efforts to protect our intellectual property rights. If we do not adequately protect our intellectual property through copyrights and various trade secret protections afforded to us by law, our business will be seriously harmed. We do not have patent protection for our products.

        We license certain elements of our trademarks, trade dress, copyright and other intellectual property to third parties. We attempt to ensure that our rights in our trade names and the quality of third party uses of our names are maintained by these third parties. However, these third parties may take actions that could significantly impair the value of our intellectual property and our reputation and goodwill.

        In addition, international intellectual property laws differ from country to country. Any foreign rights we have in our technology are limited by what has been afforded to us under the applicable foreign intellectual property laws. Also, under the laws of certain foreign jurisdictions, in order to have recognizable intellectual property rights, we may be required to file applications with various foreign agencies or officials to register our intellectual property. Accordingly, our ability to operate and exploit our technology overseas could be significantly hindered.

WE HAVE ACQUIRED SEVERAL BUSINESSES AND FACE RISKS ASSOCIATED WITH INTEGRATING THESE BUSINESSES AND POTENTIAL FUTURE BUSINESSES THAT WE MAY ACQUIRE.

        We have completed the acquisitions of several companies and we plan to continue to review potential acquisition candidates, and our business and our strategy includes building our business through acquisitions. However, acceptable acquisition candidates may not be available in the future or may not be available on terms and conditions acceptable to us.

        Acquisitions involve numerous risks, including among others, difficulties and expenses incurred in the consummation of acquisitions and assimilation of the operations, personnel and services and products of the acquired companies. Additional risks associated with acquisitions include the difficulties of operating new businesses, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. If we do not successfully integrate the businesses we may acquire in the future, our business will suffer.

WE OPERATE IN FOREIGN COUNTRIES AND ARE EXPOSED TO RISKS ASSOCIATED WITH FOREIGN POLITICAL, ECONOMIC AND LEGAL ENVIRONMENTS AND WITH FOREIGN CURRENCY EXCHANGE RATES.

        With our acquisition of G & A, we have significant foreign operations and are accordingly exposed to risks, including among others, risks associated with foreign political, economic and legal environments and with foreign currency exchange rates. Our results may be adversely affected by, among other things, changes in government policies with respect to laws and regulations, anti-inflation measures, currency conversions, remittance abroad and rates and methods of taxation.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the "Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Factors that could cause or contribute to such differences include, but are not limited to the items discussed under "Risk Factors" and other sections of this prospectus. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

        Because the "Risk Factors" referred to above, as well as additional factors discussed throughout this prospectus, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SELLING SECURITY HOLDERS

Background

        On May 22, 2002, we completed a convertible debt financing transaction. In connection with this financing, we issued a warrant to acquire 150,000 shares of our common stock at an exercise price per share of $4.74. As a result of antidilution provisions contained therein, this warrant is currently exercisable for 200,281 shares of our common stock at an exercise price of $3.55 per share.

        On March 13, 2003 we issued certain subordinated promissory notes that were convertible into shares of our common stock. The notes were subsequently converted into 334,392 shares of our common stock at a conversion price of $1.90 per share.

        On June 13, 2003, we completed another convertible debt financing transaction. In connection with this financing, we issued warrants, exercisable until June 13, 2009, to acquire 1,600,000 shares of our common stock at an exercise price per share of $2.11.

        On November 14, 2003, we entered into separate Securities Purchase Agreements in separate transactions with certain of the selling security holders (the "Securities Purchase Agreements"). Under the terms of the Securities Purchase Agreements, we sold, for an aggregate of $6,999,512 in cash proceeds, an aggregate of 4,069,484 shares of our common stock, together with warrants to purchase an additional aggregate 813,897 shares of our common stock at an exercise price of $2.58 per share. In connection with these private placements, we also issued to the placement agents warrants to purchase an additional 406,948 shares of our common stock.

        Pursuant to separate registration rights agreements entered into between us and certain of the selling security holders, we agreed to prepare and file with the SEC registration statements covering the resale of the shares of common stock issued pursuant to the Securities Purchase Agreements and issuable upon exercise of the various warrants described above.

        In addition, we agreed to register 25,263 shares of common stock issued to JMR, Inc. ("JMR") as consideration for finder services rendered in connection with the issuance of the subordinated notes we issued in March 2003.

Table

        The table below presents information regarding the selling securityholders and the shares that they may offer and sell from time to time under this prospectus. This table is prepared based on information supplied to us by the listed selling security holders and reflects holdings as of November 24, 2003. The term "selling security holders" includes the security holders listed below and their transferees, pledgees, donees or other successors. The table assumes that the selling security holders will sell all of the shares offered under this prospectus. However, because the selling security holders may offer from time to time all or some of their shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling security holders or that will be held by the selling security holders after completion of the sales. Information concerning the selling security holders may change from time to time. Changed information will be presented in a supplement to this prospectus if and when necessary and required.

        The applicable percentages of ownership shown in the table below are based on an aggregate of 9,918,529 shares of our common stock issued and outstanding on December 19, 2003. This number does not include 269,400 shares of Series B Preferred Stock outstanding and entitled to vote.

			Shares Beneficially Owned After Offering
	Shares Held or Acquirable Prior to Offering	Number of Shares Being Offered
Security Holders			Number	Percent
Alfred Abiouness(1)	148,600	87,600	61,000	*
Marian L. Acree(1)	52,600	27,600	25,000	*
Ardmore Blouses, Inc. Retirement Plan, Alan Wolf and Michael Wolf, Trustees(1)	17,400	17,400	0	0%
William C. Bartholomay(1)	81,600	51,600	30,000	*
Richard Bergum(1)	10,960	6,960	4,000	*
Fiserv Securities Inc. A/C/F Paul Berkman STD IRA(1)	24,971	18,000	6,971	*
Fiserv Securities Inc. A/C/F Hartley Bernstein(1)	34,800	34,800	0	0%
Joseph Bianco SEP IRA(1)	18,000	18,000	0	0%
Edwin R. Bindseil(1)	7,945	6,960	985	*
Russel F. Bonasso(1)	11,960	6,960	5,000	*
Timothy Borne(1)	10,440	10,440	0	0%
Broadway Partners LLC(1)	25,971	24,000	1,971	*
Bru Holding Co. LLC(1)	358,600	207,600	151,000	1.52%
Warren G. Bulman(1)	24,925	10,440	14,485	*
Carcap Co. LLC(1)	108,000	108,000	0	0%
CCJ TR ST Vincent TR SVC Ltd TTEE DTD 1/27/93(1)	121,341	62,400	58,941	*
Chann-Zai LLC(1)	6,960	6,960	0	0%
M. Robert Ching, Trustee of the M. Robert Ching & Phyllis Ching Living Trust U/A/D 6/15/95(1)	79,600	69,600	10,000	*
Marc Cohen(1)	12,440	10,440	2,000	*
Corman Foundation Inc.(1)	107,000	42,000	65,000	*
Scott Crowther, Sr.(1)	35,678	19,200	16,478	*
George R. Dick & JoAnn L. Dick(1)	28,985	18,000	10,985	*
Donald Ekman(1)	62,400	62,400	0	0%
Glen Emig(1)	13,200	13,200	0	0%
Hargreave-Hale Nominees Ltd.(1)	34,800	34,800	0	0%
Jorge Gardyn and Catherine M. Gardyn JT WROS(1)	14,400	14,400	0	0%
Gilcy Partners Inc.(1)	17,400	17,400	0	0%
Bonnie Goldberg & David Goldberg JTTEN WROS(1)	16,960	6,960	10,000	*
Stanley Goldberg, Trustee & Lynn G. Intrater, Trustee, Stanley Goldberg Revocable Trust(1)	83,331	45,360	37,971	*
Marvin Goldstein and Sheryl Goldstein JTTEN WROS(1)	15,340	10,440	4,900	*
NOW Electronics Inc. 401(k) P/S/P FBO Aaron Goodridge(1)	17,400	17,400	0	0%
Sean Greene(1)	38,000	24,000	14,000	*
Harvey Greenfield(1)	32,600	27,600	5,000	*
John J. Harte, Trustee(1)	39,900	17,400	22,500	*
J.E. Deck, LLC(1)	18,385	17,400	985	*

JR Squared, LLC(1)	210,000	210,000	0	0%
James Jacobs(1)	11,960	6,960	5,000	*
Jaor Inc.(1)	22,931	6,960	15,971	*
Fiserv Securities Inc A/C/F Joseph S. Kashi CON IRA(1)	16,960	6,960	10,000	*
Harvey Kohn SEP IRA(1)	134,431	62,400	72,031	*
Steven A. Kohn & Karen J. Kohn, Trustees of the Kohn Family Revocable Trust(1)	10,440	10,440	0	0%
David Krathen and Fran Krathen JT WROS(1)	40,400	17,400	23,000	*
Ronald M. Krinick(1)	72,600	34,800	37,800	*
Little Bear Investments, LLC(1)	120,000	120,000	0	0%
L.W. Marjac LLC(1)	31,650	24,000	7,650	*
Joseph N. Lowe and Beva Lowe JT WROS(1)	30,400	20,400	10,000	*
William J. Mannion(1)	13,800	13,800	0	0%
Ted Marcucilli and Judy Marcucilli JT WROS(1)	20,000	18,000	2,000	*
John C. McNabney & Joyce L. McNabney JT WROS(1)	16,080	16,080	0	0%
Robert J. Molleur(1)	24,900	20,400	4,500	*
Joan Morris(1)	20,440	10,440	10,000	*
Gayle Mosenson(1)	13,800	13,800	0	0%
David M. Muffet(1)	21,000	12,000	9,000	*
Kay Murcer(1)	4,800	4,800	0	0%
John O'Mahony(1)	29,000	24,000	5,000	*
Dennis Pudvah and Emma Pudvah JTTEN(1)	12,000	12,000	0	0%
Dave Roush(1)	43,500	36,000	7,500	*
Alan Rubin(1)	69,600	69,600	0	0%
Richard Santulli(1)	134,990	27,600	107,390	1.08%
David Schlotterback, Trustee, David Schlotterback Trust U/A Dtd 4/9/93(1)	16,140	10,440	5,700	*
Fiserv Securities Inc. A/C/F Joel M. Schoenfeld CON IRA(1)	19,971	18,000	1,971	*
Shadow Capital LLC(1)	25,356	17,400	7,956	*
Ronald Shapiro & Susan Shapiro(1)	12,960	6,960	6,000	*
Jerome Silverstein(1)	20,400	20,400	0	0%
Robert Spira(1)	17,400	17,400	0	0%
George Steller, TTEE NOW Electronics Inc 401(k) P/S/P FBO George Steller(1)	13,800	13,800	0	0%
Fiserv Securities Inc. A/C/F Cary W. Sucoff CON IRA(1)	38,956	18,000	20,956	*
Jeffrey Sucoff(1)	17,400	17,400	0	0%
Fiserv Securities Inc. C/F John R. Swingle(1)	11,160	11,160	0	0%
Trude Taylor(1)	76,771	34,800	41,971	*
Valkyrie Leasing LLC(1)	139,200	139,200	0	0%
Vertical Ventures LLC(1)	120,000	120,000	0	0%
Donald White and Joan White JT WROS(1)	24,000	24,000	0	0%
Bristol Investment Fund, Ltd.(1)	174,419	174,419	0	0%
CD Investment Partners, Ltd.(4)	174,419	174,419	0	0%
Core Fund, L.P.(1)	210,496	208,096	2,400	*
Crestview Capital Fund II, L.P.(1)	1,130,448	1,130,448	0	0%

Gruber & McBaine International(1)	275,640	224,740	50,900	*
J. Patterson McBaine(1)	116,532	116,532	0	0%
Jon D. Gruber & Linda W. Gruber(1)	116,532	116,532	0	0%
Lagunitas Partners(1)	835,518	707,518	128,000	1.29%
ShemanoGroup(1)	203,488	203,488	0	0%
Ronit Sucoff(1)	134,486	134,486	0	0%
Helen Kohn(1)	245,329	245,329	0	0%
Lisa Sucoff(1)	24,500	24,500	0	0%
Diana Anderson(1)	4,500	4,500	0	0%
Mary Ellen Spedale(1)	3,744	3,744	0	0%
Howard Sterling(1)	10,174	10,174	0	0%
Loius Trust(1)	45,785	45,785	0	0%
Targhee(1)	45,785	45,785	0	0%
Perseus 2000, LLC(2)	200,282	200,282	0	0%
Laurus Master Fund, Ltd.(2)	578,313	578,313	0	0%
William A. Boyd(3)	27,866	27,866	0	0%
Case Holding Co., Inc.(3)	27,866	27,866	0	0%
Ralph G. Cranmer(3)	55,732	55,732	0	0%
Richard J. Cranmer(3)	55,732	55,732	0	0%
Allan C. Sorensen(3)	27,866	27,866	0	0%
Julius A. Nicolai(3)	27,866	27,866	0	0%
Stanley and Bonnie Schweiger(3)	27,866	27,866	0	0%
Eli Shapiro Revocable Trust(3)	55,732	55,732	0	0%
Allen C. Sorensen(3)	27,866	27,866	0	0%
JMR, Inc.(3)	25,263	25,263	0	0%
Michael Jacks(2)	100,000	100,000	0	0%
Alan Shapiro & Judy Shapiro Trustees t/v/a Judy Shapiro dtd 5/15/2001(2)	100,000	100,000	0	0%
Ira Genold Bassin Trustee g/b/b Ira Bassin Revocable Living Trust u/a/d 7/14/2004(2)	100,000	100,000	0	0%

*
less than 1%

(1)
The number of shares being offered consists of outstanding shares of common stock held by the selling security holder and shares of common stock issuable upon exercise of one or more warrants held by the selling security holder.

(2)
The number of shares being offered consists of shares of common stock issuable upon conversion of warrants.

(3)
The number of shares being offered consists of shares of our common stock held by the selling security holder.

(4)
The number of shares being offered consists of outstanding shares of common stock held by the selling security holder and shares of common stock issuable upon exercise of one or more warrants held by the selling security holder. CD Capital Management LLC, as the investment manager of CD Investment Partners, Ltd., and John D. Ziegelman, as President of CD Capital Management LLC, each may be deemed to have beneficial ownership of the registered shares.

PLAN OF DISTRIBUTION

        The Selling Stockholders (the "Selling Stockholders") of the common stock ("Common Stock") of ImageWare Systems, Inc. (the "Company") and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the date of this prospectus;

  •
  broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

        Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each of the Selling Stockholders has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

        The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify each of the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each of the Selling Stockholders has advised us that it has not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by each of the Selling Stockholders.

        We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect, The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed each of them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale by the Selling Stockholders of any of the shares of common stock covered by this prospectus. All proceeds from the resale of shares of our common stock described in this prospectus will be for the accounts of the Selling Stockholders.

DIVIDEND POLICY

        We have never declared or paid dividends on our common stock and do not anticipate paying any cash dividends on our shares of common stock in the foreseeable future. Pursuant to the terms of our Amended and Restated Articles of Incorporation, we are obligated to pay cumulative cash dividends on shares of Series B Preferred Stock from legally available funds at the annual rate of $0.2125 per share, payable in two semi-annual installments of $0.10625 each, which cumulative dividends must be paid prior to payment of any dividend on our common stock. As of December 31, 2003, we had cumulative undeclared dividends of approximately $174,000.

        The following table sets forth the high and low sales prices for our Common Stock as reported by the American Stock Exchange for each quarter in 2001 and 2002:

2001 Fiscal Quarters	High	Low
First Quarter	$6.85	$4.00
Second Quarter	$6.44	$4.00
Third Quarter	$8.14	$2.45
Fourth Quarter	$9.35	$4.50
2002 Fiscal Quarters	High	Low
First Quarter	$6.89	$4.42
Second Quarter	$6.49	$3.27
Third Quarter	$3.70	$1.40
Fourth Quarter	$4.34	$1.66
2003 Fiscal Quarters	High	Low
First Quarter	$3.10	$1.83
Second Quarter	$2.80	$1.76
Third Quarter	$2.83	$2.11
Fourth Quarter (through December 19, 2003)	$2.60	$1.80

        There is no public trading market for our preferred stock.

Holders.

        As of December 4, 2003 there were approximately 214 holders of record of our Common Stock.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information
As of December 31, 2002

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
1994 Employee Stock Option Plan	121,708	$5.28	28,245
1994 Nonqualified Stock Option Plan	18,957	$8.39	0
1999 Stock Option Plan	347,400	$6.65	1,660
Equity compensation plans not approved by security holders
2001 Equity Incentive Plan	909,613	$3.64	89,655

Total	1,397,678	$4.59	119,560

Plan Descriptions:

        2001 Equity Incentive Plan:    On September 12, 2001, the Company's Board of Directors approved adoption of the 2001 Equity Incentive Plan (the "2001 Plan"). Under the terms of the 2001 Plan, the Company may issue stock awards to employees, directors and consultants of the Company, and such stock awards may be given for nonstatutory stock options (options not intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended), stock bonuses, and rights to acquire restricted stock. The Company originally reserved 1,000,000 shares of its common stock for issuance under the 2001 Plan. The number of options issued and outstanding and the number of options remaining available for future issuance are shown in the table below.

        The 2001 Plan is administered by the Board of Directors or a Committee of the Board as provided in the 2001 Plan. Options granted under the 2001 Plan shall not be less than 85% of the market value of the Company's common stock on the date of the grant, and, in some cases, may not be less than 110% of such fair market value. The term of options granted under the 2001 Plan as well as their vesting are determined by the Board and to date, options have been granted with a ten year term and vesting over a three year period. While the Board may suspend or terminate the 2001 Plan at any time, if not terminated earlier, it will terminate on the day before its tenth anniversary of the date of adoption.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND OPERATING RESULTS

        This information should be read in conjunction with our financial statements and notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. Our future results could differ materially from those discussed here. Factors that could cause or contribute to such differences include risks detailed in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

        ImageWare Systems, Inc. develops software solutions for digital imaging, biometrics, law enforcement and secure credentials. Through its ID product line, ImageWare applies its core technology to create secure identification systems for airports, universities, government agencies and private businesses. ImageWare's law enforcement product line empowers its customers to quickly capture, search, retrieve and share digital photographs and criminal history records on stand-alone, networked or Web-based platforms. ImageWare additionally leverages its imaging technology to create software and Web-based solutions for professional photographers. The selected statement of income data and balance sheet data presented below set forth a summary of data relating to our results of operations. This data has been derived from our audited annual consolidated financial statements and our unaudited interim consolidated financial statements and should be read in conjunction with our complete financial statements and notes included elsewhere in this prospectus.

	Year Ended December 31		Three Months Ended September 30
	2001	2002	2002	2003
STATEMENT OF INCOME DATA
(In thousands, except per share data and weighted average shares)
Revenues	$16,253	$18,256	$4,671	$4,757
Cost of revenues	7,199	8,296	2,001	1,675
Gross profit	9,054	9,959	2,670	3,082
Operating expenses	15,288	14,089	3,386	3,072
Loss from operations	(6,234)	(4,130)	(716)	10
Interest (income) expense, net	(127)	652	250	69
Other expense, net	11	(54)	(2)	57
Loss before income taxes and extraordinary items	(6,118)	(4,729)	(964)	(116)
Income tax expense (benefit)	(185)	120	—	—
Net loss	$(5,933)	$(4,849)	$(964)	$(116)

Basic (loss) per share	$(1.22)	$(0.90)	$(0.18)	$(0.02)

Weighted average shares (basic and diluted)	4,937,588	5,483,973	5,485,210	5,489,390
	December 31
			September 30, 2002	September 30, 2003
	2001	2002
BALANCE SHEET DATA
(In thousands)
Cash	$388	$215	$707	634
Intangibles, net	2,479	1,562	1,677	1,216
Total assets	15,844	14,518	15,828	12,498
Total current liabilities	6,108	6,958	7,632	4,747
Total liabilities	6,318	8,617	8,750	8,157
Total shareholders' equity	9,526	5,902	7,078	4,341

RESULTS OF OPERATIONS
THREE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002.

	THREE MONTHS ENDED SEPTEMBER 30,
Net Product Revenues				% Change
	2003	2002	$ Change
	(dollars in thousands)
Product revenues:
Law Enforcement	$204	$381	$(177)	-46%
Percentage of total net product revenue	5%	9%
Identification	$3,481	$3,174	$307	10%
Percentage of total net product revenue	84%	81%
Digital Photography	$482	$387	$95	25%
Percentage of total net product revenue	11%	10%

Total net product revenues	$4,167	$3,942	$225	6%

        Product revenues increased 6% from $3,942,000 for the three months ended September 30, 2002 to $4,167,000 for the corresponding period in 2003. Revenues related to law enforcement systems and software decreased $177,000 or 46% for the three months ended September 30, 2003 as compared to the corresponding period in 2002. We believe that the decrease in law enforcement product revenues is reflective of a decrease in state and local government procurement. We further believe that the increase in terrorism has created heightened interest in the ability of law enforcement and other government agencies to be able to efficiently retrieve, analyze and share information from their respective criminal databases. We anticipate that these factors will increase overall demand for the Company's law enforcement products, however, we cannot predict the timing of the shift in demand.

        Identification product revenues increased 10% from $3,174,000 for the three months ended September 30, 2002 to $3,481,000 for the corresponding period in 2003. We believe that government agencies and private entities are reacting to increased terrorism by re-evaluating and upgrading their ability to positively identify and track their employees, consultants and visitors. We anticipate that these factors will increase overall demand for the Company's identification products, however, we cannot predict the timing of the shift in demand. Also contributing to this increase was a change to our domestic distribution strategy with the establishment of Fargo Electronics, Inc. as a master distributor of our off-the-shelf photo ID badge design and management software which resulted in higher software sales of identification products in the quarter.

        Digital Photography product revenues increased 25% from $387,000 for the three months ended September 30, 2002 to $482,000 for the corresponding period in 2003. This increase is reflective of an increase is custom software contracts completed during the third quarter of 2003 as well as increased distribution through dealer networks.

        Our backlog of product orders as of September 30, 2003 was approximately $1,260,000.

	THREE MONTHS ENDED SEPTEMBER 30,
Maintenance Revenues				% Change
	2003	2002	$ Change
	(dollars in thousands)
Maintenance revenues:
Law Enforcement	$488	$560	$(72)	-13%
Percentage of total net maintenance revenue	83%	77%
Identification	$102	$165	$(63)	-38%
Percentage of total net maintenance revenue	17%	22%
Digital Photography	$—	$4	$(4)	-100%
Percentage of total net maintenance revenue	0%	1%

Total net maintenance revenues	$590	$729	$(139)	-19%

        Maintenance revenues decreased 19% from $729,000 for the three months ended September 30, 2002 to $590,000 for the corresponding period in 2003. Law enforcement maintenance revenues decreased 13% or $72,000 for the three months ended September 30, 2003 from $560,000 for the three months ended September 30, 2002 to $488,000 for the corresponding period in 2003. This decrease reflects the expiration in the third quarter of 2003 of the service contract for the New York City Police Department, historically one of our larger service and maintenance customers.

        Identification maintenance revenues decreased 38% or $63,000 for the three months ended September 30, 2003 from $165,000 for the three months ended September 30, 2002 to $102,000 for the corresponding period in 2003. This decrease is due primarily to the expiration of maintenance contracts for certain of our identification customers.

	THREE MONTHS ENDED SEPTEMBER 30,
Cost of product revenues				% Change
	2003	2002	$ Change
	(dollars in thousands)
Cost of Product Revenues:
Law Enforcement	$128	$141	$(13)	-9%
Percentage of Law Enforcement product revenue	63%	37%
Identification	$1,260	$1,504	$(244)	-16%
Percentage of Identification product revenue	36%	47%
Digital Photography	$17	$50	$(33)	-66%
Percentage of Digital Photography product revenue	4%	13%

Total product cost of revenues	$1,405	$1,695	$(290)	-17%

Percentage of total product revenues	34%	43%

        Cost of product revenues as a percentage of product revenues decreased from 43% for the three month period ended September 30, 2002 to 34% of product revenues for the corresponding period in 2003. This overall decrease is due primarily to an uncharacteristically high level of software only sales resulting in a lower cost of sales as a percentage of product revenues.

        Cost of product revenues for our Law Enforcement segment decreased 9%, or $13,000 from $141,000 or 37% of Law Enforcement product revenues for the three months ended September 30, 2002 to $128,000, or 63% of product revenues for the corresponding period in 2003. This percentage increase in Law Enforcement cost of product revenues as a percentage of Law Enforcement product revenues is due primarily to the smaller revenue base to absorb fixed product costs. Costs of products also can vary as a percentage of product revenue from period to period depending upon product mix and the hardware content, print media consumable content and software content included in systems installed during a given period.

        Cost of product revenues related to our Identification segment decreased 16% from $1,504,000, or 47% of Identification product revenues for the three month period ended September 30, 2002 to 1,260,000 or 36% of Identification product revenues for the corresponding period in 2003. This dollar decrease of $244,000 is reflective of higher sales of software. The percentage decrease of Identification cost of product revenues as a percentage of Identification revenues is also reflective of higher revenues from the sale of software. Costs of products can vary as a percentage of product revenue from period to period depending upon product mix and the hardware content, print media consumable content and software content included in products sold and systems installed during a given period.

        Cost of product revenues related to our Digital Photography segment decreased 66% from $50,000, or 13% of Digital Photography revenues for the three month period ended September 30, 2002 to $17,000 or 4% of Digital Photography revenues for the corresponding period in 2003. This decrease of $33,000 is due primarily to our elimination of costs related to our web hosting service, Picturemore.com, which was not operational during the 2003 period.

	THREE MONTHS ENDED SEPTEMBER 30,
Maintenance cost of revenues				% Change
	2003	2002	$ Change
	(dollars in thousands)
Maintenance cost of revenues:
Law Enforcement	$185	$200	$(15)	-7%
Percentage of Law Enforcement maintenance revenue	38%	36%
Identification	$85	$106	$(21)	-21%
Percentage of Identification maintenance revenue	83%	64%
Digital Photography	$—	$—	$—	N/A
Percentage of Digital Photography maintenance revenue

Total maintenance cost of revenues	$270	$306	$(36)	-12%

Percentage of total maintenance revenues	46%	42%

        Costs of maintenance revenues decreased 12% from $306,000, or 42% of maintenance revenues, for the three months ended September 30, 2002 to $270,000, or 46% of maintenance revenues, for the corresponding period in 2003. Cost of maintenance revenues in our Law Enforcement segment decreased 7%, from $200,000 or 36% of maintenance revenues for the three months ended September 30, 2002 to $185,000 or 38% of maintenance revenues for the corresponding period in 2003. This decrease in costs of maintenance revenues is due primarily to lower costs necessary to service the installed base due to the expiration in the third quarter of the service contract for the New York City Police Department. Fixed costs totaling approximately $200,000 per year associated with that contract were eliminated upon contract expiration. Identification maintenance cost of revenues decreased $21,000 for the three month period ended September 30, 2003 as compared to the corresponding period in 2002 but increased as a percentage of Identification maintenance revenue from 64% for the three month period ended September 30, 2002 to 83% for the corresponding period in 2003. The dollar decrease is reflective of decreased maintenance revenues due to the expiration of certain maintenance contracts. The percentage increase is reflective of a lower maintenance revenue base to absorb fixed maintenance costs.

	THREE MONTHS ENDED SEPTEMBER 30,
Product gross profit				% Change
	2003	2002	$ Change
	(dollars in thousands)
Law Enforcement	$76	$240	$(164)	-68%
Percentage of Law Enforcement product revenue	37%	63%
Identification	$2,221	$1,670	$551	33%
Percentage of Identification product revenue	64%	53%
Digital Photography	$465	$337	$128	38%
Percentage of Digital Photography product revenue	96%	87%

Total product gross profit	$2,762	$2,247	$515	23%

Percentage of total product revenues	66%	57%

        Total product gross margins as a percentage of product revenues increased from 57% for the three month period ended September 30, 2002 to 66% of product revenues for the corresponding period in 2003. The overall increase is primarily due to a higher percentage of total revenues coming from the sales of software only solutions.

        Law Enforcement gross profit as a percentage of Law Enforcement product revenue decreased from 63% for the three months ended September 30, 2002 to 37% for the corresponding period of 2003. This decrease is due primarily to our product mix containing higher percentages of hardware than the comparable period in 2002, as well as a lower revenue base to absorb fixed product costs. Costs of products can vary as a percentage of product revenue from quarter to quarter depending upon product mix and hardware content and print media consumable content included in systems installed during a given period.

        Identification gross profit as a percentage of Identification product revenue increased from 53% for the three months ended September 30, 2002 to 64% for the corresponding period of 2003. This increase is reflective of uncharacteristically high sales of software only solutions. Costs of products can vary as a percentage of product revenue from period to period depending upon product mix and the hardware content, print media consumable content and software content included in systems installed during a given period.

        Digital Photography gross profit as a percentage of Digital Photography product revenue increased from 87% for the three months ended June 30, 2002 to 96% for the corresponding period in 2003. This increase is due to higher revenues related to custom software contracts combined with our elimination of costs related to our web hosting service, Picturemore.com, which was not operational during the 2003 period.

	THREE MONTHS ENDED SEPTEMBER 30,
Maintenance gross profit				% Change
	2003	2002	$ Change
	(dollars in thousands)
Maintenance gross profit
Law Enforcement	$303	$360	$(57)	-16%
Percentage of Law Enforcement maintenance revenue	62%	64%
Identification	$17	$59	$(42)	-71%
Percentage of Identification maintenance revenue	17%	36%
Digital Photography	$—	$4	$(4)	100%
Percentage of Digital Photography maintenance revenue	N/A	100%

Total maintenance gross profit	$320	$423	$(103)	-24%

Percentage of total maintenance revenues	54%	58%

        Gross margins related to maintenance revenues decreased $103,000, or 24% from $423,000, or 58% of maintenance revenues for the three months ended September 30, 2002 to $320,000, or 54% of maintenance revenues for the corresponding period in 2003. This dollar decrease is due primarily to reduced revenues resulting from the expiration in the third quarter of 2003 of the New York City Police Department service contract and the expiration of certain Identification maintenance contracts.

	THREE MONTHS ENDED SEPTEMBER 30,
Operating expenses				% Change
	2003	2002	$ Change
	(dollars in thousands)
General & administrative	$1,461	$1,646	$(185)	-11%
Percentage of total net revenue	31%	35%
Sales and marketing	$883	$957	$(74)	-8%
Percentage of total net revenue	19%	20%
Research & development	$509	$538	$(29)	-5%
Percentage of total net revenue	11%	12%
Depreciation and amortization	$219	$245	$(26)	-11%
Percentage of total net revenue	5%	5%

        GENERAL AND ADMINISTRATIVE EXPENSES.    General and administrative expenses are comprised primarily of salaries and other employee-related costs for executive, financial, and other infrastructure personnel. General legal, accounting and consulting services, insurance, occupancy and communication costs are also included with general and administrative expenses. Such expenses decreased 11%, or $185,000 from $1,646,000 for the three months ended September 30, 2002 to $1,461,000 for the corresponding period in 2003. Such expenses, as a percentage of total net revenues, decreased from 35% for the three months ended September 30, 2002 to 31% for the corresponding period in 2003. We are continuing to focus our efforts on achieving additional future operating efficiencies by reviewing and improving upon existing business processes and evaluating our cost structure. We believe these efforts will allow us to decrease our level of general and administrative expenses expressed as a percentage of total revenues.

        SALES AND MARKETING.    Sales and marketing expenses consist primarily of the salaries, commissions, other incentive compensation, employee benefits and travel expenses of our sales force. Such expenses decreased 8%, or $74,000 from $957,000 for the three months ended September 30, 2002 to $883,000 for the corresponding period in 2003. Such expenses, as a percentage of total net revenues, decreased from 20% for the three months ended September 30, 2002 to 19% for the corresponding period in 2003.

        RESEARCH AND DEVELOPMENT.    Research and development costs consist primarily of salaries, employee benefits and outside contractors for new product development, product enhancements and custom integration work. Such expenses decreased 5% or $29,000 from $538,000 for the three months ended September 30, 2002 to $509,000 for the corresponding period in 2003. This decrease is due to a reduction in contract programming expenditures. Our level of expenditures in research and development reflects our belief that to maintain our competitive position in markets characterized by rapid rates of technological advancement, we must continue to invest significant resources in the development of new systems and software as well as continue to enhance existing products.

        DEPRECIATION AND AMORTIZATION.    Depreciation and amortization decreased $26,000 from $245,000 for the three months ended September 30, 2002 to $219,000 for the corresponding period in 2003. This decrease is due primarily to certain fixed assets and intangibles being fully depreciated or amortized.

        INTEREST EXPENSE, NET.    For the three months ended September 30, 2003, we recognized interest income of $713,000 and interest expense of $782,000. For the three months ended September 30, 2002, we recognized interest income of $18,000 and interest expense of $268,000. Interest income for the three months ended September 30, 2003 contains $711,000 of interest income related to fair value accounting for our warrant liability due to the registration rights agreement associated with the underlying shares of the Company's common stock to be issued upon conversion of the warrants. Interest expense in the three months ended September 30, 2003 increased due to our issuance of senior secured and subordinated convertible promissory notes payable, short-term demand notes payable and short-term borrowings under banking lines of credit. Interest expense for the three months ended September 30, 2003 includes approximately of $619,000 of debt discount and deferred financing fee amortization classified as interest expense. The following table sets forth the components of net interest expense for the three months ended September 30, 2003:

	THREE MONTHS ENDED September30,
Components of net interest expense (income):
	2003	2002
	(in thousands)
Senior secured convertible promissory note issued May 22, 2002, interest rate 12.5% due May 22, 2004; Principal amount $2,000,000 (the "Note):
Coupon interest rate expense	$—	$62
Amortization to interest expense of note discount related to fair value of warrants		67
Amortization to interest expense of note discount related to beneficial conversion feature		67
Interest expense from amortization of deferred financing fees		34
Secured demand promissory note issued September, 2002, interest rate 12.5%, due upon demand	—	2
Subordinated convertible promissory notes issued March 13, 2003, interest rate 8.5%, due April 15, 2005; Principal amount $600,000, ("the Subordinated Notes"):
Coupon interest rate expense	13	—
Amortization to interest expense of note discount related to beneficial conversion feature	13	—
Interest expense from amortization of deferred financing fees	7	—
Senior secured convertible promissory notes issued June 2003, interest rate 12.5% due May 22, 2005, Principal amount $4,256,000; ("the New Notes):
Coupon interest rate expense	136	—
Amortization to interest expense of note discount related to fair value of warrants	262	—
Amortization to interest expense of note discount related to beneficial conversion feature	264	—
Interest expense from amortization of deferred financing fees	73	—
Other notes payable interest expense	14	36
Change in warrant liability classified as interest (income) or expense	(711)	—
Interest income	(2)	(18)

Net interest (income) expense	$69	$250

NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002.

	NINE MONTHS ENDED SEPTEMBER 30,
Net Product Revenues				% Change
	2003	2002	$ Change
	(dollars in thousands)
Product revenues:
Law Enforcement	$964	$1,620	$(656)	-40%
Percentage of total net product revenue	9%	15%
Identification Group	$8,716	$8,196	$520	6%
Percentage of total net product revenue	82%	77%
Digital Photography	$956	$785	$171	22%
Percentage of total net product revenue	9%	7%

Total net product revenues	$10,636	$10,601	$35	0%

        Product revenues increased less than 1% from $10,601,000 for the nine months ended September 30, 2002 to $10,636,000 for the corresponding period in 2003. Revenues related to law enforcement systems and software decreased $656,000 for the nine months ended September 30, 2003 as compared to the corresponding period in 2002. We believe that the decrease in law enforcement product revenues is reflective of a decrease in government procurement. We believe that the increase in terrorism has created heightened interest in the ability of law enforcement and other government agencies to be able to efficiently retrieve, analyze and share information from their respective criminal databases. We anticipate that these factors will increase overall demand for the Company's law enforcement products, however, we cannot predict the timing of the shift in demand.

        Identification product revenues increased 6% from $8,196,000 for the nine months ended September 30, 2002 to $8,716,000 for the corresponding period in 2003. We believe that government agencies and private entities are reacting to increased terrorism by re-evaluating and upgrading their ability to positively identify and track their employees, consultants and visitors. We anticipate that these factors will continue to increase overall demand for the Company's identification products, however, we cannot predict the timing of the shift in demand. Also contributing to this increase was a change to our domestic distribution strategy with the establishment of Fargo Electronics, Inc. as a master distributor of our off-the-shelf photo ID badge design and management software which resulted in higher software sales of identification products.

        Digital Photography product revenues increased 22% from $785,000 for the nine months ended September 30, 2002 to $956,000 for the corresponding period in 2003. This increase is reflective of an increase is custom software contracts completed during the nine months ended September 30, 2003 as well as increased distribution through dealer networks.

	NINE MONTHS ENDED SEPTEMBER 30,
Maintenance Revenues				% Change
	2003	2002	$ Change
	(dollars in thousands)
Maintenance revenues:
Law Enforcement	$1,668	$1,613	$55	3%
Percentage of total net maintenance revenue	77%	78%
Identification Group	$511	$435	$76	17%
Percentage of total net maintenance revenue	23%	21%
Digital Photography	$1	$26	$(25)	-98%
Percentage of total net maintenance revenue	0%	1%

Total net maintenance revenues	$2,180	$2,074	$106	5%

        Maintenance revenues increased 5% from $2,074,000 for the nine months ended September 30, 2002 to $2,180,000 for the corresponding period in 2003. This increase is due to the expansion of our installed base of both law enforcement and identification systems. Law enforcement maintenance revenues increased 3% or $55,000 for the nine months ended September 30, 2003 from $1,613,000 for the nine months ended September 30, 2002 to $1,668,000 for the corresponding period in 2003. This increase is due primarily to the expansion of our installed base of law enforcement systems and is offset by the expiration of the New York City Police Department service and maintenance agreement during the third quarter of 2003.

        Identification maintenance revenues increased 17% or $76,000 for the nine months ended September 30, 2003 from $435,000 for the nine months ended September 30, 2002 to $511,000 for the corresponding period in 2003. This increase is due primarily to the expansion of our installed base of identification systems offset by the expiration of certain maintenance contracts.

	NINE MONTHS ENDED SEPTEMBER 30,
Cost of product revenues				% Change
	2003	2002	$ Change
	(dollars in thousands)
Cost of Product Revenues:
Law Enforcement	$544	$553	$(9)	-2%
Percentage of Law Enforcement product revenue	56%	34%
Identification Group	$3,892	$3,849	$43	1%
Percentage of Identification Group product revenue	45%	47%
Digital Photography	$46	$218	$(172)	-79%
Percentage of Digital Photography product revenue	5%	28%

Total product cost of revenues	$4,482	$4,620	$(138)	-3%

Percentage of total product revenues	42%	44%

        Cost of product revenues as a percentage of product revenues decreased from 44% for the nine month period ended September 30, 2002 to 42% of product revenues for the corresponding period in 2003. This decrease is due primarily to higher sales of software only solutions resulting in lower cost of sales as a percentage of product revenues. Cost of product revenues for our Law Enforcement segment decreased 2%, or $9,000 from $553,000 or 34% of Law Enforcement product revenues for the nine months ended September 30, 2002 to $544,000, or 56% of product revenues for the corresponding period in 2003. This percentage increase is due primarily to the smaller revenue base to absorb fixed product costs. Costs of products also can vary as a percentage of product revenue from period to period depending upon product mix and the hardware content, print media consumable content and software content included in systems installed during a given period.

        Cost of product revenues related to our Identification segment increased 1% from $3,849,000, or 47% of Identification product revenues for the nine month period ended September 30, 2003 to $3,892,000 or 45% of Identification product revenues for the corresponding period in 2003. The percentage decrease of Identification cost of product revenues as a percentage of Identification revenues is reflective of higher revenues from the sale of software only solutions. Costs of products also can vary as a percentage of product revenue from period to period depending upon product mix and the hardware content, print media consumable content and software content included in systems installed during a given period.

        Cost of product revenues related to our Digital Photography segment decreased 79% from $218,000, or 28% of Digital Photography revenues for the nine month period ended September 30, 2002 to $46,000 or 5% of Digital Photography revenues for the corresponding period in 2003. This decrease of $172,000 is reflective of our decision to sell software only solutions beginning late in the first quarter of 2002 as compared to our selling of software only solutions for the entire nine month period in 2003.

	NINE MONTHS ENDED SEPTEMBER 30,
Maintenance cost of revenues				% Change
	2003	2002	$ Change
	(dollars in thousands)
Maintenance cost of revenues:
Law Enforcement	$622	$581	$41	7%
Percentage of Law Enforcement maintenance revenue	37%	36%
Identification Group	$317	$267	$50	19%
Percentage of Identification maintenance revenue	62%	61%
Digital Photography	$—	$—	$—	N/A
Percentage of Digital Photography maintenance revenue

Total maintenance cost of revenues	$939	$848	$91	11%

Percentage of total maintenance revenues	43%	41%

        Costs of maintenance revenues increased 11% from $848,000, or 41% of maintenance revenues, for the nine months ended September 30, 2002 to $939,000, or 43% of maintenance revenues, for the corresponding period in 2003. Cost of maintenance revenues in our Law Enforcement segment increased 7%, from $581,000 or 36% of maintenance revenues for the nine months ended September 30, 2002 to $622,000 or 37% of maintenance revenues for the corresponding period in 2003. This increase in costs of maintenance revenues is due primarily to higher costs necessary to service the expanding installed base. Identification maintenance cost of revenues increased 19% or $50,000 from $267,000 or 61% of identification maintenance revenues for the nine month period ended September 30, 2002 to $317,000 or 62% of maintenance revenues for corresponding period in 2003. The dollar increase is reflective of increased maintenance revenues due to the expanding installed base.

	NINE MONTHS ENDED SEPTEMBER 30,
Product gross profit				% Change
	2003	2002	$ Change
	(dollars in thousands)
Law Enforcement	$420	$1,067	$(647)	-61%
Percentage of Law Enforcement product revenue	44%	66%
Identification Group	$4,825	$4,347	$478	11%
Percentage of Identification product revenue	55%	53%
Digital Photography	$909	$567	$342	60%
Percentage of Digital Photography product revenue	95%	72%

Total product gross profit	$6,154	$5,981	$173	3%

Percentage of total product revenues	58%	56%

        Total product gross margins as a percentage of product revenues increased from 56% for the nine month period ended September 30, 2002 to 58% of product revenues for the corresponding period in 2003. The overall increase is primarily due to a higher percentage of total revenues coming from the sales of software only solutions.

        Law Enforcement gross profit as a percentage of Law Enforcement product revenue decreased from 66% for the nine months ended September 30, 2002 to 44% for the corresponding period of 2003. This decrease is due primarily to our product mix containing higher percentages of hardware than the comparable period in 2002, as well as a lower revenue base to absorb fixed product costs. Costs of products can vary as a percentage of product revenue from quarter to quarter depending upon product mix and hardware content and print media consumable content included in systems installed during a given period.

        Identification gross profit as a percentage of Identification product revenue increased from 53% for the nine months ended September 30, 2002 to 55% for the corresponding period of 2003. This increase is reflective of higher product sales of software only solutions. Costs of products also can vary as a percentage of product revenue from period to period depending upon product mix and the hardware content, print media consumable content and software content included in systems installed during a given period.

        Digital Photography gross profit as a percentage of Digital Photography product revenue increased from 72% for the nine months ended September 30, 2002 to 95% for the corresponding period in 2003. This increase is reflective of our selling of software only solutions during the nine months ended September 30, 2003 as compared to the corresponding period of 2002 which contained both hardware and software components.

	NINE MONTHS ENDED SEPTEMBER 30,
Maintenance gross profit				% Change
	2003	2002	$ Change
	(dollars in thousands)
Maintenance gross profit
Law Enforcement	$1,046	$1,031	$15	1%
Percentage of Law Enforcement maintenance revenue	63%	64%
Identification Group	$194	$168	$26	16%
Percentage of Identification maintenance revenue	38%	39%
Digital Photography	$1	$26	$(25)
Percentage of Digital Photography maintenance revenue	100%	100%

Total maintenance gross profit	$1,241	$1,225	$16	1%

Percentage of total maintenance revenues	57%	59%

        Gross margins related to maintenance revenues increased $16,000, or 1% from $1,225,000, or 59% of maintenance revenues for the nine months ended September 30, 2002 to $1,241,000, or 57% of maintenance revenues for the corresponding period in 2003. This increase is due primarily to increased revenues resulting from our expanding installed base.

	NINE MONTHS ENDED SEPTEMBER 30,
Operating expenses				% Change
	2003	2002	$ Change
	(dollars in thousands)
General & administrative	$4,343	$5,037	$(694)	-14%
Percentage of total net revenue	34%	40%
Sales and marketing	$3,020	$3,158	$(138)	-4%
Percentage of total net revenue	24%	25%
Research & development	$1,439	$1,563	$(124)	-8%
Percentage of total net revenue	11%	12%
Depreciation and amortization	$692	$660	$32	5%
Percentage of total net revenue	5%	5%

        GENERAL AND ADMINISTRATIVE EXPENSES.    General and administrative expenses are comprised primarily of salaries and other employee-related costs for executive, financial, and other infrastructure personnel. General legal, accounting and consulting services, insurance, occupancy and communication costs are also included with general and administrative expenses. Such expenses decreased 14%, or $694,000 from $5,037,000 for the nine months ended September 30, 2002 to $4,343,000 for the corresponding period in 2003. Such expenses, as a percentage of total net revenues, decreased from 40% for the nine months ended September 30, 2002 to 34% for the corresponding period in 2003. We are continuing to focus our efforts on achieving additional future operating efficiencies by reviewing and improving upon existing business processes and evaluating our cost structure. We believe these efforts will allow us to decrease our level of general and administrative expenses expressed as a percentage of total revenues.

        SALES AND MARKETING.    Sales and marketing expenses consist primarily of the salaries, commissions, other incentive compensation, employee benefits and travel expenses of our sales force. Such expenses decreased 4%, or $138,000 from $3,158,000 for the nine months ended September 30, 2002 to $3,020,000 for the corresponding period in 2003. Such expenses, as a percentage of total net revenues, decreased from 25% for the nine months ended September 30, 2002 to 24% for the corresponding period in 2003. The dollar decrease is due primarily to reduced headcount.

        RESEARCH AND DEVELOPMENT.    Research and development costs consist primarily of salaries, employee benefits and outside contractors for new product development, product enhancements and custom integration work. Such expenses decreased 8% or $124,000 from $1,563,000 for the nine months ended September 30, 2002 to $1,439,000 for the corresponding period in 2003. This decrease is due to a reduction in contract programming expenditures and reduced headcount. Our level of expenditures in research and development reflects our belief that to maintain our competitive position in markets characterized by rapid rates of technological advancement, we must continue to invest significant resources in new systems and software as well as continue to enhance existing products.

        DEPRECIATION AND AMORTIZATION.    Depreciation and amortization increased $32,000 from $660,000 for the nine months ended September 30, 2002 to $692,000 for the corresponding period in 2003. This increase is due primarily to higher amortization of intangible assets.

        INTEREST EXPENSE, NET.    For the nine months ended September 30, 2003, we recognized interest income of $714,000 and interest expense of $3,037,000. For the nine months ended September 30, 2002, we recognized interest income of $35,000 and interest expense of $397,000. Interest income for the nine months ended September 30, 2003 contains $711,000 of interest income related to fair value accounting for our warrant liability due to the registration rights agreement associated with the underlying shares of the Company's common stock to be issued upon conversion of the warrants. Interest expense in the nine months ended September 30, 2003 increased due to our issuance of senior secured and subordinated convertible promissory notes payable, short-term demand notes payable and short-term borrowings under banking lines of credit. Interest expense for the nine months ended September 30, 2003 also includes approximately of $2,264,000 of debt discount and deferred financing fee amortization classified as interest expense. The following table sets forth the components of net interest expense for the nine months ended September 30, 2003:

	NINE MONTHS ENDED September 30,
Components of net interest expense (income):
	2003	2002
	(in thousands)
Senior secured convertible promissory note issued May 22, 2002, interest rate 12.5% due May 22, 2004; Principal amount $2,000,000 (the "Note):
Coupon interest rate expense	$199	$69
Amortization to interest expense of note discount related to fair value of warrants	374	106
Amortization to interest expense of note discount related to beneficial conversion feature	878	106
Interest expense from amortization of deferred financing fees	267	49
Secured demand promissory note issued September, 2002, interest rate 12.5%, due upon demand	27	2
Subordinated convertible promissory notes issued March 13, 2003, interest rate 8.5%, due April 15, 2005; Principal amount $600,000, ("the Subordinated Notes"):
Coupon interest rate expense	26	—
Amortization to interest expense of note discount related to beneficial conversion feature	28	—
Interest expense from amortization of deferred financing fees	15	—
Senior secured convertible promissory notes issued June 2003, interest rate 12.5% due May 22, 2005, Principal amount $4,256,000; ("the New Notes):
Coupon interest rate expense	158	—
Amortization to interest expense of note discount related to fair value of warrants	306	—
Amortization to interest expense of note discount related to beneficial conversion feature	308	—
Interest expense from amortization of deferred financing fees	88	—
Other notes payable interest expense	41	65
Change in warrant liability classified as interest (income) or expense	(390)	—
Interest income	(2)	(35)

Net interest (income) expense	$2,323	$362

YEARS ENDED DECEMBER 31, 2002 AND 2001

        REVENUES.    Product revenues increased 9% from $13,897,000 for the year ended December 31, 2001 to $15,116,000 for the corresponding period in 2002. Product revenues related to our law enforcement products decreased 47% from $3,888,000 for the year ended December 31, 2001 to $2,065,000 for the corresponding period in 2002. We believe that the decrease in law enforcement product revenues is reflective of a decrease in government procurement. We believe that the increase in terrorism during the past year has created heightened interest in the ability of law enforcement and other government agencies to be able to efficiently retrieve, analyze and share information from their respective criminal databases. We also believe that government agencies and private entities will react to the increased terrorism by reevaluating and upgrading their ability to positively identify and track their employees, consultants and visitors. We anticipate that these factors will increase overall demand for the Company's products, however, we cannot predict the timing of the shift in demand.

        Product revenues from identification card systems, software and related consumables increased 31% from $9,287,000 for the year ended December 31, 2001 to $12,160,000 for the corresponding period in 2002 due primarily to the effect of our acquisitions of G & A on March 30, 2001. Revenues also increased due to higher sales of hardware and print media consumables driven primarily by increased demand for out next generation card printer and related print media consumables. We believe that government agencies and private entities will react to increased terrorism by reevaluating and upgrading their ability to positively identify and track their employees, consultants and visitors.

        Revenues related to our digital photography products increased 23% or $168,000 for the twelve months ended December 31, 2002 as compared to the corresponding period in 2001. This revenue increase is due primarily to our acquisition of this business August 10, 2001. On an annualized basis, revenues related to our Digital Photography products decreased due primarily to our selling of software only solutions in 2002 as compared to 2001 which included significant sales of hardware.

        Our backlog of product orders as of December 31, 2002 was approximately $602,000.

        Maintenance revenues increased 33% from $2,356,000 for the year ended December 31, 2001 to $3,140,000 for the corresponding period in 2002. Maintenance revenues related to law enforcement products increased 26% from $1,734,000 for the year ended December 31, 2001 to $2,183,000 for the corresponding period in 2002. This increase is due primarily to the expansion of our installed base in the law enforcement market. Maintenance revenues related to identification products increased $315,000 during the year ended December 31, 2002 due primarily to our acquisition of G & A on March 30, 2001.

        COST OF REVENUES.    Cost of law enforcement product revenue as a percentage of law enforcement product revenue increased 3% from 35% for the year ended December 31, 2001 to 38% for the corresponding period in 2002. This percentage change is due to the product mix of law enforcement product sales. Costs of products can vary as a percentage of product revenue from period to period depending upon product mix and the hardware content included in systems installed during a given period. The dollar decrease of $560,000 or 42% for the twelve months ended December 31, 2002 as compared to the corresponding period in 2001 reflects the decrease in law enforcement revenues in 2002.

        Costs of identification products increased 47% from $4,132,000, or 44% of revenue, for the year ended December 31, 2001 to $6,074,000, or 50% of revenue, for the corresponding period in 2002. Cost of identification products as a percentage of identification product revenue can vary depending upon factors such as product mix, hardware and software content and amount of identification card media sold. The dollar increase of $1,941,000 reflects the acquisition of G & A, completed on March 30, 2001, and the inclusion of G & A's cost of product revenues for twelve months in 2002 versus nine months in 2001 based on the date of acquisition.

        Costs of Digital Photography product revenues as a percentage of Digital Photography product revenues decreased from 56% for the twelve months ended December 31, 2001 to 22% for the corresponding period in 2002. Both the percentage decrease and dollar decrease reflects 2002 product sales of software only solutions as compared to hardware and software solutions sold in 2001.

        Cost of law enforcement maintenance revenue decreased 19% from $969,000, or 56% of law enforcement maintenance revenue for the year ended December 31, 2001 to $786,000, or 36% of law enforcement maintenance revenues for the corresponding period in 2002. The percentage decrease of law enforcement cost of sales to law enforcement maintenance revenues is due to a larger revenue base over which to absorb fixed maintenance costs. Also contributing to the reduction in cost of law enforcement maintenance revenues was the movement of certain help desk functions to our Canadian office resulting in lower personnel costs.

        Costs of identification maintenance revenues increased 163% from $171,000 or 28% of identification maintenance revenue for the year ended December 31, 2001 to $450,000 or 48% of identification maintenance revenues for the corresponding period in 2002. The dollar increase of $279,000 is reflective of our timing of our acquisition of G & A and the inclusion of maintenance cost of revenues for an entire twelve month period in 2002 as compared to only nine months in 2001 along with higher costs of maintenance revenues internationally.

        GROSS MARGINS.    Law enforcement product gross margins as a percentage of law enforcement product revenues decrease from 65% for the twelve months ended December 31, 2001 to 62% for the corresponding period in 2002. This percentage change is due to the product mix of law enforcement product sales. Gross profit of law enforcement products can vary as a percentage of product revenue from period to period depending upon product mix and the hardware content included in systems installed during a given period. The dollar decrease of $1,262,000 or 50% for the twelve months ended December 31, 2002 as compared to the corresponding period in 2001 reflects the decrease in law enforcement revenues in 2002.

        Gross margins related to identification products as a percentage of identification product revenue decreased from 56% of revenues for the year ended December 31, 2001 to 50% of revenues for the corresponding period in 2002. Gross profit of identification products as a percentage of identification product revenue can vary depending upon factors such as product mix, hardware and software content and amount of identification card media. The dollar increase of $932,000 reflects the acquisition of G & A, completed on March 30, 2001, and the inclusion of G & A's product gross margins for twelve months in 2002 versus nine months in 2001 based on the date of acquisition.

        Gross profit related to law enforcement maintenance revenues increased 82% from $765,000 or 44% of law enforcement maintenance revenue for the twelve months ended December 31, 2001 to $1,396,000 or 64% of law enforcement revenues for the corresponding period in 2002. This increase is reflective of a larger maintenance revenue base over which to absorb fixed maintenance costs in conjunction with lower personnel costs resulting from the movement of certain help desk function to our Canadian office resulting in lower personnel costs.

        Gross profit related to identification maintenance revenues increased 8% from $442,000 or 72% of identification maintenance revenues for the year ended December 31, 2001 to $478,000 or 52% for the corresponding period in 2002.

        GENERAL AND ADMINISTRATIVE EXPENSES.    General and administrative expenses are comprised primarily of salaries and other employee-related costs for executive, financial, and other infrastructure personnel. General legal, accounting and consulting services, insurance, occupancy and communication costs are also included with general and administrative expenses. Such expenses, as a percentage of total revenues, decreased from 41% for the year ended December 31, 2001 to 38% for the corresponding period in 2002. This decrease is reflective of our efforts in 2002 to consolidate certain functions and existing infrastructures while maintaining operational efficiencies. The dollar increase is also reflective of these efforts as the year ending December 31, 2002 contains a full twelve months of the acquired infrastructure of G & A and Digital Photography as compared to the 2001 year which contains the expenses from the date of acquisition through the end of the year. We are continuing to focus our efforts on achieving additional future operating efficiencies by reviewing and improving upon existing business processes and evaluating our cost structure. We believe these efforts will allow us to continue to gradually decrease our level of general and administrative expenses expressed as a percentage of total revenues.

        SALES AND MARKETING EXPENSES.    Sales and marketing expenses consist primarily of the salaries, commissions, other incentive compensation, employee benefits and travel expenses of our sales force. Such expenses, as a percentage of total revenues, decreased from 25% for the year ended December 31, 2001 to 23% for the corresponding period in 2001. The dollar increase of $84,000 or 2% is due primarily to the acquired sales and marketing force of G & A, Castleworks, and E-Focus being included in the results of operations for twelve months in 2002 as compared nine months for G &A and five months for Castleworks and E-Focus based on the date of acquisition of these businesses in 2001.

        RESEARCH AND DEVELOPMENT EXPENSES.    Research and development costs consist primarily of salaries, employee benefits and outside contractors for new product development, product enhancements and custom integration work. Such expenses, as a percentage of total net revenues, decreased from 13%, or $2,090,000 for the year ended December 31, 2001 to 11%, or $2,079,000 for the corresponding period in 2002. This level of research and development expenditures reflects our belief that to maintain our competitive position in markets characterized by rapid rates of technological advancement, we must continue to invest significant resources in new systems and software as well as continue to enhance existing products.

        DEPRECIATION AND AMORTIZATION.    Depreciation and amortization decreased $1,550,000 from $2,445,000 for the year ended December 31, 2001 to $894,000 for the corresponding period in 2002. This decrease is due primarily from our adoption of the provisions of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). Under FAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Seperable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives. The amortization provisions of FAS 142 applied immediately to and intangible assets acquired after June 30, 2001. For the twelve months ended December 31, 2001, we recorded amortization expense of approximately $1,609,000 related to goodwill and acquired workforce that is no longer being amortized in fiscal year 2002 under the provisions of FAS 142.

        STOCK-BASED COMPENSATION.    For the years ended December 31, 2002 and 2001, we recognized non-employee stock-based compensation expense of $0 and $35,000 respectively, related to the issuance of stock purchase warrants as compensation for services rendered. During the year ended December 31, 2002, no warrants were provided as compensation for services rendered. Such expenses are classified as part of general and administrative expense.

        INTEREST EXPENSE, NET.    For the year ended December 31, 2002, we recognized interest income of $49,000 and interest expense of $701,000. For the year ended December 31, 2001, we recognized interest income of $185,000 and interest expense of $58,000. Interest income decreased due to lower levels of cash and cash equivalents held in interest bearing accounts, resulting primarily from our use of cash to fund our net loss. Interest expense increased due to increases in notes payable and line of credit facilities the proceeds of which were used to fund operations.

        In May 2002, the Company issued a senior secured promissory note for $2,000,000 at an interest rate of 12.5%, due May 22, 2004. The note is convertible into common shares of the Company at $4.31 per share. In conjunction with the note, the Company issued a warrant to purchase 150,000 shares of common stock at $4.74 per share. The Company has recorded the note net of a discount equal to the fair value allocated to the warrants issued of approximately $537,000.

        The convertible note also contained a beneficial conversion feature, which resulted in additional debt discount of $537,000. The beneficial conversion amount was measured using the accounting intrinsic value, i.e. the excess of the aggregate fair value of the common stock into which the debt is convertible over the proceeds allocated to the security. The Company is accreting the beneficial conversion feature as interest expense over the life of the note. For the twelve months ended December 31, 2002, the Company recorded $326,212 as interest expense from the amortization of the discount related to the fair value of the warrants and from the accretion of the beneficial conversion feature.

LIQUIDITY AND CAPITAL RESOURCES

        As of September 30, 2003, we had total current assets of $4,151,000 and total current liabilities of $4,747,000, or negative working capital of $596,000. At September 30, 2003, we had available cash of $634,000.

        Net cash used in operating activities was $1,144,000 for the nine month period ended September 30, 2003 as compared to $1,967,000 for the corresponding period in 2002. We used cash to fund net losses of $1,831,000, excluding non-cash expenses (depreciation and amortization) of $2,475,000 for the nine months ended September 30, 2003. We used cash to fund net losses of $2,693,000, excluding non-cash expenses (depreciation and amortization) of $901,000 for the corresponding period in 2002. For the nine months ended September 30, 2003, we generated cash of $2,017,000 from reductions in current, intangible and other assets and used cash of $1,330,000 for reductions in current liabilities, excluding debt. In 2002, we used cash of $55,000 to fund increases in current, intangible and other assets and generated cash of $781,000 through increases in current liabilities and deferred revenues, excluding debt.

        Net cash used by investing activities was $201,000 for the nine months ended September 30, 2003 as compared to $394,000 for the corresponding period in 2002. For the nine months ended September 30, 2003, we used cash to fund capital expenditures of computer equipment and software, furniture and fixtures and leasehold improvements of approximately $162,000. The level of equipment purchases resulted primarily from continued growth of the business and replacement of older equipment. For the nine months ended September 30, 2003, we also used cash of approximately $158,000 to repay notes payable to related stockholders. For the nine months ended September 30, 2003, we generated cash of $60,000 through reductions in restricted cash and generated cash of $59,000 from the sale of assets. For the nine months ended September 30, 2002, we used cash of $289,000 to fund capital expenditures of computer equipment, software, furniture and fixtures. We used cash of $135,000 to repay notes payable to related stockholders and generated cash of $30,000 through reductions in restricted cash.

        Net cash provided by financing activities was $1,636,000 for the nine month period ended September 30, 2003 as compared to net cash provided by financing activities of $2,609,000 for the corresponding period in 2002. For the nine months ended September 30, 2003, we generated cash of $4,856,000 from our issuance of senior and subordinated convertible promissory notes payable offset by $554,000 in debt issuance costs and $2,500,000 for the repayment of notes payable. We also used cash of $166,000 for the repayment of short-term borrowings under bank line of credit agreements. For the corresponding period in 2002, we generated cash of $2,000,000 from our issuance of senior secured convertible promissory notes offset by $272,000 in debt issuance costs and generated cash of $500,000 from our issuance of a demand promissory note. We also generated cash of $398,000 from short-term borrowings under bank line of credits. We used cash of $17,000 for the repayment of various capital lease obligations.

        We conduct operations in leased facilities under operating leases expiring at various dates through 2006. Additionally, we have acquired certain equipment under capital leases which expire at various dates through 2006. We also have various short-term notes payable and capital lease obligations due at various times during the next twelve months.

        The report of the Company's independent accountants included elsewhere in this Prospectus includes an explanatory paragraph as to the uncertainty that the Company will continue as a going concern. The Company is seeking additional financing that we believe is necessary to fund our working capital requirements for at least the next twelve months, assuming the successful implementation of our business plan. Our business plan includes, among other things, significant increases in revenues in future periods, the monitoring and controlling of operating expenses, collection of significant trade and other accounts receivables, and controlling of capital expenditures. If we are unable to secure additional financing or successfully implement our business plan, we will be required to seek funding from alternate sources and/or institute significant cost reduction plans. We may seek to sell equity or debt securities, secure a bank line of credit, or consider strategic alliances. The sale of equity or equity related securities could result in additional dilution to our shareholders. There can be no assurance that additional financing, in any form, will be available at all or, if available, will be on terms acceptable to the Company. In addition, our ability to raise additional capital may be dependent upon the Company's Common Stock being quoted on the American Stock Exchange. There can be no assurance that the Company will be able to satisfy the criteria for continued listing on the American Stock Exchange. Insufficient funds may require us to delay, scale back or eliminate some or all of our activities and if we are unable to obtain additional funding there is substantial doubt about our ability to continue as a going concern.

BUSINESS

Overview

        ImageWare Systems, Inc. utilizes its digital imaging technology to provide stand alone, networked and web-based software solutions for secure credentials, biometrics, law enforcement and professional photography. Our secure credential solutions enable the development of secure IDs & credentials, driver's licenses, passports, national IDs, access control products, and custom, biometric-based solutions for the aviation, transportation, government, education and private sectors. Our law enforcement / public safety solutions provide comprehensive digital mugshot, booking, facial recognition, data sharing composite sketching and investigative technologies for federal, state and local government/law enforcement agencies. Our professional photography solutions provide stand alone and Web-based technology to capture, enhance, manage and print digital images for professional photographers, photography studios and photo labs.

        ImageWare's law enforcement solutions group provides solutions which enable agencies to quickly capture, archive, search, retrieve, and share digital photographs and criminal history records on a stand alone, networked, wireless or web-based platform. ImageWare develops, sells and supports a suite of modular software products used by law enforcement and public safety agencies to create and manage criminal history records and to investigate crime. Our C.R.I.M.E.S. system consists of seven software modules: Crime Capture System (consisting of the Capture Module and the Retrieval Module), which provides a criminal booking system and related database; Face ID, which uses biometric facial recognition to identify suspects; Suspect ID, which facilitates the creation of full-color, photo-realistic suspect composites; Crime Lab, which allows officers to enhance and edit digital images; and Vehicle ID, which helps officers identify motor vehicles stolen or involved in a crime. In addition, we offer Crime Web, which provides access to centrally stored records over the Internet in a connected or wireless fashion, Pocket CCS which enables access to centrally stored records while in the field on a handheld Pocket PC compatible device, and central repository services which allows for inter-agency data sharing on a local, regional, and/or national level.

        ImageWare's ID solutions group provides solutions which empower customers to create secure and smart digital identification documents with complete ID systems. We develop, sell and support software and design systems which utilize digital imaging in the production of photo identification cards, documents and identification badging systems. Our sales in the digital identification market were developed through our acquisitions of ITC, Goddard and G & A (discussed below). Our products in this market consist of EpiSuite, EpiWeb, EpiWeb Enterprise, Identifier for Windows, ID Card Maker, Winbadge NT and Winbadge Aviation. These products allow for the production of digital identification cards and related databases and records and can be used by, among others, schools, airports, hospitals, corporations or governments.

        ImageWare's Digital Photography group produces a suite of software for the professional photography market. The software allows professional photographers to digitally capture images, manipulate them to create a custom package or layout, then store the images with an associated database. They can then print the digital images themselves or send them via the Internet or CD to a professional lab for processing. Our products include PC Pro, PC Event, PDI School Days+, PDI Studio, PDI Pro Lab and PDI Green Screen. Our customers use the software products in a wide variety of ways including retail studio environments, on-location event photography and "picture day" at schools and day care centers. Our software products are sold through a dealer network and directly to major accounts. The PDI group also operates an e-commerce service, Picturemore.com, used by professional photographers to allow their customers to order re-prints and various service items. Our sales in the digital photography market were developed as a result of our acquisition of Castleworks and E-Focus West in August, 2001.

        The Company, formerly known as ImageWare Software, Inc., was incorporated in the State of California on February 6, 1987. From its inception to 1995, the Company designed and sold software products for the photo entertainment industry. In late 1994, the Company sold its photo entertainment line of products, and utilized its core technologies to develop and sell products to law enforcement agencies. From 1995 to early 2000 the Company's business consisted of only its law enforcement product line. The Company completed its initial public offering in April 2000. At that time we recognized that our core imaging technology and know-how could be extended into other markets and we targeted the digital identification market for diversification. It was a fragmented market which offered us the opportunity to establish market share through an acquisition program. On August 22, 2000, the Company acquired Imaging Technology Corporation ("ITC"), a privately held developer of software and software systems for digital identification documents. On September 29, 2000, the Company purchased Goddard Technology Corporation ("Goddard"), a privately held developer of software identification badging systems. On March 30, 2001, the Company purchased substantially all the assets of G & A Imaging Ltd. ("G & A"), a privately held developer of software and software systems for digital identification documents. These three acquisitions, along with the internal development of digital ID solutions for some of our law enforcement customers, firmly placed the company in the market for digital ID software. In 2001, ID software and systems became the company's largest product segment. In 2001 the Company began a program to consolidate its digital ID businesses and rationalize its costs with respect to that segment.

        The Company identified digital imaging systems for professional photographers as another market into which our core technology and capabilities could be extended. This too was a fragmented industry which offered the opportunity to establish a significant market position through acquisition. On August 10, 2001, the Company acquired Castleworks LLC, a Nevada limited liability company ("Castleworks"), and E-Focus West LLC, a Nevada limited liability company ("E-Focus"), privately held providers of digital imaging software and systems for professional photographers.

        The terrorist attacks on September 11, 2001 impacted all three of our business segments. The law enforcement and digital identification markets, although seen as markets which would ultimately benefit from increased spending on security, were negatively impacted in 2002 by the tendency for the delay in purchasing decisions, awaiting guidance and funding from the government. The attacks slowed the economy in general which had a negative impact on our professional photography segment. As we recognized the impact September 11 was having on our markets we continued our efforts to reduce costs through continued consolidation of our businesses and cost reduction. In early 2002 we closed our Massachusetts offices and moved the digital ID operations that were housed in that facility into our South Carolina offices. In late 2002 we closed our Costa Mesa, California facility which housed our professional photography systems business and moved those operations into our facility in San Diego, California.

Industry Background

  Law Enforcement and Public Safety Markets

        The United States law enforcement and public safety markets are composed of federal, state and local law enforcement agencies. Our target customers include local police departments, sheriffs' departments and offices, primary state law enforcement agencies, special police agencies, county constable offices, and federal agencies such as the FBI and the DEA.

        The federal government has promoted the development and use of nationwide criminal history record databases called the Interstate Identification Index 2000, or NCIC 2000, each consisting of on line national and regional databases dedicated to serving criminal justice agencies. The Interstate Identification Index is maintained by the FBI and includes persons arrested for felonies or serious misdemeanors. The FBI has indicated that this index will accept photographs in the future. We anticipate that the inclusion of digital images in these databases will increase the value of digital booking systems and the demand for facial recognition applications. Since the September 11, 2001 terrorist attack on the US there has been significant discussion at the federal and state levels of government regarding the need for federal, state and local agencies to share information. We anticipate that the movement toward sharing of information will accelerate the adoption of systems such as Imageware's by law enforcement agencies at all levels.

        We anticipate significant state and federal funding to be made available to law enforcement in the aftermath of the September 11, 2001 terrorist attacks and with the creation of the Homeland Defense Department.

  Identification Markets

        We believe our technology also has emerging applications in markets related to access control and identification. Organizations concerned with security issues can use our technology to create picture identification cards that can be instantly checked against a database of facial images to prevent unauthorized access to secure areas. We believe potential customers in these markets include large corporations, airports, hospitals, universities and government agencies.

        Digital ID systems have historically been sold based upon the cost-savings digital systems offer over traditional photo-based systems. Furthermore, we believe that the ability to easily capture images and data in a digital database and to enable immediate and widespread access to that database for remote identification will be a functionality that customers will require in the future and that such functionality will be the primary driver for future growth within this market. With the acquisitions of ITC, Goddard and G & A, we are able to provide field-proven digital ID products with high quality reference accounts across the board in terms of size and complexity of systems and users. When combined with the proven facial recognition and web capabilities we currently offer with our law enforcement products, we believe we can provide a leading product offering into the ID market.

        As with our law enforcement product offering, we believe that the September 11, 2001 terrorist attacks and subsequent creation of the Homeland Defense Department will accelerate the adoption of digital identification systems that can provide secure credentials and instant access to centrally maintained records for real time verification of identity and privileges.

  Digital Photography Market

        We believe our technology also has potential applications in markets related to professional photography. Professional photographers can use our software to capture digital photos of subjects, allow re-touching of photos, manipulate the photos to change light, color, etc. and combine them with other photos, templates and text to create custom collages.

        We believe the use of digital photography software and systems by professional photographers is growing because it allows them to capture quality images and either output them immediately or create a database with associated textual information that then can be efficiently printed by themselves or professional labs.

        With the acquisition of Castleworks and E-Focus West we believe we are able to provide proven software and systems that allow professional photographers, labs and studios the ability to more efficiently manage their business through the use of digital images and associated databases. As camera, computer hardware and memory capabilities grow and their associated costs come down we anticipate the adoption of digital technology by the professional photography community to accelerate.

Products and Services

  Law Enforcement and Public Safety

        We believe our integrated suite of software products significantly reduces the inefficiencies and expands the capabilities of traditional booking systems. Using our products, an agency can create a digital database of thousands of criminal history records, each including one or more full-color facial images, text information and images of other distinctive physical features. This database can be quickly searched using text queries or by using our facial recognition technology which can compare the facial characteristics of an unknown suspect with facial images in the database. Our investigative software products can also be used to create, edit and enhance digital images and to search databases of other agencies to which our customers have access.

        Our C.R.I.M.E.S. system consists of software modules, which may also be purchased individually. The Crime Capture System (including both the Capture Module and the Investigative Module) is our booking system and database. Our investigative modules are Face ID, Suspect ID, Crime Lab, Vehicle ID, CrimeWeb, and Pocket CCS.

        CRIME CAPTURE SYSTEM. The Crime Capture System is a Windows-based digital booking system made up of two distinct software modules and associated hardware such as cameras and computer hardware as needed. The Crime Capture System allows customers to capture and store images and other information in a database and to search and retrieve records from the database. The Crime Capture System uses off-the-shelf hardware and is designed to comply with open industry standards so that it can operate on an array of systems ranging from a stand-alone personal computer to a wide area network. To avoid duplication of entries, the system can be integrated easily with several other information storage and retrieval systems, such as a live scan fingerprint system, a records management system or an automated fingerprint identification system.

        CCS CAPTURE. This software module allows users to capture and store facial images as well as images of distinguishing features such as scars, tattoos and other marks. Each entry contains both images and text information in an easy-to-view format made up of distinct fields. Current customers of this module range from agencies that capture a few thousand mugshots per year to those that capture hundreds of thousands of mugshots each year.

        CCS INVESTIGATIVE. This software module allows users to search the database created with CCS Capture. Officers can conduct text searches in many fields, including file number, name, alias, distinctive features, and other information such as gang membership and criminal history. CCS Retrieval creates a catalogue of possible matches, allowing officers or witnesses to save time by looking only at mugshots that closely resemble the description of the suspect. This module can also be used to create a line-up of similar facial images from which a witness may identify the suspect. CCS Retrieval can be used by a law enforcement agency's satellite offices that need to access a database created and maintained at a central location using CCS Capture.

        FACE ID. This software module uses biometric facial recognition and retrieval technology to help authorities identify possible suspects. Images taken from surveillance videos, digital sketches or photographs can be searched against a digital database of facial images to retrieve any desired number of faces with similar characteristics. This investigative module can also be used at the time of booking to identify persons using multiple aliases. Using biometrics-based technology, Face ID can search through thousands of facial images in a matter of seconds, reducing the time it would otherwise take a witness to flip through a paper book of facial images that may or may not be similar to the description of the suspect. Face ID then creates a selection of possible matches ranked in order of similarity to the suspect, and a percentage confidence level is attributed to each possible match. Face ID incorporates search engine technology which we license from Identix, Inc.

        SUSPECT ID. This software module allows officers and witnesses to quickly create full-color, photo-realistic suspect composites. The digital composites are constructed from libraries of facial features based upon actual color photographs of such features. Suspect ID allows officers with minimal computer training and artistic talent to create a suspect composite by pointing and clicking with a mouse. This module can be installed on a laptop computer and taken into the field, allowing officers to conduct interviews and create composites before witnesses' memories fade. For rapid identification, officers can distribute completed composites within minutes via fax or e-mail.

        CRIME LAB. This software module allows officers to enhance and edit digital images. Using Crime Lab, an officer can update old images, create non-prejudicial line-ups, remove distracting backgrounds and enhance the quality of surveillance videos.

        VEHICLE ID. This software module helps officers identify motor vehicles which may have been stolen or involved in a crime. Vehicle ID's comprehensive database includes images and text information for over 1,000 vehicle makes and models and can be searched using many fields, including physical features and Vehicle Identification Number. Images of vehicles similar to the suspect vehicle can be viewed from front, rear, side or three quarter angles and can be depicted in any color. A color copy of the suspect vehicle can then be produced and immediately broadcast, printed or faxed to officers in the field. Vehicle ID also incorporates Vehicle Identification Number software provided by the National Insurance Crime Bureau.

        CRIME WEB. This Web-based investigative software tool enables authorized personnel to access and search a county's booking records stored on ImageWare's Crime Capture System through a standard web browser from within the county's intranet. Crime Web allows remote access to the Crime Capture System database without requiring the user to be physically connected to the customer's network. Crime Web requires only that the user have access to the Internet and authorization to access the county's intranet.

        POCKET CCS. Pocket CCS is a powerful investigative tool that allows officers to access Crime Capture System (CCS) booking photos and related data in the field on a handheld Pocket PC compatible device.

  Identification

        Our Digital Identification Products consist of the following products:

        EPISUITE. This is a software application for creating and managing personal identification cards. It is designed to integrate with our customers' existing security and computing infrastructure. We believe that this compatibility may be an appealing feature to corporations, government agencies, transportation departments, school boards, and other public institutions.

        EPIBUILDER. EPIBUILDER is a software development toolkit containing components which developers can use to add electronic identification functionality for numerous applications, including access control, tracking of time and attendance, point of sale transactions, human resource systems, school photography systems, asset management, inventory control, warehouse management, facilities management and card production systems.

        EPIWEB. This product was created for ID service bureau organizations to provide their customers with the ability to design and create personal identification cards, including personnel information, using an Internet browser. Users can create their own badge designs or choose from an inventory of existing designs. EPIWEB software is designed to help streamline service bureau administration by managing the recruitment of customers and the printing, billing and shipping of orders.

        EPIWEB ENTERPRISE. This product is a highly-secure web-based corporate identification management system. We believe it is the only software on the market today that provides complete employee credential lifecycle management enabling companies to control badge issuance, validate badge holder, control badge production, and track badge issuance. With ImageWare customization services, EPIWEB Enterprise can be tailored for unique card approval processes, to transfer personnel information automatically from Human Resources Systems to eliminate re-keying of data, and even activate cards in a branch office access control system. This Internet browser-based application is easily deployed compared to traditional client-server systems that require software and hardware installation. EPIWEB's central database empowers security personnel to ensure that the right ID cards get issued to the right people across the entire enterprise.

        WINBADGE NT. This Microsoft Windows-based technology photo ID system is for the production and tracking of identification cards. The system encompasses a suite of applications and tools to easily enter data and images into a database and customize the entry screens for each operator or create new badge designs. The system is capable of producing various documents, including cards, badges, dossiers, and FaceBook files containing images, text, and logos. WinBadge NT is designed to operate in many different modes: as a stand-alone, turnkey personnel imaging and data management system; as part of a network of image capture stations with image retrieval and verification stations; and as interfaced with access control security systems or a human resource mainframe computer.

        WINBADGE AVIATION. This product, designed for the airport industry has numerous features, from tracking badges to ensuring proper security training. It also tracks driver training, driver violations and information required by companies authorized to request the issuance of ID cards. Accelerator keys minimize the need for moving a computer mouse in a high badge production environment. Keyboard control of camera pan, tilt, and zoom also minimize operator movement.

        IDENTIFIER FOR WINDOWS. This family of products combines the ability to capture photographic images digitally with the ability to create a database and to print identification cards. Identifier for Windows offers a powerful, versatile, and user-friendly application which can be used by schools, hospitals, corporations or governments.

        ID CARD MAKER. The ID Card Maker family of products provides substantially the same capabilities as Identifier for Windows and is sold and supported by Polaroid Corporation's authorized dealers within the United States.

        In addition to the software systems listed above, we may provide our customers with hardware (printers, laminators, cameras) and/or cardware (cards, security features, printer ribbons) purchased from third parties. Internationally we sell these products under the EdiGuard tradename.

  Digital Photography

        Our professional photographer products consist of the following products:

        PC PRO. This software allows professional photographers to reduce, enlarge, crop, retouch, density-correct, color balance, manipulate, adjust and change digital photos. Users can also create multi-image compositions and design layouts. This software allows a photographer to create collages and layouts, along with personalized text or graphics. Photos can be rendered for output to printers or for posting to a photographer's website. This software is used by photographers for a variety of uses including for taking pictures in the studio of individuals and families.

        PC EVENT. This software allows for on location event photography such as sporting events, team photos and dances. Images can be outputted at the remote site, a photographer's studio or a centralized lab facility.

        PDI SCHOOL DAYS+. This software allows professional photographers who market their services to schools to efficiently capture students' images and associated text. Then the images can be printed or sent to a lab for processing via CD or the Internet. Also the images can be used for ID badges, class rosters and other associated uses. A photographer can also use the capture module to photograph dances and other events.

        PDI STUDIO—The software allows for a seamless workflow of digital images in a studio environment. A professional photographer or their staff captures an image using a digital camera, transfers the image into the presentation software where it is reviewed with the customer and added to a package or order, then printed on-site or output to a lab for touch-up and printing. The product includes a database for order tracking and customer information. That database can be used in a stand-alone mode or integrated with point-of-sale, accounting or other management software.

        PDI GREEN SCREEN. This software is a plug-in option to both PC PRO and PC EVENT that allows for the digital capture of images against a blank "green screen" background so that the image can be digitally transposed onto a fantasy layout.

        PICTUREMORE. Picturemore.com is a web hosting service that allows professional photographers the ability to post photos so that their customers can order additional prints and service items.

  Maintenance and Customer Support

        As part of our installation of a system, we offer to train our customers' employees as to the effective use of our products. We offer training both on-site and at our facilities. We offer on-site hardware support to our customers, generally within 24 hours of the customer request. Customers can contract with us for technical support that enables them to use a toll free number to speak with our technical support center for software support and general assistance 24 hours a day, seven days a week. As many of our customers operate around the clock and perceive our systems as critical to their day to day operations, a very high percentage contract for technical support. Providing customer support services typically provides us with annual revenue of 15% to 20% of the initial sales price of the hardware and software purchased by our customers.

  Software Customization and Fulfillment

        We directly employ computer programmers and also retain independent programmers to develop our software and perform quality control. We provide customers with software that we specifically customize to operate on their existing computer system. We work directly with purchasers of our system to ensure that the system they purchase will meet their unique needs. We configure and test the system either at our facilities or on-site and conduct any customized programming necessary to connect the system with any legacy systems already in place. We can also provide customers with a complete computer hardware system with our software already installed and configured. In either case, the customer is provided with a complete turnkey solution which can be used immediately. When we provide our customers with a complete solution including hardware, we use off-the-shelf computers, cameras and other components purchased from other companies such as IBM or Compaq. Systems are assembled and configured either at our facilities or at the customer's location.

Our Strategy

        Key elements of our strategy for growth include the following:

  Penetrate the Access Control and Identification Markets

        We believe security issues are becoming increasingly important among public agencies, corporations, hospitals, universities and similar organizations. We believe that the September 11, 2001 terrorist attacks and the subsequent establishment of the Homeland Defence Department will accelerate the adoption of digital identification systems that can provide secure credentials and instant access to centrally maintained records for real time verification of identity and privileges. Using our products, an organization can create picture IDs that correspond to images in a digital database. A security guard can stop an individual and quickly and accurately check his identity against a database of authorized persons, and either allow or deny access as required. Our technology can also be applied in other markets to facilitate activities such as voter registration, immigration control and welfare fraud identification.

        We believe that biometric identifiers are becoming recognized and accepted as integral components to the identification process. As biometric technologies (facial recognition, fingerprint, iris, etc) are adopted, identification systems must be updated to enable their use in the field. We have built our solutions to enable the incorporation of one or multiple biometrics, which can be associated with a record and stored both in a database and on a card for later retrieval and verification. We believe the increasing demand for biometric technology will drive demand for our solutions which enable their use by end users.

  Fully Exploit the Expanding Law Enforcement and Public Safety Markets

        We intend to use our successful installations with customers such as the Arizona Department of Public Safety as reference accounts and to aggressively market C.R.I.M.E.S. as a superior technological solution. The majority of our recent sales have been and will be from sales of the Crime Capture System. We will focus our sales effort in the near term to establish the Crime Capture System as the mug shot system adopted in as many countries, states and large counties and municipalities as possible. Once we have a system installed in a region, we intend to then sell additional systems or retrieval seats to other agencies within the primary customer's region and in neighboring regions. In addition, we plan to market our complementary investigative modules to the customer, including Face ID, Suspect ID, Crime Lab, Vehicle ID, CrimeWeb, and Pocket CCS. As customer databases of digital mug shots grow, we expect that the perceived value of our investigative modules, and corresponding revenues from sales of those modules, will also grow.

  Acquire Businesses That Enhance Our Strategic Position

        We may acquire additional businesses that will complement our growth strategy and enhance our competitive position in our current markets and other markets that utilize our core imaging technology.

  Expand into Related Applications within the Law Enforcement and Public Safety Markets

        Our products can provide solutions to law enforcement and public safety agencies beyond our core application of police booking systems and related investigative products with minimal adaptation. The technology behind our C.R.I.M.E.S. product line can be used to create databases of missing children and to compare the facial image of a lost child to the images in the database. Our system can be used to help correctional facilities track and control inmates. Gun sellers could use our products to access available criminal databases and help prevent the sale of guns to ineligible persons. Our technology can be used to monitor persons on parole or probation without requiring them to travel to their parole or probation officer. We anticipate that a parolee or probationer will be able to have his photograph taken in a specially-designed kiosk which uses biometrics-based technology to identify the person and inform his parole or probation officer of his location.

  Develop the Internet and Wireless Capabilities Of Our Products

        One of our latest software modules, Crime Web, allows users to use the Internet or secure intranets to conduct investigative searches of digital booking systems. Crime Web includes the most frequently used investigative features of the Crime Capture System to allow users to retrieve single images, conduct searches based on one or more parameters, create digital line-ups and print retrieved records. We are also currently developing an Internet-based version of Face ID that will allow investigators to use the Internet to compare the digital image of an unknown suspect with a database of images using biometrics-based technology. Our Internet products will allow users to quickly access and share images via the Internet while maintaining the security and integrity of databases, thereby encouraging the widespread dissemination and sharing of criminal information among law enforcement agencies. Since the September 11, 2001 terrorist attacks there has been significant discussion at the federal and state levels of government regarding the need for federal, state and local agencies to share information. We anticipate that the movement toward sharing of information will accelerate the adoption of digital booking technology with Internet and wireless capabilities by law enforcement agencies at all levels.

        We are also developing Internet modules for our identification software which will provide the same remote access capabilities for our ID customers.

        For the digital identification market, we created the products EPIWEB and EPIWEB ENTERPRISE. EPIWEB was created for ID service bureau organizations to provide their customers with the ability to design and create personal identification cards, including personnel information, using an Internet browser. EPIWEB can help streamline service bureau administration by managing the recruitment of customers and the printing, billing and shipment of orders. EPIWEB ENTERPRISE was created to provide a highly-secure web-based corporate identification management system. It enables companies to control badge issuance, validate badge holder, control badge production, and track badge issuance. This Internet browser-based application is easily deployed, compared to traditional client-server systems that require software and hardware installation. EPIWEB ENTERPRISE'S central database empowers security personnel to ensure that the right ID cards get issued to the right people across the entire enterprise.

        We are also developing wireless capabilities into our products. Public agencies as well as private sector customers require information to be available from remote locations. Pocket CCS is our first handheld application which can operate in the field on Pocket PC compatible devices and accompany users wherever they are located. In order to facilitate the transfer of records and information retrieval tools to employees in the field, we plan to develop technology in cooperation with wireless communications companies that will allow our products in the field to operate over wireless systems.

        As part of the acquisition of Castleworks, we acquired PictureMore.com. This web service allows professional photographers to use the Internet to increase their revenues by posting photos of their customers for re-orders, additional copies or orders from friends and relatives. PictureMore collects the payments, uses a professional lab to fulfill the orders and ships the products to the consumer. In return we receive a fee per sheet of product purchased.

  Enhance Our Position In The Professional Digital Photography Market

        We believe that the movement from film to digital photo captures and processing by professional photographers, labs, studios and other related enterprises is growing. This growth generates a demand for software solutions to manage the customer information and create the output layout and images. Further, we believe that we have established a solid base of customers for our software and we intend to exploit the market growth and demand for software. Our software and systems allow professional photographers to quickly and easily take photos and create a database of information that can be sent to labs for processing. The labs can also use our software for helping to manage the orders from the photographers. In this process, it is possible for both labs and photographers to save money.

Sales And Marketing

        We market and sell our products through our direct sales force and through indirect distribution channels, including systems integrators. We have sales and account representatives based in Canada, Germany, and Singapore and domestically in Massachusetts, Pennsylvania, Georgia, South Carolina,

Florida, and California. Geographically, our sales and marketing force consists of 24 persons in the United States, 3 persons in Canada, 5 persons in Germany and 1 person in Singapore.

        Each of our product groups has a direct sales organization all of which are supported by a common marketing organization. Our sales professionals are supported by our technical experts who are available by telephone and conduct on-site customer presentations.

        The typical sales cycle for our Crime Capture System includes a pre-sale process to define the potential customer's needs and budget, an on-site demonstration and conversations between the potential customer and existing customers. Government agencies are typically required to purchase large systems by including a list of requirements in a Request For Proposal, known as an "RFP," and by allowing several companies to openly bid for the project by responding to the RFP. If our response is selected, we enter into negotiations for the contract and, if successful, ultimately receive a purchase order from the customer. This process can take anywhere from a few months to over a year.

        Our ID products are sold to large integrators, direct via our sales force and to end users through distributors. Depending on the customer's requirements, there may be instances that require an RFP. The sales cycle can vary from a few weeks to a year.

        In addition to our direct sales force, we have developed relationships with a number of systems integrators who contract with government agencies for the installation and integration of large computer and communication systems. By acting as a subcontractor to these systems integrators, we are able to avoid the time consuming and often-expensive task of submitting proposals to government agencies, and we also gain access to large clients.

        We also work with companies that offer complementary products, where value is created through product integration. Through teaming arrangements we are able to enhance our products and to expand our customer base through the relationships and contracts of our strategic partners.

        We promote our products through trade journal advertisements, direct mail and attendance at industry trade shows, including those sponsored by the International Association for Law Enforcement, the International Association for Identification, CARDTECH/SECURETECH, the American Society of Industrial Security and the International Association of Chiefs of Police. In the professional photography market, we also attend the Professional Photographers' Association and the Photography Marketing Association trade shows. We also target other media through public relations efforts, including non-industry publications, daily newspapers, local and national news programs, and television programs related to law enforcement. Articles regarding our products have appeared in Business Week, Los Angeles Times, Chicago Tribune, The Wall Street Journal and a number of other publications.

        We plan to continue to market and sell our products internationally. Some of the challenges and risks associated with international sales include the difficulty in protecting our intellectual property rights, difficulty in enforcing agreements through foreign legal systems and volatility and unpredictability in the political and economic conditions of foreign countries. We believe we can work to successfully overcome these challenges.

Customers

        We have a wide variety of domestic and international customers. Most of our C.R.I.M.E.S. customers are government agencies at the federal, state and local levels in the United States. Our products are also being used in Australia, Canada, the United Arab Emirates, Kuwait, Mexico, Colombia, Costa Rica, Venezuela, Singapore, Indonesia and the Philippines. The customer base for our digital identification systems includes domestic and foreign government agencies, universities, airports, and private sector companies, many of which are Fortune 500 or Fortune 1000 companies. Customers for our C.R.I.M.E.S. products may be customers for our identification systems as well. Our current customer base for digital photography systems includes professional photographers, labs and studios in the US and Canada. In 2002, one customer, PT Nuansa Anagorindo Sejahtera, accounted for 18% of our revenues.

Competition

  The Law Enforcement And Public Safety Markets

        Due to the fragmented nature of the law enforcement and public safety market and the modular nature of our product suite, we face different degrees of competition with respect to each C.R.I.M.E.S. module. We believe the principal basis on which we compete with respect to all of our products are:

  •
  the ability to integrate our modular products into a complete imaging and investigative system;

  •
  our reputation as a reliable systems supplier;

  •
  the usability and functionality of our products; and

  •
  the responsiveness, availability and reliability of our customer support.

        Our law enforcement product line faces competition from other companies such as Printrak International, Inc., DataWorks Plus, and Digital Descriptor Systems, Inc. Internationally, there are often a number of local companies offering solutions in most countries. Many of our competitors' products in this niche offer basic image capture and storage, but lack the functionality of integrated investigative products, including facial recognition and image editing and enhancement.

  Identification Markets

        Due to the breadth of our software offering in the secure ID market space, we face differing degrees of competition in certain market segments. The strength of our competitive position is based upon:

  •
  our strong brand reputation with a customer base which includes small and medium sized businesses, Fortune 500 corporations and large government projects;

  •
  the ease of integrating our technology into other complex applications; and

  •
  the leveraged strength that comes from offering customers software tools, packaged solutions and web-based service applications that support a wide range of hardware peripherals.

        Our software faces competition from Datacard Corporation, a privately held manufacturer of hardware, software and consumables for the ID market. There are also a considerable number of smaller software competitors such as Number Five Software Ltd., Loronix Information Systems, Inc. and Fox Technology Pty Ltd. who compete in differing geographies, primarily in the packaged product segment.

  Digital Photography Market

        The market to provide digital systems to the professional photography market is evolving and we face competition from a number of sources. We believe that the strength of our competitive position is based on:

  •
  our Development and Licensing Agreement with Eastman Kodak Company ("Kodak") as a supplier of software that is bundled with their cameras and/or printers;

  •
  our Development and Licensing Agreement with Mitsubishi Digital Electronics America (Mitsubishi) as a supplier of software that is bundled with their printers;

  •
  our Licensing Agreement with Herff Jones who is a major supplier of services to the school photography market

  •
  a strong product mix comprised of applications for photographers, labs and studios;

  •
  our dealer and qualified lab network;

  •
  our support and training infrastructure;

  •
  our ability to offer a package including software and our web hosting service; and

  •
  the usability and functionality of our products.

        Our software faces competition from Express Digital Inc., Photolynx, Pixel Photographies and Tri-Prism, Inc. Kodak and Fuji Photo Film Co., Ltd. also offer professional photographers a solution that facilitates the flow of images from the studio to professional lab that offers some of the functionality of our PDI Studio software solution.

Intellectual Property

        We rely on trademark, trade secret, and copyright laws and confidentiality and license agreements to protect our intellectual property. We have several unregistered and federally registered trademarks including the trademark ImageWare, as well as trademarks for which there are pending trademark registrations with the United States Patent & Trademark Office. We license and depend on intellectual property from third parties for many of the products we sell.

Research And Development

        Our research and development team is made up of 35 programmers, engineers and other employees. We spent approximately $2.1 million on research and development in each of 2002 and 2001. We continually work to increase the speed, accuracy, and functionality of our existing products. We anticipate that our research and development efforts will continue to focus on new technology and products for the law enforcement, identification and digital photography markets.

Employees

        As of December 19, 2003, we had a total of 103 full-time employees. Our employees are not covered by any collective bargaining agreement, and we have never experienced a work stoppage. We believe that our relations with our employees are good.

Description of Property

        Our corporate headquarters are located in San Diego, California where we occupy approximately 17,000 square feet of office space. Our lease for this facility continues through September 2006 at a cost of approximately $16,340 per month. We occupy approximately 26,685 square feet of office space in Stuttgart, Germany until September 2006 at a cost of approximately $14,200 per month. We occupy 10,000 square feet in Gatineau, Province of Quebec. These premises are leased until May 2006 at a cost of approximately $10,000 per month. We have leased approximately 5,500 square feet in Greenville, South Carolina. These premises are leased until December 2006 at a cost of approximately $5,400 per month. We have subleased these premises for the remainder of the term of the lease. We have under lease approximately 4,572 square feet of office space in Costa Mesa, California at a cost of approximately $10,300 per month. These premises are leased until July 2005. In the fourth quarter of 2002, we moved this operation to our San Diego, California office and have subsequently subleased this facility for the remainder of the term of the lease. We occupy approximately 1,700 square feet in Singapore. These premises are leased until August 2005 at a cost of approximately $1,300 per month.

Legal Proceedings

        We are involved in certain legal proceedings generally incidental to our normal business activities. While the outcome of such proceedings cannot be accurately predicted, we do not believe the ultimate resolution of any such existing matters should have a material effect on our financial position, results of operations or cash flows.

        As disclosed in our Quarterly Report, Form 10-QSB as filed with the Commission on May 15, 2002, The Massachusetts Institute of Technology and Electronics for Imaging filed a lawsuit against several defendants, including us. As of January 30, 2003, we entered into a settlement agreement in which the plaintiffs agreed to dismiss the lawsuit, with prejudice, in exchange for the payment of a settlement fee. The amount of the settlement was not significant and is recorded in the Company's financial statements at December 31, 2002.

MANAGEMENT

        The following table sets forth certain information about our directors and executive officers as of December 25, 2003.

Name	Age	Position Currently Held With the Company
Mr. S. James Miller, Jr.	50	Chief Executive Officer and Chairman of the Board of Directors
Mr. John Callan	57	Director
Mr. Patrick Downs	67	Director
Mr. John Holleran	77	Director
Mr. David Loesch	59	Director
Mr. Yukuo Takenaka	61	Director
Mr. Wayne Wetherell	51	Sr. Vice President, Administration and Chief Financial Officer
Mr. William Ibbetson	35	Chief Technical Officer and Vice President of Research and Development
Mr. Paul Devermann	47	Senior Vice President and General Manager, Professional Digital Imaging Group
Ms. Lori Rodriguez	39	Senior Vice President, Operations
Mr. Joe Schuler	61	Senior Vice President, Sales and Marketing
Mr. William Willis	44	Sr. Vice President Technology and Business Development

        S. James Miller, Jr. has served as the Company's Chief Executive Officer of the Company since 1990 and Chairman of the Board since 1996. He also served as the Company's President from 1990 until 2003. From 1980 to 1990, Mr. Miller was an executive with Oak Industries, Inc., a manufacturer of components for the telecommunications industry. While at Oak Industries, Mr. Miller served as a director and as General Counsel, Corporate Secretary and Chairman/President of Oak Industries' Pacific Rim subsidiaries. Mr. Miller has a J.D. from the University of San Diego School of Law and a B.A. from the University of California, San Diego.

        John Callan was elected to the board in September 2000. In 2002, Mr. Callan co-founded a logistics strategy consulting firm, Ursa Major Associates, LLC, where he serves as its principal. From 1997 to 2002, he was an independent business strategy consultant in the imaging and logistics fields. From 1995 to 1997, he served as Chief Operating Officer for Milestone Systems, a shipping systems software company, and from 1987 to 1995, served as a senior executive at Polaroid Corporation.

        Patrick Downs was elected to the board in August 1994. Since 1997, Mr. Downs has been Chairman of Control Commerce, LLC, an internet e-commerce business. He is also a founding shareholder of NTN Communications, Inc., an interactive television Company, and served as its Chairman and Chief Executive Officer from 1983 to 1997. Since 1999, Mr. Downs has also served on the Board of Directors of Tullamore Corp., a video services company. In 2002, Mr. Downs co-founded DNA Protective Corporation, a private company involved in marketing DNA testing services to the general public through the use of DNA technology which previously was only available to researchers. Mr. Downs serves as Chairman and CEO of DNA Protective Corporation.

        John Holleran was elected to the board in May 1996. Since 1974, Mr. Holleran has been a management and investment consultant. Prior to consulting, Mr. Holleran served as the Chief Financial Officer, Executive Vice President and Chief Operating Officer of Southwest Gas Corporation. He served as Executive Vice President of the Hawaii Corporation, a diversified holding company, and as President and Chairman of Property Research Financial Corporation, a real estate investment and syndication firm, from 1972 to 1974. Mr. Holleran has also served as a director of Kilroy Industries, a national office building and office park developer, as a director of Walker & Lee, a national full service real estate firm, and as a director of NTN Communications, Inc., a company engaged in the interactive television business.

        David Loesch was elected to the board in September 2001 after 29 years of service as a Special Agent with the Federal Bureau of Investigations (FBI). At the time of his retirement from the FBI, Mr. Loesch was the Assistant Director in Charge of the Criminal Justice Information Services Division of the FBI. Mr. Loesch was awarded the Presidential Rank Award for Meritorious Executive in 1998 and has served on the board of directors of the Special Agents Mutual Benefit Association since 1996. He is also a member of the International Association of Chiefs of Police and the Society of Former Special Agents of the FBI, Inc. Mr. Loesch served in the United States Army as an Officer with the 101st Airborne Division in Vietnam. He holds a Bachelor's degree from Canisius College and a Master's degree in Criminal Justice from George Washington University.

        Yukuo Takenaka was elected to the board in April 1997. Mr. Takenaka is a founder and has served as Chairman of The Takenaka Partners Group, a global investment banking and advisory organization with headquarters in Los Angeles since 1989. From 1973 to 1989, Mr. Takenaka was a partner of KPMG Peat Marwick where he was the National Director of their Japanese Practice. Mr. Takenaka is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

        Wayne Wetherell has served as the Company's Senior Vice President of Administration and Chief Financial Officer since May 2001. From 1996 to May 2001, he served as Vice President of Finance and Chief Financial Officer. From 1991 to 1996, Mr. Wetherell was the Vice President and Chief Financial Officer of Bilstein Corporation of America, a manufacturer and distributor of automotive parts. Mr. Wetherell holds a B.S. degree in Management and a M.S. degree in Finance from San Diego State University.

        William Ibbetson joined the Company in 1992 as a Field Support Technician and has served as the Company's Chief Technical Officer since April 1996. Mr. Ibbetson has served as the Company's Vice President of Research and Development since November 2000. Mr. Ibbetson holds a Certification in Computer Electronics Technology from Coleman College.

        Paul Devermann has served as President of ImageWare Digital Photography Systems LLC since August 2001. From March 2001 to August 2001, Mr. Devermann served as Senior Vice President of Corporate Development. From 1997 to March 2001, Mr. Devermann served as Vice President of Sales and Business Development. From 1992 to 1997, Mr. Devermann served as the managing director and founding partner of Intra-International Trade and Transactions, an international consulting and trading company that facilitates business transactions between United States and Japanese companies. Mr. Devermann holds a B.S. degree in Marketing from Northern Illinois University and an M.B.A. from the University of Puget Sound.

        Lori Rodriguez has served as President of the Company's Law Enforcement Solutions Group since October 2002. Prior to that, Ms. Rodriguez served as President of the Company's Americas Group from January 2002 to October 2002 and prior to that, as Vice President of Sales and Marketing for the Company. From 1998 until joining the Company in March 2001, Ms. Rodriguez served as Chief Operating Officer of SDCR Business Systems, a point-of-sale systems integrator for the retail and foodservice industries. From 1996 to 1998, Ms. Rodriguez served as the Executive Director of Sales and

Marketing at SDCR Business Systems. Ms. Rodriguez holds a B.S. degree in Marketing and an Executive M.B.A. from San Diego State University.

        Joe Schuler has served as President of the Company's ID Solutions Group since October 2002. From 1999 to 2002 Mr. Schuler was Director of Business Development for Fargo Electronics, a manufacturer of plastic card printers and encoding systems. During 1997 and 1998, Mr. Schuler was Corporate Director and Senior Vice President of Sales & Marketing for The Pathways Group. Other previous positions held by Mr. Schuler include Director of Sales & Marketing and Project Management for Schlumberger Smart Cards and Systems; President/CEO for Gemplus Card International Corp (North America); Vice President and General Manager for DataCard Corporation; Director of Smart Card Planning for Visa International; and Vice President of Product Development for Citicorp. Mr. Schuler is a graduate of the Carlson School of Management.

        William Willis has served as Senior Vice President, Technology and Business Development since July 2003. From 2001 until July 2003, Mr. Willis served as the Chief Technology Officer for Iridian Technologies, a developer of authentication technologies based on iris recognition. From 2000 to 2001, Mr. Willis was the Chief Operating Officer of e-dn.com. From 1993 to 2000, Mr. Willis served as Chief Technology Officer and Vice President of Engineering of Access360 (formerly known as Enable Solutions).

EXECUTIVE COMPENSATION

Compensation of Directors

        Each non-employee director of the Company receives a monthly retainer of $2,000 for serving on the Board. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy. For the fiscal year ended December 31, 2002, the total amounts paid to non-employee directors were $128,513.98.

        Non-employee directors of the Company are also eligible to receive stock option grants under the 1994 Nonqualified Stock Option Plan (the "Directors' Plan") or the 2001 Equity Incentive Plan (the "2001 Plan"). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Internal Revenue Code) are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan and the 2001 Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code.

        Under the Director's Plan, we have issued options to purchase 18,957 shares at a weighted average exercise price of $8.39. The plan is administered by our board. Subject to the provisions of this plan, the board determines who will receive options, the number of options granted, the manner of exercise and the exercise price of the options. The term of the options granted under the Director's Plan may not exceed five years. No options may be granted after August 31, 2004. The exercise price of the options granted under this plan must be equal to or greater than 85% of the fair market value of the shares of our common stock on the date the option is granted. The term of options granted under the 2001 Plan is 10 years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, an equivalent option will be substituted by the successor corporation, provided, however, that the Company may cancel outstanding options upon consummation of the transaction by giving at least thirty (30) days notice.

        During the last fiscal year, the Company granted options under the 2001 Plan covering 23,508 shares to non-employee directors of the Company. John Callan was granted 2,000 options at an exercise price per share of $2.15. The fair market value of such common stock on the date of grant was $2.15 per share (based on the closing sales price reported on the American Stock Exchange for the date of grant). Patrick Downs was granted 5,261 options at an exercise price per share of $4.90 and

2,000 options at an exercise price per share of $2.15. The fair market value of such common stock on the dates of grant was $4.90 and $2.15, respectively, per share (based on the closing sales prices reported on the American Stock Exchange for the date of grant). John Holleran was granted 5,261 options at an exercise price per share of $4.90 and 2,000 options at an exercise price per share of $2.15. The fair market value of such common stock on the dates of grant was $4.90 and $2.15, respectively, per share (based on the closing sales prices reported on the American Stock Exchange for the date of grant). Yukuo Takenaka was granted 2,986 options at an exercise price per share of $4.90 and 2,000 options at an exercise price per share of $2.15. The fair market value of such common stock on the dates of grant was $4.90 and $2.15, respectively, per share (based on the closing sales prices reported on the American Stock Exchange for the date of grant). David Loesch was granted 2,000 options at an exercise price per share of $2.15. The fair market value of such common stock on the date of grant was $2.15 per share (based on the closing sales price reported on the American Stock Exchange for the date of grant).  As of December 19, 2003, no options had been exercised by non-employee directors under the Directors' Plan or the 2001 Plan.

Compensation Of Executive Officers

        The following table shows, for the fiscal years ended December 31, 2000, 2001 and 2002, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers at December 31, 2002 (the "Named Executive Officers"):

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation($)	Securities Underlying Options (#)	All Other Compensation ($)
Mr. S. James Miller, Jr Chief Executive Officer	2002 2001 2000	266,535 253,614 222,120	— — —		50,000 103,500 89,000	1,022 37,029 5,646	(1)
Mr. Wayne Wetherell Vice President of Administration and Chief Financial Officer	2002 2001 2000	159,466 149,453 139,351	— — —		25,000 47,000 58,000	705 36,539 4,340	(1)
Mr. William Ibbetson Chief Technical Officer and Vice President of Research Development	2002 2001 2000	142,380 133,552 109,097	— — —		12,500 24,000 15,000	232 1,462 2,537	(1)
Mr. Paul Devermann President of ImageWare Digital Photography Systems	2002 2001 2000	155,101 142,002 133,162	—		— 34,000 58,000	504 36,510 4,253	(1)
Ms. Lori Rodriguez(2) President Law Enforcement Solutions Group	2002 2001	159,536 102,854	— —		— 80,000	504 368	(1)

(1)
Amount represents payment for term life insurance premium.

(2)
Ms. Rodriguez was first employed by the Company in March 2001.

Stock Option Grants And Exercises

        The Company grants options to its executive officers and employees under its 2001 Plan, its 1999 Stock Option Plan (the "1999 Plan"), and its 1994 Employee Stock Option Plan (the "1994 Plan"). As of December 19, 2003, options to purchase a total of 112,038 shares were outstanding and options to purchase 37,915 shares remained available for grant under the 1994 plan. Additionally, options to purchase a total of 312,000 shares were outstanding and options to purchase 37,060 shares remained available for grant under the 1999 Plan. Lastly, options to purchase a total of 896,283 shares were outstanding and options to purchase 102,985 remained available for grant under the 2001 Plan.

        The following tables show for the fiscal year ended December 31, 2002, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers:

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options	% of Total Options(1)	Exercise Or Base Price ($/Sh)	Expiration Date
S. James Miller, Jr.	50,000	19.6%	5.60	1/23/12
Wayne Wetherell	25,000	9.8%	5.60	1/23/12
William Ibbetson	12,500	4.9%	5.60	1/23/12
Paul Devermann	0
Lori Rodriguez	0

(1)
Percentage calculated based upon a total of 255,508 options granted to employees of the Company in 2002.

Aggregated Option Exercises in Last Fiscal Year, and Fiscal Year-End Option Values

Name	Number of Securities Underlying Unexercised Options at Fiscal Year-End(1) (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options(2) at Fiscal Year-End($) Exercisable/Unexercisable
S. James Miller, Jr.	160,936/121,000	$1,563/$2,188
Wayne Wetherell	99,601/59,200	$521/$729
William Ibbetson	63,508/31,783	$417/$583
Paul Devermann	94,184/26,617	$250/$350
Lori Rodriguez	33,334/46,666	$1,667/$2,333

(1)
None of the Named Executive Officers exercised Options during 2002.

(2)
The "Value of Unexercised In-The-Money Options" is the aggregate, calculated on a grant by grant basis, of the product of the number of unexercised options at the end of fiscal year 2002, multiplied by the difference between the exercise price for the grant and the closing price of a share of Common Stock on the last day of the 2002 fiscal year ($3.05), excluding grants for which the exercise price is greater than the closing price of a share of Common Stock on that day. The actual value, if any, that will be realized upon the exercise of an option will depend upon the difference between the exercise price of the option and the market price of the Common Stock on the date that the option is exercised.

Employment, Severance and Change of Control Agreements

        In September 2000, we entered into an amended employment agreement with Mr. Miller pursuant to which Mr. Miller will serve as President and Chief Executive officer. This agreement is for a three-year term ending December 31, 2004, which period is renewed annually on December 31 of each year for a three-year term unless we give Mr. Miller prior notice of termination. This agreement provides for annual base compensation in the amount of $234,000, which amount will be increased based on cost-of-living increases. Currently, Mr. Miller's annual salary is $261,506. Under this agreement, we will reimburse Mr. Miller for reasonable expenses incurred in connection with our business. Mr. Miller may, within 30 days of a change in control, terminate his employment as of a date not more than 60 days from the date of such change in control by giving 30 days advance written notice. In such event, he will be entitled to payment of his entire unpaid Base Salary for the remaining term of his Employment Agreement, paid in one lump sum, in addition to immediate vesting of all unvested options with sixty days to exercise the options and a continuation of all of his benefits for a period of 3 years.

        On March 1, 1999, we entered into an amended employment agreement with Mr. Wetherell pursuant to which Mr. Wetherell will serve as our Chief Financial Officer. This agreement was for a term ending April 30, 2002, and has been extended to a term ending April 30, 2003 and extended thereafter for additional one year terms unless either party gives 30 days notice prior to the expiration of a term. This agreement provides for annual base salary in the amount of $112,144, which amount will be increased based on cost-of-living increases and may also be increased based on performance reviews. Currently, Mr. Wetherell's annual salary is $156,457. Under this agreement, we will reimburse Mr. Wetherell for reasonable expenses incurred in connection with our business. Additionally, Mr. Wetherell will be entitled to the full amount of his respective base salary for a period of one year in the event his employment with the Company is involuntarily terminated other than for cause. Upon a change of control, Mr. Wetherell may terminate his employment by giving 30 days advance written notice. In such event he will be entitled to payment of his entire unpaid Base Salary for a period of one year from the date of his termination of employment.

        On March 1, 1999, we entered into an amended employment agreement with Mr. Devermann pursuant to which Mr. Devermann will serve as our Vice President of Sales and Business Development. This agreement was for a term ending February 28, 2002, and has been extended to a term ending March 1, 2003 and extended thereafter for additional one year terms unless either party gives 30 days notice prior to the expiration of a term. This agreement provides for annual base salary in the amount of $103,731, which amount will be increased based on cost-of-living increases and may also be increased based on performance reviews. Currently, Mr. Devermann's annual salary is $150,869. Under this agreement, we will reimburse Mr. Devermann for reasonable expenses incurred in connection with our business. Additionally, Mr. Devermann will be entitled to the full amount of his respective base salary for a period of one year in the event his employment with the Company is involuntarily terminated other than for cause. If there is a change of control, Mr. Devermann may terminate his employment by giving 30 days advance written notice. If he does this, he will be entitled to payment of his entire unpaid Base Salary for a period of one year from the date of his termination of employment.

        On April 15, 2001, we entered into an employment agreement with Lori Rodriguez pursuant to which Ms. Rodriguez will serve as our Vice President of Sales and Marketing. The agreement is for a term ending April 15, 2004. This agreement provides for an annual base salary of $130,000, which amount will be increased based on cost-of-living increases and may also be increased based on performance reviews. Currently, Ms. Rodriguez's annual salary is $157,946. Under this agreement, we will reimburse Ms. Rodriguez for reasonable expenses in connection with our business. Additionally, Ms. Rodriguez is entitled to the full amount of her respective base salary for a period of one year in the event her employment with the Company is involuntarily terminated other than for cause. Upon a change of control, Ms. Rodriguez may terminate her employment by giving 30 days advance written notice. In such event she will be entitled to payment of her entire unpaid Base Salary for a period of one year from the date of her termination of employment.

        "Change of control" is defined in each of the employment agreements as the occurrence of any of the following events: (i) the acquisition by a person of 50% or more of the voting power of the Company, (ii) a merger or consolidation of the Company with any other corporation (other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent 50% or more of the total voting power), (iii) the election to the Board of Directors of a majority of directors not nominated by the Company's management, or (iv) the approval by the Company's shareholders of a plan of complete liquidation or sale of substantially all of the Company's assets.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In addition to the employment agreements described above, the Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under California law and the Company's Bylaws.

        During the year ended December 31, 2001, the Company entered into a consulting agreement for business development consulting services with Mr. Callan, a member of the Company's Board of Directors. The agreement, which commenced in August 2001, was for a period of five months and called for a fee of $10,000 per month, plus reimbursable expenses. During the year ended December 31, 2001, the Company recorded expenses of $99,000 under this agreement. As of December 31, 2001, the agreement had expired and was not renewed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of the Company's common stock as of December 25, 2003 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Class
S. James Miller, Jr.(2)	363,357	4%
John Callan(3)	34,615	*
Patrick Downs(4)	57,459	1%
John Holleran(5)	9,966	*
David Loesch(6)	13,496	*
Yukuo Takenaka(7)	10,823	*
Wayne Wetherell(8)	166,643	2%
William Ibbetson(9)	91,992	1%
Paul Devermann(10)	137,480	1%
Lori Rodriguez(11)	60,402	1%
Joe Schuler(12)	45,332	*
William Willis	0	0
Laurus Master Fund Ltd.(13) C/O Ironshore Corporate Services Ltd. P.O. Box 1234 G.T., Queensgate Huse, South Church Street Grand Cayman, Cayman Islands	578,313	5%
Crestview Capital Fund II, L.P.(14) 95 Revere Drive, Suite F Northbrook, Illinois 60062	1,130,448	11%
Lagunitas Partners(15) c/o Gruber & McBaine Capital Management 50 Osgood Place San Francisco, CA 94133	835,518	8%
Total Shares Held By Directors And Executive Officers	991,565	9%

*
Less than one percent.

(1)
This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 9,983,214 shares of common stock outstanding on December 25, 2003, calculated on an as-converted basis and adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address for each listed shareholder is c/o ImageWare Systems, Inc. 10883 Thornmint Road, San Diego, CA 92127.

(2)
Mr. Miller serves as Chairman of the Board of Directors and Chief Executive Officer of the Company. Includes 84,679 shares held jointly with spouse and by sons and 237,016 options exercisable within 60 days of the date reported.

(3)
Includes 9,615 options exercisable within 60 days of the date reported.

(4)
Includes 9,304 options exercisable within 60 days of the date reported.

(5)
Includes 9,304 shares exercisable within 60 days of the date reported.

(6)
Includes 8,996 shares exercisable within 60 days of the date reported.

(7)
Includes 10,254 shares exercisable within 60 days of the date reported.

(8)
Includes 136,880 shares exercisable within 60 days of the date reported.

(9)
Includes 84,788 shares exercisable within 60 days of the date reported.

(10)
Includes 110,466 shares exercisable within 60 days of the date reported.

(11)
Includes 60,002 shares exercisable within 60 days of the date reported.

(12)
Includes 33,332 shares exercisable within 60 days of the date reported.

(13)
Includes 578,313 shares issuable upon the exercise of warrants.

(14)
Includes 345,565 shares issuable upon the exercise of warrants.

(15)
Includes 213,332 shares issuable upon the exercise of warrants.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of (1) 50,000,000 authorized shares of common stock, $0.01 par value, and (2) 4,000,000 authorized shares of preferred stock, $0.01 par value, of which 750,000 are designated Series B Preferred Stock. As of December 25, 2003, there were 9,918,529 shares of common stock outstanding and 269,400 shares of Series B Preferred Stock outstanding, which were convertible into 64,685 shares of common stock. The following description of our capital stock is a summary and is qualified by the provisions of our amended and restated articles of incorporation and our bylaws, both of which are incorporated by reference into the registration statement.

Common Stock

        Holders of our common stock are entitled to one vote for each share on all matters submitted to a shareholder vote and, in the election of directors, may upon proper notice cumulate their votes and cast them for one or more directors. Holders of common stock are entitled to share in dividends that the board, in its discretion, declares from legally available funds. In the event of the liquidation or dissolution of the company, each outstanding share entitles its holder to a proportionate share of all assets that remain after payment of liabilities subject to the rights of any outstanding preferred stock.

        Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. The rights of the holders of common stock are subject to the rights of holders of preferred stock. All outstanding shares of common stock are, and the shares underlying all options and public warrants will be, duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

        Our Amended and Restated Articles of Incorporation provide for the issuance of up to 750,000 shares of Series B Preferred Stock. As of December 19, 2003, there were 269,400 outstanding shares of Series B Preferred Stock, which were convertible into 64,685 shares of common stock. The Series B Preferred Stock has rights and preferences which are superior to the rights of the holders of our common stock. These rights and preferences include the right to receive a cumulative cash dividend at the rate of $0.2125 per share per year, a preference in the distribution of our assets over the holders of common stock in event of the liquidation or dissolution of the company, the right to convert to shares of common stock, and the right to elect a director in the event we are in default of the provisions of the Amended and Restated Articles of Incorporation with respect to the Series B Preferred Stock. Subject to certain limitations prescribed by law and the rights and preferences of the Series B Preferred Stock, our board is authorized from time to time to issue up to an aggregate of 3,665,000 shares of our preferred stock.

        Each new series of preferred stock may have different rights and preferences that may be established by our board. The rights and preferences of future series of preferred stock may include:

  •
  number of shares to be issued;

  •
  dividend rights and dividend rates;

  •
  right to convert the preferred stock into a different type of security;

  •
  voting rights attributable to the preferred stock;

  •
  right to receive preferential payments upon a liquidation of the company;

  •
  right to set aside a certain amount of assets for payments relating to the preferred stock; and

  •
  prices to be paid upon redemption of the preferred stock.

Public Warrants

  General

        We have outstanding an aggregate of 1,875,000 public warrants. Each of our public warrants entitles the holder to purchase one share of our common stock at an exercise price per share of $12.00. The exercise price is subject to adjustment upon the occurrence of events as provided in the public warrant certificate and summarized below. Our public warrants may be exercised at any time until April 5, 2005. Our public warrants which have not previously been exercised will expire on the expiration date of April 5, 2005. A public warrant holder will not be deemed to be a holder of the underlying common stock for any purpose until the public warrant has been properly exercised.

  Redemption

        We have the right to redeem the public warrants issued in the offering at a redemption price of $0.25 per public warrant after providing 30 days prior written notice to the public warrant holders, if the average closing bid price of the common stock equals or exceeds $16.00 for ten consecutive trading days ending prior to the date of the notice of redemption. We will send the written notice of redemption by first class mail to public warrant holders at their last known addresses appearing on the registration records maintained by the transfer agent for our public warrants. No other form of notice or publication will be required. If we call the public warrants for redemption, they will be exercisable until the close of business on the business day next preceding the specified redemption date.

  Exercise

        A public warrant holder may exercise our public warrants only if an appropriate registration statement is then in effect with the Commission and if the shares of common stock underlying our public warrants are qualified for sale under the securities laws of the state in which the holder resides.

        Our public warrants may be exercised by delivering to our transfer agent the applicable public warrant certificate on or prior to the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of public warrants being exercised. Fractional shares will not be issued upon exercise of our public warrants.

  Adjustments of Exercise Price

        The exercise price is subject to adjustment if we declare any stock dividend to shareholders or effect any split or share combination with respect to our common stock. Therefore, if we effect any stock split or stock combination with respect to our common stock, the exercise price in effect immediately prior to such stock split or combination will be proportionately reduced or increased, as the case may be. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a public warrant or, if we elect, an adjustment of the number of public warrants outstanding.

  Other Warrants

        In addition to our public warrants, as of December 19, 2003, we had issued and outstanding (i) warrants to purchase 3,609,840 shares of our common stock at various exercise prices ranging from $2.11 to $16.46 and (ii) warrants to purchase 181,339 public warrants. The exercise price of the warrants is subject to adjustment if we declare any stock dividend to shareholders or effect any split or share combination with respect to our common stock. Therefore, if we effect any stock split or stock combination with respect to our common stock, the exercise price in effect immediately prior to such stock split or combination will be proportionately reduced or increased, as the case may be. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a warrant or, if we elect, an adjustment of the number of warrants outstanding. A warrant holder will not be deemed to be a holder of the underlying common stock for any purpose until the warrant has been properly exercised.

Transfer Agent And Public Warrant Agent

        The transfer agent for our common stock and public warrants is Computershare Trust Company, Denver, Colorado.

LEGAL MATTERS

        The validity of the securities being offered hereby will be passed upon on our behalf by Cooley Godward LLP, 4401 Eastgate Mall, San Diego, CA 92121.

EXPERTS

        The financial statements of ImageWare Systems, Inc. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

CHANGE IN INDEPENDENT AUDITORS

        On July 29, 2003, the Audit Committee of the Board of Directors of the Company dismissed PricewaterhouseCoopers LLP ("PwC") as the Company's independent auditor, and on July 31, 2003, engaged Stonefield Josephson, Inc. as the Company's independent auditor for the fiscal year ending December 31, 2003.

        PwC's report on the consolidated financial statements of the Company and its subsidiaries for the two fiscal years ended December 31, 2002 includes a separate paragraph indicating that the Company's losses from operations and net capital deficiency raise substantial doubt about the Company's ability to continue as a going concern. PwC's report on the consolidated financial statements of the Company and its subsidiaries for the two fiscal years ended December 31, 2001 also includes a separate paragraph indicating that the Company's losses from operations and net capital deficiency raise substantial doubt about the Company's ability to continue as a going concern. Other than the foregoing, PwC's reports on the financial statements for the past two years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

        During the two fiscal years ended December 31, 2001 and 2002, and in the subsequent period through July 29, 2003, there were no disagreements between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to PwC's satisfaction, would have caused PwC to make reference to the subject of the disagreement in connection with their reports on the financial statements for such years; and for the same periods there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

        The Company provided PwC with a copy of the foregoing disclosures and requested that PwC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. PwC's letter, dated August 4, 2003, is filed as an Exhibit to the Company's Current Report on Form 8-K dated July 29, 2003.

        During the fiscal years ended December 31, 2001 and 2002 and the subsequent interim period through July 31, 2003, the Company did not consult with Stonefield Josephson, Inc. regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company's financial statements or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to ImageWare Systems, Inc. and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

        We file annual, quarterly and special reports, Proxy Statements and other information with the SEC. You can read our SEC filings, including the registration statement of which this prospectus is a part, over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the document at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        We intend to furnish our shareholders with annual reports containing financial statements audited by our independent accountants.

INDEX TO UNAUDITED QUARTERLY
FINANCIAL STATEMENTS FOR
IMAGEWARE SYSTEMS, INC.

AUDITED
FINANCIAL
STATEMENTS

REPORT OF INDEPENDENT ACCOUNTANTS

         To Board of Directors and Shareholders of
ImageWare Systems, Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of ImageWare Systems, Inc. and its subsidiaries (the "Company") at December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP
San Diego, CA
April 11, 2003

IMAGEWARE SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2002	December 31, 2001
ASSETS
Current Assets:
Cash	$214,937	$387,773
Restricted cash and cash equivalents	60,000	60,000
Accounts receivable, net of allowance for doubtful accounts of $410,000 and $548,000 at December 31, 2002 and 2001, respectively	3,294,932	4,475,787
Inventory	1,882,082	950,203
Other current assets	422,382	990,786

Total Current Assets	5,874,333	6,864,549
Property and equipment, net	1,040,915	1,188,899
Other assets	743,826	473,567
Intangible assets, net of accumulated amortization	1,561,545	2,478,298
Goodwill	5,297,627	4,838,317

Total Assets	$14,518,246	$15,843,630

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$3,232,735	$2,918,963
Deferred revenue	976,046	993,180
Accrued expenses	1,501,046	1,586,338
Accrued expenses—related parties	46,597	46,597
Accrued interest	197,780	42,457
Notes & advances payable to bank and third parties	785,741	141,048
Notes payable to related parties	218,369	379,730

Total Current Liabilities	6,958,314	6,108,313
Convertible note payable, net of discount	1,252,311	—
Pension obligation	406,121	209,569

Total Liabilities	8,616,746	6,317,882

Shareholders' equity:
Preferred stock, $.01 par value, authorized 4,000,000 shares Series B convertible redeemable preferred stock, designated 750,000 shares, 389,400 shares issued, and 269,400 and 304,400 shares outstanding at December 31, 2002 and December 31, 2001 respectively, liquidation preference $673,500 and $761,000 at December 31, 2002 and December 31, 2001, respectively	2,694	3,044
Common stock, $.01 par value, 50,000,000 shares authorized, 5,489,390 and 5,481,311 shares issued and outstanding at December 31, 2002 and December 31, 2001, respectively	53,712	53,631
Additional paid in capital	41,272,370	40,196,952
Treasury stock, at cost—6,704 shares	(63,688)	(63,688)
Shareholder note receivable	(150,000)	(150,000)
Accumulated other comprehensive income (loss)	112,881	(36,652)
Accumulated deficit	(35,326,469)	(30,477,539)

Total shareholders' equity	5,901,500	9,525,748

Total Liabilities and Shareholders' Equity	$14,518,246	$15,843,630

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	TWELVE MONTHS ENDED December 31,
	2002	2001
Revenues:
Product	$15,115,766	$13,897,194
Maintenance	3,139,927	2,355,811

	18,255,693	16,253,005
Cost of revenues:
Product	7,060,131	6,058,618
Maintenance	1,236,316	1,140,656

Gross profit	9,959,246	9,053,731

Operating expenses:
General & administrative	6,911,228	6,631,995
Sales and marketing	4,204,613	4,120,881
Research & development	2,078,777	2,090,054
Depreciation and amortization	894,400	2,444,749

	14,089,018	15,287,679

Loss from operations	(4,129,772)	(6,233,948)
Interest (income) expense, net	652,392	(127,405)
Other (income) expense, net	(53,575)	11,194

Loss before income taxes	(4,728,589)	(6,117,737)
Income tax expense (benefit)	120,341	(184,828)

Net loss	$(4,848,930)	$(5,932,909)

Basic and diluted (loss) per common share—see Note 2	$(0.90)	$(1.22)
Weighted-average shares (basic and diluted)	5,483,973	4,937,588

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001
Cash flows from operating activities
Net loss	$(4,848,930)	$(5,932,909)

Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	894,400	2,444,749
Amortization of debt discount and debt issuance costs	442,822	—
Stock-based compensation	—	57,722
Change in assets and liabilities, net of businesses acquired
Restricted cash and cash equivalents	—	469,663
Accounts receivable, net	1,246,549	(574,909)
Inventory	(931,879)	314,383
Other current assets	568,401	158,212
Intangible and other assets	(2,986)	(57,097)
Accounts payable	313,772	1,042,485
Accrued expenses	(85,291)	(272,717)
Accrued interest	155,323	(156,775)
Deferred revenue	(17,134)	320,784
Pension obligation	196,552	—

Total adjustments	2,780,529	3,746,500

Net cash used by operating activities	(2,068,401)	(2,186,409)

Cash flows from investing activities
Purchase of property and equipment	(354,661)	(427,282)
Acquisition of businesses, net of cash acquired	—	(3,280,273)
Payment on advances from related stockholders	(161,360)	(104,500)

Net cash used by investing activities	(516,021)	(3,812,055)

Cash flows from financing activities
Proceeds from issuance of notes payable	2,500,000
Repayment of notes payable	(20,934)	(582,526)
Debt issuance costs	(383,885)	—
Proceeds from bank line of credit	165,625	—
Proceeds from exercise of options and warrants	1,247	105,856

Net cash provided by financing activities	2,262,053	(476,670)

Effect of exchange rate changes on cash	149,533	(36,652)

Net decrease in cash	(172,836)	(6,511,786)
Cash at beginning of period	387,773	6,899,559

Cash at end of period	$214,937	$387,773

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002

	Series B Convertible, Redeemable Preferred
			Common Stock		Treasury Stock			Unearned Stock Based Compensation		Accumulated Other Comprehensive Income (Loss)
							Additional Paid-In Capital		Shareholder Note Receivable		Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount						Total
Balance at December 31, 2000	334,400	$3,344	4,197,366	$40,724	(6,704)	$(63,688)	$34,667,147	$(63,126)	$(150,000)	$—	$(24,544,630)	$9,889,771
Preferred Stock conversion to common stock	(30,000)	(300)	5,685	57	—	—	243	—	—	—	—	(0)
Issuance of common stock for asset purchase	—	—	1,265,000	12,650	—	—	5,429,310	—	—	—	—	5,441,960
Issuance of common stock pursuant to option and warrant exercise for cash	—	—	20,023	200	—	—	105,656	—	—	—	—	105,856
Warrants issued to non- employees for services	—	—	—	—	—	—	34,892	—	—	—	—	34,892
Reversal of deferred compensation for stock options granted to employees	—	—	—	—	—	—	(40,297)	40,297	—	—	—	—
Amortization of stock-based compensation								22,829				22,829
Share adjustment due to fractional share conversion	—	—	(59)	—	—	—	—	—	—	—	—	—
Other comprehensive loss	—	—	—	—	—	—	—	—	—	(36,652)	—	(36,652)
Net loss	—	—	—	—	—	—	—	—	—	—	(5,932,909)	(5,932,909)

Balance at December 31, 2001	304,400	3,044	5,488,015	53,631	(6,704)	(63,688)	40,196,952	—	(150,000)	(36,652)	(30,477,539)	9,525,748
Preferred Stock conversion to common stock	(35,000)	(350)	7,663	77	—	—	273	—	—	—	—	—
Issuance of common stock pursuant to option exercise for cash	—	—	416	4	—	—	1,243	—	—	—	—	1,247
Warrants issued in conjunction with convertible debt	—	—	—	—	—	—	536,951	—	—	—	—	536,951
Beneficial conversion feature of convertible debt	—	—	—	—	—	—	536,951	—	—	—	—	536,951
Other comprehensive income	—	—	—	—	—	—	—	—	—	149,533	—	149,533
Net loss	—	—	—	—	—	—	—	—	—	—	(4,848,930)	(4,848,930)

Balance at December 31, 2002	269,400	$2,694	5,496,094	$53,712	(6,704)	$(63,688)	$41,272,370	$—	$(150,000)	$112,881	$(35,326,469)	$5,901,500

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	TWELVE MONTHS ENDED DECEMBER 31,
	2002	2001
Net income (loss)	$(4,848,930)	$(5,932,909)
Other comprehensive income (loss):
Foreign currency translation adjustment	149,533	(36,652)

Comprehensive income (loss)	$(4,699,397)	$(5,969,561)

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

1.    DESCRIPTION OF BUSINESS AND OPERATIONS

        ImageWare Systems, Inc. (the "Company"), formerly known as ImageWare Software, Inc., was incorporated in the State of California on February 6, 1987. The Company develops, sells and supports a suite of modular software products used by law enforcement and public safety agencies to manage criminal history records and to investigate crime and designs systems which utilize digital imaging in the production of photo identification cards, documents and identification badging systems.

  Going Concern

        The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has used approximately $2,068,000 in operations during the year ended December 31, 2002 and has suffered recurring losses from operations and has an accumulated deficit of approximately $35,326,000 that raises substantial doubt about its ability to continue as a going concern.

        The Company operates in markets that are emerging and highly competitive. There is no assurance that the Company will operate at a profit in the future.

        New financing will be required to fund working capital and operations. The Company is exploring the possible sale of equity securities or debt financing, and believes that additional financing will be available under terms and conditions that are acceptable to the Company. However, there can be no assurance that additional financing will be available. In the event financing is not available in the time frame required, the Company will be forced to reduce its rate of growth, if any, reduce operating expenses, curtail sales and marketing activities and reschedule research and development projects. In addition, the Company might be required to sell certain of its assets or license its technologies to others. These actions, while necessary for the continuance of operations during a time of cash constraints and a shortage of working capital, could adversely affect the Company's business.

        The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

  Use of estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expense during the reporting period. Significant estimates include allowance for doubtful accounts receivable, deferred tax asset valuation allowances, accounting for loss contingencies, and recoverability of goodwill and acquired intangible assets. Actual results could differ from estimates.

  Property and equipment

        Property and equipment, consisting of furniture and equipment, are stated at cost and are being depreciated on a straight-line basis over the estimated useful lives of the assets, which range from three to five years. Maintenance and repairs are charged to expense as incurred. Major renewals or improvements are capitalized. When assets are sold or abandoned, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized.

  Long-lived assets

        Long-lived assets and identifiable intangibles are reviewed for impairment using fair value methodologies whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. At December 31, 2002 and 2001, there was no impairment of the Company's long-lived assets.

  Intangible assets

        Intangible assets consist of patents, technology, trademarks and tradenames, customer relationship, goodwill and non-competition agreements which are stated at cost. Amortization is calculated using the straight-line method ranging from 5 to 15 years.

  Concentration of credit risk

        Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Sales are typically made on credit and the Company generally does not require collateral. The Company performs ongoing credit evaluations of its customers' financial condition and maintains an allowance for doubtful accounts. Accounts receivable are presented net of an allowance for doubtful accounts of $410,147 and $548,300 and at December 31, 2002 and 2001, respectively.

        In 2002, one customer accounted for 18% of the Company's revenues. In 2001, there were no customers who accounted for more than 10% of the Company's revenues.

        As of December 31, 2002, one customer accounted for 25% of total accounts receivable. At December 31, 2001, one customer accounted for 19% of total accounts receivable.

  Stock-based compensation

        Stock-based compensation to employees has been recognized as the difference between the per share fair value of the underlying stock and the stock option exercise at the initial grant date. The cost of stock options granted for services, other than those issued to employees, are recorded at the fair value of the stock option.

        Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards consistent with the provisions of Statement of Financial Accounting Standards, ("SFAS") No. 123, Accounting for Stock-Based Compensation, the Company's net losses would have been increased to the pro forma amount indicated below for the years ended December 31, 2002 and 2001:

	2002	2001
NET LOSS:
As reported	$(4,848,930)	$(5,932,909)
Stock based compensation included in net loss	—	57,722
Stock based employee compensation under fair value based method	(918,555)	(693,473)

Pro forma net loss	$(5,767,485)	$(6,568,660)
Basic loss per common share:
As reported	$(0.90)	$(1.22)
Pro forma	(1.06)	(1.34)

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes method with the following weighted-average assumptions: dividend yield of 0%, risk-free interest rate ranging from 4.00% to 6.32%, expected stock volatility of 65%, and expected lives of five years. The volatility of the Company's common stock underlying the options was not considered for options granted up to March 31, 2000 because the Company's stock was not publicly traded. For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting periods using an accelerated graded method in accordance with Financial Accounting Standards Board Interpretation 28.

  Income taxes

        Current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax credits and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

  Foreign currency translation

        The financial position and results of operations of the Company's foreign subsidiaries are measured using the foreign subsidiary's local currency as the functional currency. Revenues and expenses of such subsidiaries have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheet date. The resulting translation gain and loss adjustments are recorded directly as a separate component of shareholders' equity, unless there is a sale or complete liquidation of the underlying foreign investments. The Company translates foreign currencies of its German, Canadian and Singapore subsidiaries. Foreign currency translation adjustments resulted in gains of $150,000 for the twelve months ended 2002 and losses of $37,000 in 2001.

  Comprehensive Income

        Comprehensive income consists of net loss and other gains and losses affecting shareholders' equity that, under generally accepted accounting principles, are excluded from net income (loss). For the Company, such items consist of foreign currency translation gains and losses. The Company had comprehensive gains of $150,000 in 2002 and comprehensive losses of $37,000 in 2001 resulting from foreign currency translations.

  Revenue recognition

        The Company recognizes revenue and profit as work progresses on long-term, fixed-price contracts involving significant amount of hardware and software customization using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion. Revenue from contracts for which we cannot reliably estimate total costs or there are not significant amounts of customization are recognized upon completion. Our revenue from periodic maintenance agreements is generally recognized ratably over the respective maintenance periods provided no significant obligations remain and collectibility of the related receivable is probable. The Company also generates non-recurring revenue from the licensing of its software. Software license revenue is recognized upon the execution of a license agreement, upon deliverance, fees are fixed and determinable, collectibility is probable and when all other significant obligations have been fulfilled. The Company also generates revenue from the sale of identification card media and other software. Revenue for these items is recognized upon delivery of these products to the customer. The Company also generates revenue from the sale of professional digital photography software. Revenue for these items is recognized upon delivery of these products to the customer.

  Capitalized software development costs

        Software development costs incurred prior to the establishment of technological feasibility are charged to research and development expense as incurred. Technological feasibility is established upon completion of a working model. Software development costs incurred subsequent to the time a product's technological feasibility has been established, through the time the product is available for general release to customers, are capitalized, if material. To date, the Company has not capitalized any software costs as the period between achieving technological feasibility and the general availability of the related products has been short and software development costs qualifying for capitalization have been insignificant.

  Earnings (loss) per share

        Basic earnings (loss) per common share is calculated by dividing net income (loss) available to common shareholders for the period by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share is calculated by dividing net income (loss) available to common shareholders for the period by the weighted-average number of common shares outstanding during the period, increased to include, if dilutive, the number of additional common shares that would have been outstanding if the potential common shares, if dilutive, had been issued. The dilutive effect of outstanding stock options is included in the calculation of diluted earnings per common share, if dilutive, using the treasury stock method. During the years ended December 31, 2002 and 2001, the Company has excluded all convertible preferred stock and convertible notes payable and outstanding stock options from the calculation of diluted loss per share, as their effect would have been antidilutive.

        The following table sets forth the computation of basic and diluted loss per share for the years ended December 31, 2002 and 2001:

	TWELVE MONTHS ENDED DECEMBER 31,
	2002	2001
Numerator
Net loss	$(4,848,930)	$(5,932,909)
Less Series B preferred dividends	(63,764)	(70,482)

Net loss available to common shareholders	$(4,912,694)	$(6,003,391)

Denominator
Weighted-average shares outstanding	5,483,973	4,937,588
Basic and diluted loss per share	$(0.90)	$(1.22)

  Segment information

        Prior to its acquisition of G & A, Castleworks and E-Focus, the Company operated in one business segment. With its acquisition of G & A, Castleworks and E-Focus, the Company is now comprised of three reportable segments: Law Enforcement, Identification and Digital Photography. The Law Enforcement segment develops, sells and supports a suite of modular software products and designs systems used by law enforcement and public safety agencies to manage criminal history records and investigate crime. The Identification segment develops, sells and supports software and designs systems which utilize digital imaging in the production of photo identification cards, documents and identification badging systems. The Digital Photography segment develops digital imaging software for photographic purposes.

        Corporate assets are comprised primarily of cash and cash equivalents and other assets providing benefits to all business segments.

        There are no intersegment transactions.

        The table below summarizes information about reportable segments for the years ended December 31, 2002 and 2001:

	Year Ended December 31,
	2002	2001
Net Revenue:
Law Enforcement	$4,247,645	$5,621,851
Identification	13,088,453	9,899,802
Digital Photography	919,595	731,352

Total consolidated net sales	$18,255,693	$16,253,005
Operating profit (loss):
Law Enforcement	$183,103	$(2,128,765)
Identification	(3,205,486)	(3,679,392)
Digital Photography	(1,107,389)	(425,791)
Other unallocated amounts:
Interest expense (income)	652,392	(127,405)
Other expense (income)	(53,575)	11,194

Income (loss) before taxes	$(4,728,589)	$(6,117,737)
Total Assets by Segment:
Law Enforcement	$1,167,292	$2,937,345
Identification	10,754,234	4,711,657
Digital Photography	1,712,032	0

Total assets for reportable segments	13,633,558	7,649,002
Corporate	884,688	8,194,628

Total consolidated assets	$14,518,246	$15,843,630

        The Company has total assets in foreign locations as follows: $3,868,000 in Germany, $305,000 in Canada and $414,000 in Singapore. Revenues generated from the Company's foreign locations were $7,398,000 and $3,362,000 for years ended December 31, 2002 and 2001, respectively.

New Accounting Pronouncements

        In December 2002, the FASB issued SFAS 148—Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FAS 123. Accounting for Stock-Based Compensation was issued to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of this statement did not have a material effect on the Company's results of operations or financial condition. The disclosure provisions of FAS 148 are effective for, and are reflected in, the Company's 2002 financial statements.

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"),—"Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a rollforward of the entity's product warranty liabilities. The Company will apply the recognition provisions of FIN 45 prospectively to guarantees issued after December 31, 2002. The disclosure provisions of FIN 45 are effective for the 2002 financial statements; however no new disclosures were deemed necessary as a result of adoption. The adoption of FIN 45 is not expected to have a material effect on the Company's results of operations or financial condition.

        In November 2002, the Emerging Issues Task Force (EITF) issued Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." This issue addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how arrangement consideration should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 will be effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003 or the Company may elect to report the change in accounting as a cumulative-effect adjustment. The Company is reviewing EITF Issue No. 00-21 and has not yet determined the impact this issue will have on its operating results and financial position.

  Reclassifications

        Certain reclassifications were made to prior years' consolidated financial statements to conform to the current year presentation.

3.    Acquisitions and Goodwill

        On March 30, 2001, the Company completed the purchase of substantially all the assets of G & A Imaging Ltd. (G & A), a privately held developer of software and software systems for digital identification documents for a total purchase price of $3,046,000 in cash ($2,500,000 to selling shareholders and approximately $546,000 in direct transaction costs) and the issuance of 665,000 shares of the Company's common stock valued at approximately $3,634,000 based on the fair value of the Company's common stock a few days before and after the agreement of terms and announcement. The acquisition was accounted for using the purchase method of accounting and, accordingly, G & A's results of operations have been included in the consolidated financial statements since the date of acquisition.

        On August 10, 2001, the Company completed its acquisition of Castleworks LLC, a Nevada limited liability company ("Castleworks"), and E-Focus West LLC, a Nevada limited liability company ("E-Focus"), from Castle Holdings LLC, a Nevada limited liability company ("Castle Holdings") for a total purchase price of $234,000 in cash ($100,000 to selling shareholders and $134,000 in direct transaction costs) and the issuance of 600,000 shares of the Company's common stock valued at approximately $1,808,400 based on the fair value of the Company's common stock a few days before and after the agreement of terms and announcement. As a result of this transaction, Castleworks and E-Focus became wholly owned subsidiaries of ImageWare. The acquisition was accounted for using the purchase method of accounting and, accordingly, Castleworks and E-Focus' results of operations have been included in the consolidated financial statements since the date of acquisition. Castleworks and E-Focus develop digital imaging software for professional photographic purposes.

        The following (unaudited) pro forma consolidated results of operations for the years ended December 31, 2001 has been prepared as if the acquisition of Goddard, G & A, and Castleworks and E-Focus had occurred at January 1, 2001:

Year ended December 31, 2001
Sales	$18,848,000
Net (loss)	$(6,337,000)

Net (loss) per share	$(1.34)

        The following table presents the allocation of the acquisition cost for the G & A, Castleworks, and E-Focus acquisitions, including professional fees and other related acquisition costs, to the assets acquired and liabilities assumed:

	G & A Imaging	Castlworks & E-Focus
Cash	$—	$25,000
Accounts receivable	778,000	224,000
Inventories	789,000	189,000
Other current assets	1,075,000	21,000
Property, plant and equipment, net	325,000	248,000
Other intangibles	2,500,000	395,000
Goodwill	3,654,000	1,245,000

Total assets	9,121,000	2,347,000

Amounts payable to banks and long-term debt due within one year	(789,000)	—
Other current liabilites	(1,581,000)	(304,000)
Long-term obligations, net of current portion	(71,000)	—

Total liabilites	(2,441,000)	(304,000)

Total acquisition cost	$6,680,000	$2,043,000

        Management determined the allocation of the purchase price based upon third-party appraisals using fair value methodologies.

        The following disclosure presents certain information the Company's acquired intangible assets as of December 31, 2002 and 2001. All intangible assets are being amortized over their estimated useful lives, as indicated below, with no estimated residual values.

Acquired Intangible Assets	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Balance
At December 31, 2002
Amortized acquired intangible assets:
Technology	5 years	$1,160,000	$(438,180)	$721,820
Trademarks and tradenames	14.5 years	630,000	(80,623)	549,377
Customer relationship	5 years	200,000	(69,998)	130,002
Non-compete Agreements	3 years	125,000	(61,666)	63,334
Patents	4 years	60,000	(21,250)	38,750
Acquired Workforce	3 years	—	—	—

		$2,175,000	$(671,717)	$1,503,283

At December 31, 2001
Amortized acquired intangible assets:
Technology	5 years	$1,160,000	$(291,875)	$868,125
Trademarks and tradenames	14.5 years	630,000	(33,125)	596,875
Customer relationship	5 years	200,000	(30,000)	170,000
Non-compete Agreements	3 years	125,000	(18,750)	106,250
Patents	4 years	60,000	(6,250)	53,750
Acquired Workforce	3 years	700,000	(175,000)	525,000

		$2,875,000	$(555,000)	$2,320,000

As a result of adopting FAS 142 on January 1, 2002, "Acquired workforce" with a net book value of $525,000 was subsumed into goodwill.

        Amortization expense for the twelve months ended December 31, 2002 was approximately $292,000.

        The estimated acquired intangible amortization expense for the next five fiscal years is as follows:

Fical Year Ended December 31,	Estimated Amortization Expense
2003	383,000
2004	354,000
2005	253,000
2006	50,000
2007	40,000

        The following table presents details of the Company's goodwill:

Balance of Goodwill at December 31, 2001	$4,838,317
Reclassification of acquired workforce intangible to goodwill	525,000
Changes in fair value estimates of assets acquired and liabilities assumed	(65,690)

Balance of Goodwill at December 31, 2002	$5,297,627

        In June 2002, we completed our transitional goodwill and purchased intangibles impairment tests outlined under SFAS 142 which required the assessment of goodwill and purchased intangibles for impairment as of January 1, 2002 and in December 2002, we completed our annual impairment tests. These tests were conducted by determining and comparing the fair value of our reporting units, as defined in SFAS 142, to the reporting unit's carrying value as of that date. Our reporting units are Law Enforcement, Identification and Digital Photography. Based on the results of these impairment tests, we determined that our goodwill assets and purchased intangible assets were not impaired as of January 1, 2002 or during December 2002. We plan to conduct our annual impairment tests in the fourth quarter of every year, unless impairment indicators exist sooner.

        In accordance with the transitional disclosures outlined in SFAS 142, the following table reconciles and summarizes reported results for the years ended December 31, 2002 and 2001, adjusted to exclude amortization of goodwill and assembled workforce intangible assets, as if the non-amortization requirements of SFAS 142 had been applied at the beginning of each period presented.

	Twelve Months Ended December 31,
	2002	2001
Net loss:
Reported net loss	$(4,848,930)	$(5,932,909)
Add back: Goodwill and acquired workforce amortization	—	1,608,523

Adjusted net loss	$(4,848,930)	$(4,324,386)

Basic and diluted net loss per share:
Reported basic and diluted net loss per share	$(0.90)	$(1.22)
Amortization of goodwill and acquired workforce	$—	$0.33

Basic and diluted net loss per share	$(0.90)	$(0.89)

4. Restricted Cash

        At December 31, 2002 and 2001, the Company had $60,000 of restricted cash and cash equivalents which serves as collateral for irrevocable standby letter of credits that provide financial assurance that the Company will fulfill its obligations under certain commitments discussed in Note 9. The cash is held in custody by the issuing bank, is restricted as to withdrawal or use, and is currently invested in time certificates of deposits. Income from these investments is paid to the Company.

5. Inventory

        Inventories at December 31, 2002 and 2001 were comprised of finished goods of $1,882,000 and $950,000, respectively.

6. Property and Equipment

        Property and equipment at December 31, 2002 and 2001 consists of:

	2002	2001
Equipment	$2,141,722	$1,959,504
Leasehold improvements	100,630	99,634
Furniture	281,490	252,692

	2,523,842	2,311,830
Less accumulated depreciation	(1,482,927)	(1,122,931)

	$1,040,915	$1,188,899

        Total depreciation expense for the years ended December 31, 2002 and 2001 was $503,000 and $346,000, respectively.

7. Notes Payable and Line of Credit

        Notes payable consist of the following:

	2002	2001
Short-term note payable to third party to accrue interest at 10%. Note due upon demand	$100,000	$100,000
Short-term note payable to third party to accrue interest at 12.5%. Note due upon demand	500,000	—
Short-term note payable to ITC shareholder. Such note accrues interest at 10% and is due upon demand	210,125	210,125
Short-term note payable to ITC shareholder. Such note accrues interest at 10% and includes monthly payments through December 31, 2002	8,244	169,605
Line of credit payable to bank to accrue interest at 8.4%	165,625	—
Short-term notes payable to certain vendors	20,116	41,048
Senior secured convertible promissory note to accrue interest at 12.5%. Face value of note $2,000,000. Discount on note at December 31, 2002 is $747,689. Note due May 22, 2004.	1,252,311	—

	$2,256,421	$520,778
Less current portion	(1,004,110)	(520,778)

Long-term notes payable	$1,252,311	$—

        In May 2002, the Company issued a senior secured promissory note for $2,000,000 at an interest rate of 12.5%, due May 22, 2004. The note is convertible into common shares of the Company at $4.31 per share. In conjunction with the note, the Company issued a warrant to purchase 150,000 shares of common stock at $4.74 per share. The Company has recorded the note net of a discount equal to the fair value allocated to the warrants issued of approximately $537,000.

        The convertible note also contained a beneficial conversion feature, which resulted in additional debt discount of $537,000. The beneficial conversion amount was measured using the accounting intrinsic value, i.e. the excess of the aggregate fair value of the common stock into which the debt is convertible over the proceeds allocated to the security. The Company is accreting the beneficial conversion feature as interest expense over the life of the note. For the twelve months ended December 31, 2002, the Company recorded $326,212 as interest expense from the amortization of the discount related to the fair value of the warrants and from the accretion of the beneficial conversion feature.

        The Company also granted the holder of the note an option to acquire an additional senior secured convertible promissory note with an aggregate principal amount of up to $3,000,000, together with an additional warrant to acquire a proportionate number of shares of the common stock of the Company based upon the actual amount of money invested in the additional note. The terms of the additional note and additional warrant would be substantially identical to the initial note and warrant.

        In September 2002, the Company issued a secured demand promissory note for $500,000 at an interest rate of 12.5% to the holder of the convertible promissory note. The note is due and payable upon demand given by the holder.

        A foreign subsidiary of the Company has a line of credit with a commercial bank totaling $269,000. As of December 31, 2002, the Company had utilized approximately $165,625 of this facility. Borrowings under this facility bear interest at 8.4% per annum and are collateralized by the subsidiary's accounts receivable.

        On June 30, 2001, the Company converted accrued liabilities due to an employee into a promissory note in the amount of $269,605. The note bears interest at 10% per annum. Under the terms of the note, the Company is required to make monthly payments of $15,000 until the note is paid in full on January 14, 2003. At December 31, 2002, the balance of this note payable was $8,244.

Future maturities of notes payable and lines of credit are as follows as of December 31, 2002:

2003	$1,004,110
2004	2,000,000
2005	—
2006	—
2007	—

$3,004,110

        The Company is accreting the discount on the Senior Secured Convertible note through May 22, 2004, the maturity date.

8. Income Taxes

        The significant components of the income tax provision (benefit) are as follows:

	December 31,
	2002	2001
Current
Federal	$—	$—
State	—	—
Foreign	—	—

	—	—
Deferred
Federal	—	—
State	—	—
Foreign	120,341	(184,828)

	$120,341	$(184,828)

        The principal components of the Company's deferred tax assets (liabilities) at December 31, 2002 and 2001 are as follows:

	2002	2001
Net operating loss carryforwards	$6,961,249	$5,196,932
Research and development credits	561,033	503,797
Intangible Assets	209,937	407,953
Reserves and accrued expenses	281,310	275,339
Deferred revenue
Other	(20,000)	(48,548)

	7,993,529	6,335,473
Less valuation allowance	(7,929,042)	(6,150,645)

Net deferred tax assets	$64,487	$184,828

        A reconciliation of the provision (benefit) for income taxes to the amount computed by applying the statutory income tax rates to loss before income taxes is as follows:

	2002	2001
Amounts computed at statutory rates	$(1,548,005)	$(2,080,031)
State income tax, net of federal benefit	(270,445)	(213,779)
Foreign tax	120,341	(184,828)
Goodwill amortization	—	299,737
Other	40,053	(23,949)
Net change in valuation allowance	1,778,397	2,018,022

	$120,341	$184,828

        The Company has established a valuation allowance against its deferred tax asset due to the uncertainty surrounding the realization of such asset. Management periodically evaluates the recoverability of the deferred tax asset. At such time as it is determined that is more likely than not that deferred tax assets are realizable, the valuation allowance will be reduced.

        At December 31, 2002 and 2001, the Company had federal net operating loss carryforwards of approximately $18,534,000 and $13,500,000, respectively, state net operating loss carryforwards of approximately $10,022,000 and $7,500,000, respectively, which may be available to offset future taxable income for tax purposes. The federal net operating loss carryforwards expire at various dates from 2003 through 2022. The state net operating loss carryforwards expire at various dates from 2003 through 2007. In addition, the Company had foreign operating losses carryforwards of approximately $386,000 at December 31, 2001, which were used during 2002 to offset taxable income of its foreign operations.

        The Company also had federal research credit carryforwards of approximately $361,000 and $335,000 and state research credit carryforwards of approximately $200,000 and $169,000 for tax purposes at December 31, 2002 and 2001, respectively. The federal carryforwards will begin to expiring, if unused, in 2007.

        The Internal Revenue Code (the "Code") limits the availability of net operating losses and certain tax credits that arose prior to certain cumulative changes in a corporations's ownership resulting in a change of control of the Company. The Company's use of its net operating loss carryforwards and tax credit carryforwards will be significantly limited because the Company underwent "ownership changes" in 1991, 1995, and 2000. The effect of the existing limitation has been reflected in the above summary of the deferred tax assets.

9. Commitments and Contingencies

  Employment Agreements

        The Company has employment agreements with its Chief Executive Officer, Senior Vice President of Administration and Chief Financial Officer, Vice President of Research and Development, President of ImageWare Systems Law Enforcement Group, and President of ImageWare Systems Digital Photography. The Company may terminate the agreements with or without cause. Should the Company terminate the agreements without cause, the officers are entitled to compensation ranging from 12 to 36 months of salary.

  License Agreements

        During 2001, the Company renewed a license agreement related to technology used in its products. Under the terms of the agreement, the Company is required to pay royalties at fixed fees or percentages based upon product sales. The agreement expires in October 2003. Minimum payments under the terms of the agreement are $100,000 per year.

  Letter of Credit

        As collateral for performance on the Company's operating lease for its office and research and development facilities, the Company is contingently liable under an irrevocable standby letter of credit in the amount of $30,000. The letter of credit expires July 31, 2003. As a condition, the bank requires the Company to invest an equal amount in the form of a one year certificate of deposit which matures in March 2003. As of December 31, 2002, there were no drawings against the outstanding balance.

  Litigation

        The Company is involved in certain legal proceedings generally incidental to its normal business activities. While the outcome of such proceedings cannot be accurately predicted, the Company does not believe the ultimate resolution of any such existing matters should have a material effect on its financial position, results of operations or cash flows.

  Leases

        The Company currently leases office and research and development space under operating leases which expire at various dates through December 2006.

        At December 31, 2002, future minimum lease payments are as follows:

	Operating Leases	Capital Leases	Total
2003	$657,077	$2,052	$659,129
2004	$496,725	$2,052	$498,777
2005	$477,413	$2,052	$479,465
2006	$254,871	$684	$255,555
2007	$—	$—	$—

	$1,886,086	$6,840	$1,892,926

        The Company is committed to a three year lease for office space housing its Digital Photography operations in Costa Mesa, California which is for 4,275 square feet. During the fourth quarter of 2002, the Company consolidated these operations into its corporate headquarters in San Diego, California and vacated the premises. The Company does not intend to occupy this space and is actively seeking a tenant to sub-lease this space. As of December 31, 2002, the Company has been unable to secure a tenant to sub-lease this space. During the quarter ended December 31, 2002, the Company recorded an estimated loss on its lease commitment totaling $132,416, which is included in current accrued liabilities on the balance sheet. In determining this estimated loss for its lease commitment, the Company has been required to make various assumptions, including occupancy dates for new tenants, sub-lease rental rates, tenant improvement allowances, abandoned leasehold improvements and commission payments, that involve estimates and judgments. In formulating its assumptions, the Company took into account current and projected real estate market conditions. If the Company's estimates and related assumptions change in the future, the Company may be required to revise this estimated loss on its lease commitment. If any revisions to its estimated loss are necessary, then an additional loss or a benefit will be recorded.

        Rental expense under operating leases for the years ended December 31, 2002 and 2001 was approximately $1,006,000 and $819,892 respectively.

10. Equity

        The Company's Articles of Incorporation were amended effective August 31, 1994 and authorize the issuance of two classes of stock to be designated "Common Stock" and "Preferred Stock," provide that both Common and Preferred Stock shall have a par value of $.01 per share and authorize the Company to issue 50,000,000 shares of Common Stock and 4,000,000 shares of Preferred Stock. The Preferred Stock may be divided into such number of series and with the rights, preferences, privileges and restrictions as the Board of Directors may determine.

  Series B Convertible, Redeemable Preferred Stock

        In April 1995, the Company's Articles of Incorporation were amended to authorize 750,000 shares of Series B Convertible Redeemable Preferred Stock ("Series B"). Each 5.275 shares of Series B are convertible into one share of the Company's common stock. As of December 31, 2002, the Company had 269,400 shares of Series B outstanding.

        The holders of Series B are entitled to cumulative preferred dividends payable at the rate of $.2125 per share per annum commencing April 30, 1996, subject to legally available funds. The Series B plus accrued but unpaid dividends are convertible at the option of the holder into shares of common stock at a conversion price equal to the original Series B issue price as adjusted to prevent dilution. The Series B will automatically be converted into shares of common stock upon the closing of an underwritten public offering at a price per common share of not less than $31.65. If the public offering price is less than $31.65 but at least $21.10 per share, the conversion shall still be automatic upon written consent of a majority of the then outstanding shareholders of Series B.

        The Series B, on an as-converted basis, have the same voting rights per share as the Company's common shares; provided, that the Series B has a special right to elect one director if the Company defaults in the payment of any dividend to the holders of Series B. The Series B are entitled to initial distributions of $2.50 per share of Series B outstanding, upon liquidation and in preference to common shares and any other series of preferred stock plus all accrued but unpaid dividends.

        Any time after December 31, 2000, the Company has the right to redeem all or some of the outstanding shares of Series B at a price equal to the original issue price, plus all accrued but unpaid dividends.

        As of December 31, 2001, the Company had 304,400 shares of Series B outstanding. During 2002, 35,000 shares of Series B preferred stock were converted into 7,663 shares of common stock. At December 31, 2002 and 2001, the Company had cumulative undeclared dividends of $146,337 and $81,750, respectively.

  Warrants

        As of December 31, 2002, warrants to purchase 2,865,227 shares of common stock at prices ranging from $4.74 to $16.46 were outstanding. All warrants are exercisable as of December 31, 2001 and expire at various dates through September 2005.

11. Stock Option Plans

        On August 31, 1994, the directors of the Company adopted the Company's 1994 Employee Stock Option Plan (the "1994 Plan") and the 1994 Nonqualified Stock Option Plan (the "Nonqualified Plan"). The 1992 Stock Option Plan and options previously granted were canceled by the Board of Directors.

        The 1994 Plan originally provided for officers and other key employees to receive nontransferable incentive stock options to purchase up to 170,616 shares of the Company's common stock. The number of stock options issued and outstanding and the number of stock options remaining available for future issuance are shown in the table below. The option price per share must be at least equal to 100% of the market value of the Company's common stock on the date of grant and the term may not exceed ten years.

        The Nonqualified Plan originally provided for directors and consultants to receive nontransferable options to purchase up to 18,957 shares of the Company's common stock. The number of options issued and outstanding and the number of options remaining available for future issuance are shown in the table below. The option price per share must be at least equal to 85% of the market value of the Company's common stock on the date of grant and the term may not exceed five years.

        Both the 1994 Plan and the Nonqualified Plan are administered by the Board of Directors or a Committee of the Board which determines the employees, directors or consultants which will be granted options and the terms of the options, including vesting provisions which to date has been over a three year period. Both the 1994 Plan and the Nonqualified Plan expire on August 31, 2004.

        Due to a significant decline in the estimated fair value of the Company's common stock, in February 1999, the exercise price of previously granted stock options was repriced to $5.28 per share, which was based upon the fair value of the Company's common stock as of that date, as determined by the Company's Board of Directors. The Company was required to record compensation expense equal to the difference between the estimated fair value of the common stock and the exercise price of the repriced options. For the years ended December 31, 2002 and 2001, the Company recorded no compensation expense as the exercise price was equal or above the estimated fair value.

        On December 17, 1999, the Company's Board of Directors adopted the ImageWare Systems, Inc. Amended and Restated 1999 Stock Option Plan (the "1999 Plan"). Under the terms of the 1999 Plan, the Company could, originally, issue up to 350,000 non-qualified or incentive stock options to purchase common stock of the Company. The number of options issued and outstanding and the number of options remaining available for future issuance are shown in the table below. The 1999 Plan has substantially the same terms as the 1994 Employee Stock Option Plan and the 1994 Nonqualified Stock Option Plan and expires on December 17, 2009.

        On September 12, 2001, the Company's Board of Directors approved adoption of the 2001 Equity Incentive Plan (the "2001 Plan"). Under the terms of the 2001 Plan, the Company may issue stock awards to employees, directors and consultants of the Company, and such stock awards may be given for nonstatutory stock options (options not intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended), stock bonuses, and rights to acquire restricted stock. The Company originally reserved 1,000,000 shares of its common stock for issuance under the 2001 Plan. The number of options issued and outstanding and the number of options remaining available for future issuance are shown in the table below.

        The 2001 Plan is administered by the Board of Directors or a Committee of the Board as provided in the 2001 Plan. Options granted under the 2001 Plan shall not be less than 85% of the market value of the Company's common stock on the date of the grant, and, in some cases, may not be less than 110% of such fair market value. The term of options granted under the 2001 Plan as well as their vesting are determined by the Board and to date, options have been granted with a ten year term and vesting over a three year period. While the Board may suspend or terminate the 2001 Plan at any time, if not terminated earlier, it will terminate on the day before its tenth anniversary of the date of adoption.

Stock Option Plans
As of December 31, 2002

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)
1994 Plan	121,708	28,245
Nonqualified Plan	18,957	-0-
1999 Plan	347,400	1,660
2001 Plan	909,613	89,655

Total	1,397,678	119,560

        The following table summarizes employee stock option activity since December 31, 2000:

	Options	Weighted-Average Exercise Price
Balance at December 31, 2000	592,703	$6.36
Granted	853,833	$3.47
Expired/canceled	(116,096)	$5.53
Exercised	(20,023)	$5.29

Balance at December 31, 2001	1,310,417	$4.56
Granted	255,508	$3.75
Expired/canceled	(167,831)	$3.02
Exercised	(416)	$3.00

Balance at December 31, 2002	1,397,678	$4.59

        At December 31, 2002, a total of 745,068 options were exercisable at a weighted average price of $5.22 per share. At December 31, 2001, a total of 327,471 options were exercisable at a weighted average price of $6.31 per share.

        The following table summarizes information about employee stock options outstanding and exercisable at December 31, 2002:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted-Average Remaining Life (Years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$1.99 - 2.15	125,000	9.76	$2.05	0	$0.00
$3.00 - 4.90	557,146	8.73	$3.05	255,677	$3.00
$5.28	121,708	1.12	$5.28	121,708	$5.28
$5.29 - 6.51	494,867	8.06	$6.11	268,725	$6.26
$8.00 - 11.00	98,957	5.95	$8.07	98,958	$8.07

Total	1,397,678			745,068

        The weighted-average grant-date fair value per share of options granted to employees during the years ended December 31, 2002 and 2001 was $2.59 and $2.65, respectively.

12. Employee Benefit Plan

        During 1995, the Company adopted a defined contribution 401(k) retirement plan (the "Plan"). All employees aged 21 years and older become participants after completion of three months of employment. The Plan provides for annual contributions by the Company determined at the discretion of the Board of Directors. Participants may contribute up to 20% of their compensation.

        Employees are fully vested in their share of the Company's contributions after the completion of five years of service. The Company made a contribution in 2001 for the 2000 plan year of $42,031. The company has accrued a contribution of $50,000 for the 2002 plan year.

13. Pension Plan

        One of the Company's foreign subsidiaries maintains a defined benefit pension plan that provide benefits based on length of service and final average earnings. Periodic benefit costs for 2001 are from the date of the Company's acquisition of the pension plan, March 30, 2001, through December 31, 2001.

        The following table sets forth the benefit obligation, fair value of plan assets, and the funded status of the Company's plan; amounts recognized in the Company's consolidated financial statements; and

the assumptions used in determining the actuarial present value of the benefit obligations as of December 31:

	2002	2001
Change in projected benefit obligation:
Benefit obligation at beginning of year	$588,573	$304,611
Service cost	115,186	33,123
Interest cost	59,047	35,619
Actuarial gain (loss)	(4,323)	215,220
Effect of exchange rate changes	125,000	—
Benefits paid	—	—

Benefit obligation at end of year	883,483	588,573

Change in plan assets
Fair value of plan assets at beginning of year	163,784	124,079
Actual return of plan assets	(11,104)	(7,576)
Company contributions	82,531	47,281
Benefits paid	—	—

Fair value of plan assets at end of year	235,211	163,784

Unfunded status	(648,272)	(424,789)
Unrecognized acturial loss	242,151	215,220
Unrecognized prior service (benefit) cost	—	—
Unrecognized transition (asset) liability	—	—

Prepaid (accrued) benefit cost	$(406,121)	$(209,569)

Weighted-average assumptions as of December 31:
Discount rate	6.0%	6.0%
Expected return on plan assets	7.0%	7.0%
Rate of compensation increase	2.5%	2.5%
Components of net periodic benefit cost are as follows:
Service cost	115,186	33,123
Interest cost on projected benefit obligations	59,047	35,619
Expected return on plan assets	(13,837)	(11,057)
Amortization of prior service costs	—	—
Amortization of acturial loss	5,845	—

Net periodic benefit costs	166,241	57,685

14. Exit Activities

        The Company adopted the provisions of Statement of Financial Accounting Standard ("SFAS") No. 146—Accounting for Costs Associated with Exit or Disposal Activities in the fourth fiscal quarter of the year ended December 31, 2002. The Company terminated its operating lease for 4,275 square feet of office space used to house our Digital Photography operations and moved these operations to its San Diego, California facility. In connection with this exit activity, the Company also reduced headcount. The Company has recorded a liability for the remaining lease payments under the operating lease net of estimated sublease rents of $132,000 and accrued $6,000 in severance as of December 31, 2002. These expenses are classified as part of general and administrative expenses as of December 31, 2002.

15. Related Party Transactions

        RDL Holdings LTD ("RDL") is considered to be an affiliated entity because a major shareholder of this entity is also a major shareholder of the Company.

        ITC entered into a five-year operating lease for its office and research and development facilities from RDL. The Company recorded rent expense of $26,000 and $270,000 for the years ended December 31, 2002 and 2001, respectively. At December 31, 2002, $76,000 in accrued rent remained unpaid.

        Prior to the consummation of the ITC merger, certain ITC shareholders advanced funds to ITC on a regular basis for general corporate and working capital purposes. Amounts owed to the shareholders for these advances at December 31, 2002 and 2001 were $208,000 and $208,000, respectively.

        The Company has a development contract with a non-employee shareholder. There were no costs incurred under the development contract for the years ended December 31, 2002 and 2001. In June 2001, the Company converted the amounts due the shareholder into a note payable of $270,000 which includes a principal balance of $170,000 and accrued but unpaid interest of $100,000. The note bears interest at 10% per annum and calls for monthly payments of $15,000 until January, 2003. In conjunction with the ITC transaction, the shareholder became an employee of the Company. At December 31, 2002, $8,244 of this note was unpaid and classified as part of notes payable to related parties. This note was paid in full in January 2003.

        A shareholder of the Company received an annual fee for management services provided to the Company. There were no costs incurred for these management services for the years ended December 31, 2002 and 2001, respectively. Amounts owed to the shareholder at December 31, 2002 and 2001 were $47,000 and $47,000, respectively. In conjunction with the ITC transaction, the shareholder became an employee of the Company. Amounts due to this shareholder for management services accrue interest at a rate of 10% per annum.

        During the year ended December 31, 2001, the company entered into a consulting agreement for business development consulting services with a member of the Board of Directors. The agreement, which commenced in August 2001, was for a period of five months and may be terminated by either party after October 31, 2001 for any reason. The agreement called for a fee of $10,000 per month, plus reimbursable expenses. During the year ended December 31, 2001, the Company recorded expenses of $99,000 of which approximately $8,000 was unpaid at December 31, 2001and subsequently paid in 2002. As of December 31, 2001, the agreement had expired and was not renewed.

16. Subsequent Event

        The Massachusetts Institute of Technology and Electronics for Imaging filed a lawsuit against several defendants, including the Company. As of January 30, 2003, the Company entered into a settlement agreement in which the plaintiffs agreed to dismiss the lawsuit, with prejudice, in exchange for the payment of a settlement fee. The settlement amount is included in current accrued liabilities on the Company's balance sheet at December 31, 2002.

UNAUDITED
FINANCIAL
STATEMENTS

IMAGEWARE SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(IN THOUSANDS)

	September 30, 2003	December 31, 2002
	(UNAUDITED)
Current Assets:
Cash	$634	$215
Restricted cash and cash equivalents	—	60
Accounts receivable, net	1,375	3,295
Inventory	1,692	1,882
Other current assets	450	422

Total Current Assets	4,151	5,874
Property and equipment, net	794	1,040
Other assets	1,039	744
Intangible assets, net of accumulated amortization	1,216	1,562
Goodwill	5,298	5,298

Total Assets	$12,498	$14,518

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,039	$3,233
Deferred revenue	802	976
Accrued expenses	1,342	1,500
Accrued expenses—related parties	0	47
Accrued interest	253	198
Notes & advances payable to bank and third parties	207	786
Notes payable to related parties	104	218

Total Current Liabilities	4,747	6,958
Convertible notes payable, net of discount	1,298	1,252
Warrant liability	1,647	—
Pension obligation	465	406

Total Liabilities	8,157	8,616
Shareholders' equity (deficit):
Preferred stock, $.01 par value, authorized 4,000,000 shares Series B convertible redeemable preferred stock, designated 750,000 shares, 389,400 shares issued, and 269,400 shares outstanding at September 30, 2003 and December 31, 2002, liquidation preference $673,500 at September 30, 2003 and December 31, 2002	3	3
Common stock, $.01 par value, 50,000,000 shares authorized, 5,489,390 shares issued and outstanding	54	54
Additional paid in capital	43,890	41,272
Treasury stock, at cost—6,704 shares	(64)	(64)
Shareholder note receivable	(150)	(150)
Accumulated other comprehensive income	241	113
Accumulated deficit	(39,633)	(35,326)

Total shareholders' equity	4,341	5,902

Total Liabilities and Shareholders' Equity	$12,498	$14,518

The accompanying notes are an integral part of these condensed consolidated financial statements.

IMAGEWARE SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(UNAUDITED)

	THREE MONTHS ENDED September 30,		NINE MONTHS ENDED September 30,
	2003	2002	2003	2002
Revenues:
Product	$4,167	$3,942	$10,636	$10,601
Maintenance	590	729	2,180	2,074

	4,757	4,671	12,816	12,675
Cost of revenues:
Product	1,405	1,695	4,482	4,620
Maintenance	270	306	939	848

Gross profit	3,082	2,670	7,395	7,207

Operating expenses:
General & administrative	1,461	1,646	4,343	5,037
Sales and marketing	883	957	3,020	3,158
Research & development	509	538	1,439	1,563
Depreciation and amortization	219	245	692	660

	3,072	3,386	9,494	10,418

Income (loss) from operations	10	(716)	(2,099)	(3,211)
Interest (income) expense, net	69	250	2,323	362
Other (income) expense, net	57	(2)	(116)	21

Loss before income taxes	(116)	(964)	(4,306)	(3,594)
Income tax expense (benefit)	—	—	—	—

Net loss	$(116)	$(964)	$(4,306)	$(3,594)

Basic and diluted loss per common share—see note 2	$(0.02)	$(0.18)	$(0.79)	$(0.66)
Weighted-average shares (basic and diluted)	5,489,390	5,485,210	5,489,390	5,483,280

The accompanying notes are an integral part of these condensed consolidated financial statements.

IMAGEWARE SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(IN THOUSANDS)

(UNAUDITED)

	Nine Months Ended September 30,
	2003	2002
Cash flows from operating activities
Net loss	$(4,306)	$(3,594)

Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	696	660
Non cash interest and amortization of debt discount and debt issuance costs	1,779	241
Change in assets and liabilities
Accounts receivable, net	1,920	1,257
Inventory	190	(1,425)
Other current assets	(27)	75
Intangible and other assets	(66)	38
Accounts payable	(1,108)	371
Accrued expenses	(162)	227
Accrued interest	55	82
Deferred revenue	(174)	101
Pension obligation	59	—

Total adjustments	3,162	1,627

Net cash used by operating activities	(1,144)	(1,967)

Cash flows from investing activities
Purchase of property and equipment	(162)	(289)
Restricted cash and cash equivalents	60	30
Payment on advances from related stockholders	(158)	(135)
Sale of property and equipment	59	—

Net cash used by investing activities	(201)	(394)

Cash flows from financing activities
Proceeds from issuance of notes payable with warrants	4,856	2,000
Proceeds from issuance of short-term demand notes payable		500
Repayment of notes payable	(2,500)
Repayment of capital lease obligations		(17)
Debt issuance costs	(554)	(272)
Proceeds from (repayment of) bank line of credit	(166)	398

Net cash provided by financing activities	1,636	2,609

Effect of exchange rate changes on cash	128	71

Net increase in cash	419	319
Cash at beginning of period	215	388

Cash at end of period	$634	$707

IMAGEWARE SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(IN THOUSANDS)

(UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2003	2002	2003	2002
Net loss	$(116)	$(964)	$(4,306)	$(3,594)
Other comprehensive income (loss):
Foreign currency translation adjustment	29	(9)	128	71

Comprehensive income (loss)	$(87)	$(973)	$(4,178)	$(3,523)

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND OPERATIONS

        ImageWare Systems, Inc. ("we", "our" or "the Company"), was incorporated in the State of California on February 6, 1987. ImageWare Systems, Inc. develops software solutions for digital imaging, biometrics, law enforcement and secure credentials. Through its ID product line, ImageWare applies its core technology to create secure identification systems for airports, universities, government agencies and private businesses. ImageWare's law enforcement product line empowers its customers to quickly capture, search, retrieve and share digital photographs and criminal history records on stand-alone, networked or Web-based platforms. ImageWare additionally leverages its imaging technology to create software and Web-based solutions for professional photographers.

  Liquidity and Capital Resources

        The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The condensed consolidated financial statements included in this report have been prepared assuming that the Company will be successful in obtaining the additional capital it needs to fund operations and implement its business plan. The Company used approximately $2,086,000 in operations during the year ended December 31, 2002 and $1,144,000 in operations during the nine months ended September 30, 2003, suffered net losses of $4,306,000 and $3,594,000 for the nine months ended September 30, 2003 and 2002, respectively, has an accumulated deficit of approximately $39,633,000 at September 30, 2003, and has negative working capital of $596,000 at September 30, 2003 which raises substantial doubt about the Company's ability to continue as a going concern. These condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

        The Company operates in markets that are emerging and highly competitive. There is no assurance that the Company will operate at a profit in the future.

        New financing will be required to fund working capital and operations. The Company is exploring the possible sale of equity securities and/or debt financing, and believes that additional financing will be available under terms and conditions that are acceptable to the Company. However, there can be no assurance that additional financing will be available. In the event financing is not available in the time frame required, the Company will be forced to reduce its rate of growth, if any, reduce operating expenses, curtail sales and marketing activities and reschedule research and development projects. In addition, the Company might be required to sell certain of its assets or license its technologies to others. These actions, while necessary for the continuance of operations during a time of cash constraints and a shortage of working capital, could adversely affect the Company's business.

  Basis of Presentation

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        The accompanying condensed consolidated unaudited financial statements of ImageWare have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission

("SEC") regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements and should be read in conjunction with the consolidated financial statements for the year ended December 31, 2002 and notes thereto included in the Company's Annual Report on Form 10-KSB, filed with the SEC on April 15, 2003. In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments, consisting only of adjustments of a normal recurring nature, necessary for a fair presentation of the Company's financial position as of September 30, 2003, and its results of operations for the periods presented. These condensed consolidated unaudited financial statements are not necessarily indicative of the results to be expected for the entire year.

  Stock based compensation

        Stock-based compensation to employees has been recognized as the difference between the per share fair value of the underlying stock and the stock option exercise at the initial grant date. The cost of stock options granted for services, other than those issued to employees, are recorded at the fair value of the stock option.

        Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards consistent with the provisions of Statement of Financial Accounting Standards. ("SFAS") No. 123, Accounting for Stock-Based Compensation, the Company's net losses would have been increased to the pro forma amount indicated below for the three and nine months ended September 30, 2003 and 2002:

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2003	2002	2003	2002
Net Loss:
As reported	$(116)	$(964)	$(4,306)	$(3,594)
Stock based compensation included in net loss	—	—	—	—
Stock based employee compensation under fair value based method	(159)	(226)	(458)	(672)

Pro forma net loss	$(275)	$(1,190)	$(4,764)	$(4,266)
Basic loss per common share:
As reported	$(0.02)	$(0.18)	$(0.79)	$(0.66)
Pro forma	$(0.05)	$(0.22)	$(0.88)	$(0.79)

NOTE 2. NET LOSS PER COMMON SHARE

        Basic loss per common share is calculated by dividing net loss available to common shareholders for the period by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share is calculated by dividing net loss available to common shareholders for the period by the weighted-average number of common shares outstanding during the period, adjusted to include, if dilutive, potential dilutive shares consisting of convertible preferred stock, stock options, convertible notes payable and warrants, calculated using the treasury stock method. During the periods ended September 30, 2003 and 2002, the Company has excluded the following securities from the calculation of diluted loss per share, as their effect would have been antidilutive due to the Company's net loss:

Potential Dilutive Securities:	Number of Common Shares Convertible into at September 30, 2003	Number of Common Shares Convertible into at September 30, 2002
Convertible preferred stock	63,781	62,749
Stock options	905,313	633,955
Convertible notes payable	2,332,854	464,037
Warrants	4,453,916	2,881,577

        The following table sets forth the computation of basic and diluted loss per share for the three and nine month periods ended September 30, 2003 and 2002 (amounts in thousands except share and per share amounts):

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2003	2002	2003	2002
Numerator
Net loss	$(116)	$(964)	$(4,306)	$(3,594)
Less Series B preferred dividends	(15)	(15)	(46)	(48)

Net loss available to common shareholders	$(131)	$(979)	$(4,352)	$(3,642)

Denominator
Weighted-average shares outstanding	5,489,390	5,485,210	5,489,390	5,483,280
Basic and diluted loss per share	$(0.02)	$(0.18)	$(0.79)	$(0.66)

NOTE 3. SEGMENT INFORMATION

        Prior to its acquisition of G & A in March 2001, the Company operated in one business segment. During 2002, the Company reorganized its reportable segments into geographical groups: Americas, International and Digital Photography. In the Company's Americas segment, the Company develops, sells and supports a suite of modular software products and designs systems used by law enforcement and public safety agencies to manage criminal history records and investigate crime as well as develops, sells and supports software and designs systems which utilize digital imaging in the production of photo identification cards, documents and identification badging systems. The Americas segment includes North, Central and South America. The Company's International segment includes all geographic areas other than North, Central and South America. The Company's International segment develops, sells and supports software and designs systems utilizing digital imaging in the production of photo identification cards, documents and identification badging systems. The Digital Photography segment develops digital imaging software which enables professional photographers to quickly and easily take photos and create a database of information that can be sent to photography laboratories for processing.

        Subsequent to the nine months ended September 30, 2002, the Company has re-evaluated its organizational and internal financial reporting structure. Accordingly, the Company has realigned its business segments along product and service lines for operating decision purposes and to better assess performance. Financial reporting segments have been changed to reflect this alignment.

        The table below summarizes information about reportable segments for the three and nine months ended September 30, 2003 and 2002:

	THREE MONTHS ENDED September30,		NINE MONTHS ENDED September 30,
	2003	2002	2003	2002
	(in thousands)		(in thousands)
Net Revenue:
Law Enforcement	$691	$941	$2,633	$3,233
Identification	3,584	3,338	9,227	8,631
Digital Photography	482	391	956	811

Total consolidated net sales	$4,757	$4,670	$12,816	$12,675
Operating income (loss):
Law Enforcement	$(180)	$(59)	$(255)	$98
Identification	97	(586)	(1,649)	(2,667)
Digital Photography	93	(71)	(195)	(642)
Other unallocated amounts:
Interest expense (income)	69	250	2,323	362
Other expense (income)	57	(2)	(116)	21

Income (loss) before taxes	$(116)	$(964)	$(4,306)	$(3,594)

Total Assets by Segment:	September 30, 2003
(in thousands)
Law Enforcement	$270
Identification	9,505
Digital Photography	1,546

Total assets for reportable segments	11,321
Corporate	1,177

Total consolidated assets	$12,498

NOTE 4. NOTES PAYABLE AND LINES OF CREDIT

        In May 2002, the Company issued a senior secured convertible promissory note for $2,000,000 at an interest rate of 12.5%, due May 22, 2004 (the "Note"). The Note initially was convertible into common shares of the Company at $4.31 per share. In conjunction with the note, the Company issued a warrant to purchase 150,000 shares of common stock at $4.74 per share. The Company recorded the note net of a discount equal to the fair value allocated to the warrants issued of approximately $537,000.

        The Note also contained a beneficial conversion feature, which resulted in additional debt discount of $537,000. The beneficial conversion amount was measured using the accounting intrinsic value, i.e. the excess of the aggregate fair value of the common stock into which the debt is convertible over the proceeds allocated to the security. The Company accreted the beneficial conversion feature as interest expense over the life of the note. For the nine months ended September 30, 2003, the Company recorded $1,519,000 as interest expense from the amortization of the discount related to fair value of the warrants and from the accretion of the beneficial conversion feature through the date of extinguishment. The Company allocated a portion of the reacquisition price to the beneficial conversion feature at the date of extinguishment. See notes below.

        In September 2002, the Company issued a secured demand promissory note for $500,000 at an interest rate of 12.5% to the holder of the Note. This note was due and payable upon demand given by the holder.

        The issuance by the Company of $600,000 in convertible subordinated promissory notes in March 2003 (described below) triggered certain anti-dilution provisions contained in the Note. This resulted in the conversion price of the note being reduced to $1.90 per share. Similar provisions also reduced the warrant exercise price to $4.65 per share. These reductions resulted in the recognition of an additional beneficial conversion feature in the amount of $926,000 which has been recorded as additional debt discount. The Company accreted this additional beneficial conversion feature as interest expense through the date of extinguishment.

        In March 2003, the Company issued to certain accredited investors convertible subordinated promissory notes ("the Subordinated Notes"). The Subordinated Notes have an aggregate principal amount of $600,000, bear an interest rate of 8.5% per annum, payable semi-annually in arrears, have a maturity date of April 15, 2005 and are convertible into shares of the Company's common stock at a conversion price of $1.90 per share.

        The Subordinated Notes contained an embedded beneficial conversion feature which resulted in debt discount of $111,000. The beneficial conversion amount was measured using the accounting intrinsic value, i.e. the excess of the aggregate fair value of the common stock into which the debt is convertible over the proceeds allocated to the security. The Company is accreting the beneficial conversion feature as interest expense over the life of the note. For the nine months ended September 30, 2003, the Company recorded $28,000 as interest expense from the amortization of the discount related to the accretion of this beneficial conversion feature.

        In June 2003, the Company issued two senior secured convertible promissory notes for an aggregate of $4,150,000 and a third senior secured convertible promissory note for $106,000 (collectively "the New Notes") in lieu of payment of financing fees. The New Notes bear interest at 12.5% per annum and are due on the earlier of May 22, 2005 or upon the occurrence of various other events or conditions set forth in the New Notes, including but not limited to certain mergers, consolidations, reorganizations or other business combinations involving the Company. Under the terms of the New Notes, the holders retain the right, subject to certain exceptions, to convert all or any part of the principal and accrued interest outstanding under the Notes into shares of our Common Stock at a conversion price per share equal to $2.11. The conversion price is subject to adjustment in the event we affect a stock split, combination or like transaction. The New Notes contain "full-ratchet" price anti-dilution provisions that would become effective if our shareholders approve the transaction. In conjunction with the issuance of the New Notes, the Company issued warrants to acquire 1,600,000 shares of the Company's Common stock at an exercise price of $2.11 per share. The warrant price is subject to adjustment in the event of a stock split, combination or like transaction. The warrants contain "full-ratchet" price and anti-dilution provisions that would become effective if our shareholders approve the transaction.

        The Company recorded the New Notes net of a discount equal to the fair value allocated to the warrants issued of approximately $2,038,000. The New Notes also contained a beneficial conversion feature, which resulted in additional debt discount of $2,052,000. The beneficial conversion amount was measured using the accounting intrinsic value, i.e. the excess of the aggregate fair value of the common stock into which the debt is convertible over the proceeds allocated to the security. The Company is accreting the beneficial conversion feature as interest expense over the life of the note. For the nine months ended September 30, 2003, the Company recorded $614,000 as interest expense from the amortization of the discount related to fair value of the warrants and from the accretion of the beneficial conversion feature.

        The Company utilized a portion of the proceeds from the issuance of the New Notes to extinguish the $2,000,000 Senior Secured Convertible Note issued in May 2002 and the $500,000 secured demand promissory note issued in September 2002. The Company has recorded additional interest expense of $766,757 representing the unamortized debt discount at the date of extinguishment. The Company has also recorded additional interest expense of $225,000 representing unamortized deferred financing fees at the date of extinguishment. The Company allocated $516,000 of the reacquisition price to the beneficial conversion feature based on the intrinsic value of the conversion features on the date of extinguishment.

        A foreign subsidiary of the Company had two line of credit facilities with commercial banks totaling $606,000. As of September 30, 2003, the Company fully repaid all outstanding borrowings under these credit facilities upon their termination.

        In July 2003, the Company converted $99,000 in trade accounts payable into promissory notes. The notes bear interest between 6.50% to 7.50% per annum, call for monthly payments between $1,000 to $2,000 until paid in full, with payments commencing August 1, 2003.

NOTE 5. WARRANT LIABILITY

        In conjunction with the Company's issuance of the New Notes, the Company agreed to register with the Securities and Exchange Commission, the shares of common stock underlying the warrants issued as part of the New Notes. In accordance with the Financial Accounting Standards Board Emerging Issue Task Force 00-19, the Company has recorded as long-term liability the relative fair value of the warrant. Accordingly, the Company is accounting for the liability under fair value accounting and has recorded current period interest income of $711,000 for the three months ended September 30, 2003 and has recorded $390,000 in interest income for the nine month period ended

September 30, 2003. The following table sets forth the changes in fair value and the resulting interest income or expense of this liability as determined under fair value accounting:

($ in thousands)
Warrant liability at date of inception	2,037
Change in fair value of warrant liability	321

Warrant liability at June 30, 2003	2,358
Change in fair value of warrant liability	(711)

Warrant liability at September 30, 2003	1,647

NOTE 6. RECENTLY ISSUED ACCOUNTING STANDARDS

        In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, Accounting for Stock Based Compensation—Transition and Disclosure. This statement provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, this statement also amends the disclosure requirements of SFAS No. 123 to require more prominent and frequent disclosures in the financial statements about the effects of stock-based compensation. The transitional guidance and annual disclosure provisions of this statement was effective for the December 31, 2002 financial statements. The interim reporting disclosure requirements are effective for the Company's September 30, 2003 Form 10-QSB. Because the Company continues to account for employee stock-based compensation under APB Opinion No. 25, the transitional guidance of SFAS No. 148 has no effect on the financial statements at this time. The December 31, 2002 and September 30, 2003 financial statements have incorporated the enhanced disclosure requirements of SFAS No. 148, as presented below under the caption "Stock-Based Compensation."

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"),—"Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a roll forward of the entity's product warranty liabilities. The Company will apply the recognition provisions of FIN 45 prospectively to guarantees issued after December 31, 2002. The disclosure provisions of FIN 45 are effective for the 2002 financial statements; however no new disclosures were deemed necessary. The adoption of FIN 45 did not have a material effect on the Company's results of operations or financial condition.

        In November 2002, the Emerging Issues Task Force (EITF) issued Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." This issue addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how arrangement consideration should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 will be effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003 or the Company may elect to report the change in accounting as a cumulative-effect adjustment. The Company is reviewing EITF Issue No. 00-21 and has not yet determined the impact this issue will have on its results of operations and financial condition.

        In April 2003, the FASB issued Statement of Financial Accounting Standard No. 149, ("SFAS 149"), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133. SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, except for the provisions that were cleared by the FASB in prior pronouncements. The adoption of this statement is not expected to have a significant impact on the Company's consolidated financial statements.

        In May 2003, the FASB issued Statement of Financial Accounting Standard No. 150 (SFAS 150), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability because that financial instrument embodies an obligation of the issuer. The adoption of this statement is not expected to have a significant impact on the Company's consolidated financial statements.

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements". FIN 46 explains how to identify variable interest entities and how an enterprise assesses its interests in a variable interest entity to decide whether to consolidate that entity. This interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the primary beneficiary is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns, or both. FIN 46 is effective immediately for variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. The Interpretation applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company does not expect the adoption of FIN 46 to have a material impact on its consolidated financial position or results of operations.

        In July 2003, the EITF reached a consensus on EITF 03-5, "Applicability of AICPA SOP 97-2 to Non-Software Deliverables." EITF 03-5 provides accounting guidance on whether non-software deliverables (e.g., non-software related equipment or services) included in an arrangement that contains software are within the scope of SOP 97-2. In general, any non-software deliverables are within the scope of SOP 97-2 if the software deliverable is essential to the functionality of the non-software deliverable. Companies are required to adopt this consensus in the first reporting period (annual or interim) beginning after ratification by the FASB, which is expected to be August 13, 2003. The Company believes the adoption of EITF 03-5 will not have a material impact on the Company's consolidated financial position or results of operations.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 204 of the California General Corporation Law permits a corporation to include in its Articles of Incorporation provisions eliminating or limiting the personal liability of directors for monetary damages in an action brought by or in the right of the corporation for breach of a director's fiduciary duties, subject to certain limitations. Section 317 of the California General Corporation Law requires a corporation to indemnify its directors and other agents to the extent they incur expenses in successfully defending lawsuits brought against them by reason of their status as directors or agents. Section 317 also permits a corporation to indemnify its directors and other agents to a greater extent than specifically required by law.

        Our Amended and Restated Articles of Incorporation eliminate the personal liability of our directors for monetary damages upon breach of fiduciary duties as a director except:

  •
  acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

  •
  acts or omissions that the director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

  •
  any transaction from which a director derived an improper personal benefit;

  •
  acts or omissions that show a reckless disregard for the director's duty in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders;

  •
  an unexcused pattern of inattention that amounts to an abdication of the director's duty;

  •
  unlawful dividends or distributions; and

  •
  for unlawful interested director transactions.

        Article VI of our Bylaws permits us to indemnify any of our directors, officers and other agents who are a party, or are threatened to be made a party, to any proceeding by reason of his or her status as our agent. In such a case, we may indemnify the agent against expense, liability and loss actually and reasonably incurred by the agent in connection with such a proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.

        If such a proceeding is brought by or on behalf of the corporation in the form of a derivative suit, the agent may be indemnified against expenses actually and reasonably incurred if the agent acted in good faith, in a manner reasonably believed to be in the best interests of the corporation, and with reasonable care. There can be no indemnification with respect to any matter as to which the agent is adjudged to be liable to the corporation unless and only to the extent that the court in which such proceeding was brought determines upon application that, in view of all of the circumstances of the case, the agent is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

        Where an agent is successful in any such proceeding, the agent is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases (unless by court order), indemnification is made by the corporation upon determination by it that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct. We may advance expenses incurred in defending any such proceeding upon receipt of an undertaking to repay any amount so advanced if it is ultimately determined that the agent is not eligible for indemnification.

        Our Bylaws also provide that we may purchase and maintain liability insurance on behalf of any of our directors, officers, employees and agents. As of the date of this registration statement, we do maintain such policies of insurance.

        We have entered into indemnification agreements with each of our directors and officers, a form of which is incorporated by reference into this Registration Statement. We intend to enter into indemnification agreements with any new directors and officers in the future. The indemnification agreements require us to indemnify our directors and officers to the extent permitted by our bylaws and to advance their expenses incurred in connection with a proceeding with respect to which they are entitled to indemnification.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC Registration fee	$1,784
Accounting fees and expenses	$15,000
Legal fees and expenses	$25,000
Printing and related expenses	$2,000
Transfer agent fees and expenses	$0
Miscellaneous expenses	$5,000

TOTAL	$48,784

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

        We have issued the following unregistered securities within the last three years. The following information regarding our securities has been adjusted to reflect a 5.275-to-1 reverse stock split effected on November 29, 1999.

(1)
In March 2001, we issued 665,000 shares of our common stock pursuant to our acquisition of substantially all the assets of G & A. Such issuance was exempt from registration under the Act pursuant to Regulation S as all purchasers were outside of the United States and were not U.S. Persons as defined in Regulation S.

(2)
In August 2001, we issued 700,000 shares of our common stock to accredited investors pursuant to our acquisition of Castleworks and E-Focus West. Such issuance was exempt from registration under the Act pursuant to Section 4(2) thereof.

(3)
In May 2002, we issued to Perseus 2000, L.L.C. ("Perseus") a Senior Secured Convertible Promissory Note with a principal sum of $2,000,000 convertible into 464,037 shares of our common stock for a conversion price of $4.31 and a warrant to acquire 150,000 shares of our common stock at an exercise price per share of $4.74. Such issuances were exempt from registration under the Act pursuant to Section 4(2) thereof.

(4)
In March, 2003, we issued to certain accredited investors Convertible Subordinated Promissory Notes (the "Subordinated Notes") for an aggregate principal amount of $600,000 that were initially convertible into 315,792 shares of our common stock at a conversion price of $1.90 per share and 25,263 shares of our common stock to JMR, Inc. as consideration for finder services rendered in connection with the issuance of the Subordinated Notes. Such issuances were exempt from registration under the Act pursuant to Section 4(2) thereof.

(5)
In May, 2003, in exchange for the cancellation of certain convertible promissory notes issued to Perseus and for an additional $1,088,000, we issued to L.F. Global Holdings, LLC and Laurus Master Fund, Ltd. Senior Secured Convertible Promissory Notes for an aggregate principal amount of $4,256,000 convertible into 2,017,061 shares of our common stock at a conversion price of $2.11 per share and warrants to purchase 1,600,000 shares of our common stock at an exercise price of $2.11 per share. Such issuances were exempt from registration under the Act pursuant to Section 4(2) thereof.

(6)
In separate transactions completed in November, 2003, for an aggregate of $6,999,512, we issued an aggregate of 4,069,484 shares of our common stock and warrants exercisable for an aggregate of 1,220,845 shares of our common stock at an exercise price of $2.58 per share pursuant to the separate Securities Purchase Agreements. Such issuances were exempt from registration under the Act pursuant to Section 4(2) thereof.

ITEM 27. EXHIBITS

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation(1)
3.2	Bylaws(1)
4.1	Form of Common Stock Certificate(1)
4.2	Form of Public Warrant(1)
4.3	Form of Representatives' Warrant(1)
4.4	Form of Warrant and Unit Agreement(1)
4.5	Stock Purchase Warrant in favor of Naoya Harano dated November 10, 1999(1)
4.6	Form of Warrant (Former XImage Shareholders)(1)
4.7	Form of Warrant (Former XImage Officers, Noteholders and Other Investors)(1)
4.8	Form of Warrant (officers and directors)(1)
4.9	Warrant to Purchase Common Stock in favor of Imperial Bank(1)
5.1	Legal Opinion of Cooley Godward LLP
10.1	Employment Agreement with S. James Miller dated January 1, 1996, as amended September 2000(2)
10.2	Employment Agreement with Wayne G. Wetherell dated April 1, 1997, as amended March 1, 1999(1)
10.3	Amendment, dated April 27, 2002, to the Employment Agreement between Registrant and Wayne G. Wetherell dated April 1, 1997, as amended on March 1, 1999(3)
10.4	Employment Agreement with Paul J. Devermann dated July 20, 1997, as amended March 1, 1999(1)
10.5	Amendment, dated February 28, 2002, to the Employment Agreement between Registrant and Paul J. Devermann dated July 20, 1997, as amended on March 1, 1999(4)
10.6	Employment Agreement with William Ibbetson dated November 15, 2000(5)
10.7	Employment Agreement with Lori Rodriguez dated April 15, 2001(6)
10.8	Form of Indemnity Agreement entered into by the registrant with its directors and executive officers(1)
10.9	Membership Interest Purchase Agreement between the Registrant and Castle Holdings(7)
10.10	1994 Employee Stock Option Plan(1)
10.11	1994 Nonqualified Stock Option Plan(1)
10.12	1999 Stock Option Plan(1)
10.13	2001 Equity Incentive Plan(8)
10.14	Lease between Thormint I and the Company dated September 26, 2003(13)
10.15	Sublease between Castleworks LLC and Paine and Associates dated September 28, 1998(9)
10.16	Commercial Lease between I.W. Systems Canada Company and 3840743 Canada, Inc. dated April 12, 2001(2)
10.17	Commercial Lease between BOS GmbH & Co. KG and Digital Imaging International GmbH dated June 20, 2001(9)
10.18	Value Added Reseller Agreement with Visionics Corporation dated October 1, 2001†(10)
10.19	Note and Warrant Purchase Agreement dated May 22, 2002 (Perseus)(11)
10.20	Pledge and Security Agrement for ImageWare Systems, Inc. dated May 22, 2002 (Perseus)(11)

10.21	Registration Rights Agreement dated May 22, 2002 (Perseus)(11)
10.22	Senior Secured Convertible Promissory Note dated May 22, 2002(Perseus)(11)
10.23	Warrant to Purchase Common Stock dated May 22, 2002 (Perseus)(11)
10.24	Consent to Assignment and Amendment Agreement between the Company, L.F. Global Holdings, LLC and Laurus Master Fund, Ltd., dated June 13, 2003.(12)
10.25	Warrant to Purchase 1,021,687 shares of Common Stock issued to L.F. Global Holdings, LLC, dated June 13, 2003.(12)
10.26	Warrant to Purchase 578,313 shares of Common Stock issued to Laurus Master Fund, Ltd., dated June 13, 2003.(12)
21.1	Subsidiaries of the Small Business Issuer.(14)
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants
23.2	Consent of Cooley Godward LLP (reference is made to Exhibit 5.1)
24.1	Power of Attorney (reference is made to signature page)

(1)
Incorporated by reference to the Registration Statement on Form SB-2, as filed with the Commission on December 20, 1999 (No. 333-93131), as amended.

(2)
Incorporated by reference to the Registration Statement on Form S-3, as filed with the Commission on June 29, 2001 (No. 333-64192).

(3)
Incorporated by reference to the Quarterly Report, Form 10-QSB as filed with the Commission on August 14, 2002.

(4)
Incorporated by reference to the Quarterly Report, Form 10-QSB as filed with the Commission on May 15, 2002.

(5)
Incorporated by reference to the Annual Report, Form 10-KSB as filed with the Commission on April 2, 2001.

(6)
Incorporated by reference to the Quarterly Report, Form 10-QSB as filed with the Commission on May 15, 2001.

(7)
Incorporated by reference to the Current Report, Form 8-K as filed with the Commission on August 13, 2001.

(8)
Incorporated by reference to the Quarterly Report, Form 10-QSB as filed with the Commission on November 14, 2001.

(9)
Incorporated by reference to the Quarterly Report, Form 10-QSB as filed with the Commission on August 14, 2001.

(10)
Incorporated by reference to the Annual Report, Form 10-KSB as filed with the Commission on April 1, 2002.

(11)
Incorporated by reference to the Current Report, Form 8-K as filed with the Commission on May 24, 2002.

(12)
Incorporated by reference to the Current Report, Form 8-K as filed with the Commission on June 20, 2003.

(13)
Incorporated by reference to the Quarterly Report, Form 10-QSB as filed with the Commission on November 14, 2003.

(14)
Incorporated by reference to the Annual Report, Form 10-KSB as filed with the Commission on April 15, 2003.

ITEM 28.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Act;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 24 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on January 9, 2004.

IMAGEWARE SYSTEMS, INC.
BY:	/s/ S. JAMES MILLER, JR. S. James Miller, Jr., Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints S. James Miller, Jr. and Wayne Wetherell and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated.

Date	Signature	Title

January 9, 2004	/s/ S. JAMES MILLER, JR. S. James Miller, Jr.	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors
January 9, 2004	/s/ WAYNE WETHERELL Wayne Wetherell	Senior Vice President, Administration and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
January 9, 2004	/s/ JOHN CALLAN John Callan	Director
January 9, 2004	/s/ PATRICK J. DOWNS Patrick J. Downs	Director

January 9, 2004	/s/ JOHN L. HOLLERAN John L. Holleran	Director
January 9, 2004	/s/ YUKUO TAKENAKA Yukuo Takenaka	Director
January 9, 2004	/s/ DAVID LOESCH David Loesch	Director

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation(1)
3.2	Bylaws(1)
4.1	Form of Common Stock Certificate(1)
4.2	Form of Public Warrant(1)
4.3	Form of Representatives' Warrant(1)
4.4	Form of Warrant and Unit Agreement(1)
4.5	Stock Purchase Warrant in favor of Naoya Harano dated November 10, 1999(1)
4.6	Form of Warrant (Former XImage Shareholders)(1)
4.7	Form of Warrant (Former XImage Officers, Noteholders and Other Investors)(1)
4.8	Form of Warrant (officers and directors)(1)
4.9	Warrant to Purchase Common Stock in favor of Imperial Bank(1)
5.1	Legal Opinion of Cooley Godward LLP
10.1	Employment Agreement with S. James Miller dated January 1, 1996, as amended September 2000(2)
10.2	Employment Agreement with Wayne G. Wetherell dated April 1, 1997, as amended March 1, 1999(1)
10.3	Amendment, dated April 27, 2002, to the Employment Agreement between Registrant and Wayne G. Wetherell dated April 1, 1997, as amended on March 1, 1999(3)
10.4	Employment Agreement with Paul J. Devermann dated July 20, 1997, as amended March 1, 1999(1)
10.5	Amendment, dated February 28, 2002, to the Employment Agreement between Registrant and Paul J. Devermann dated July 20, 1997, as amended on March 1, 1999(4)
10.6	Employment Agreement with William Ibbetson dated November 15, 2000(5)
10.7	Employment Agreement with Lori Rodriguez dated April 15, 2001(6)
10.8	Form of Indemnity Agreement entered into by the registrant with its directors and executive officers(1)
10.9	Membership Interest Purchase Agreement between the Registrant and Castle Holdings(7)
10.10	1994 Employee Stock Option Plan(1)
10.11	1994 Nonqualified Stock Option Plan(1)
10.12	1999 Stock Option Plan(1)
10.13	2001 Equity Incentive Plan(8)
10.14	Lease between Thormint I and the Company dated September 26, 2003(13)
10.15	Sublease between Castleworks LLC and Paine and Associates dated September 28, 1998(9)
10.16	Commercial Lease between I.W. Systems Canada Company and 3840743 Canada, Inc. dated April 12, 2001(2)
10.17	Commercial Lease between BOS GmbH & Co. KG and Digital Imaging International GmbH dated June 20, 2001(9)
10.18	Value Added Reseller Agreement with Visionics Corporation dated October 1, 2001†(10)
10.19	Note and Warrant Purchase Agreement dated May 22, 2002 (Perseus)(11)
10.20	Pledge and Security Agrement for ImageWare Systems, Inc. dated May 22, 2002 (Perseus)(11)

10.21	Registration Rights Agreement dated May 22, 2002 (Perseus)(11)
10.22	Senior Secured Convertible Promissory Note dated May 22, 2002(Perseus)(11)
10.23	Warrant to Purchase Common Stock dated May 22, 2002 (Perseus)(11)
10.24	Consent to Assignment and Amendment Agreement between the Company, L.F. Global Holdings, LLC and Laurus Master Fund, Ltd., dated June 13, 2003.(12)
10.25	Warrant to Purchase 1,021,687 shares of Common Stock issued to L.F. Global Holdings, LLC, dated June 13, 2003.(12)
10.26	Warrant to Purchase 578,313 shares of Common Stock issued to Laurus Master Fund, Ltd., dated June 13, 2003.(12)
21.1	Subsidiaries of the Small Business Issuer(14)
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants
23.2	Consent of Cooley Godward LLP (reference is made to Exhibit 5.1)
24.1	Power of Attorney (reference is made to signature page)

(1)
Incorporated by reference to the Registration Statement on Form SB-2, as filed with the Commission on December 20, 1999 (No. 333-93131), as amended.

(2)
Incorporated by reference to the Registration Statement on Form S-3, as filed with the Commission on June 29, 2001 (No. 333-64192).

(3)
Incorporated by reference to the Quarterly Report, Form 10-QSB as filed with the Commission on August 14, 2002.

(4)
Incorporated by reference to the Quarterly Report, Form 10-QSB as filed with the Commission on May 15, 2002.

(5)
Incorporated by reference to the Annual Report, Form 10-KSB as filed with the Commission on April 2, 2001.

(6)
Incorporated by reference to the Quarterly Report, Form 10-QSB as filed with the Commission on May 15, 2001.

(7)
Incorporated by reference to the Current Report, Form 8-K as filed with the Commission on August 13, 2001.

(8)
Incorporated by reference to the Quarterly Report, Form 10-QSB as filed with the Commission on November 14, 2001.

(9)
Incorporated by reference to the Quarterly Report, Form 10-QSB as filed with the Commission on August 14, 2001.

(10)
Incorporated by reference to the Annual Report, Form 10-KSB as filed with the Commission on April 1, 2002.

(11)
Incorporated by reference to the Current Report, Form 8-K as filed with the Commission on May 24, 2002.

(12)
Incorporated by reference to the Current Report, Form 8-K as filed with the Commission on June 20, 2003.

(13)
Incorporated by reference to the Quarterly Report, Form 10-QSB as filed with the Commission on November 14, 2003.

(14)
Incorporated by reference to the Annual Report, Form 10-KSB as filed with the Commission on April 15, 2003.

QuickLinks

Table of Contents
PROSPECTUS SUMMARY
The Offering
Summary Consolidated Financial Data (amounts in thousands)
RISK FACTORS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
USE OF PROCEEDS
DIVIDEND POLICY
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND OPERATING RESULTS
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year, and Fiscal Year-End Option Values
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF CAPITAL STOCK
LEGAL MATTERS
EXPERTS
CHANGE IN INDEPENDENT AUDITORS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO AUDITED FINANCIAL STATEMENTS FOR IMAGEWARE SYSTEMS, INC.
INDEX TO UNAUDITED QUARTERLY FINANCIAL STATEMENTS FOR IMAGEWARE SYSTEMS, INC.
REPORT OF INDEPENDENT ACCOUNTANTS
IMAGEWARE SYSTEMS, INC. CONSOLIDATED BALANCE SHEETS
IMAGEWARE SYSTEMS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
IMAGEWARE SYSTEMS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001
IMAGEWARE SYSTEMS, INC. CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
IMAGEWARE SYSTEMS, INC. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
IMAGEWARE SYSTEMS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2002 AND 2001
IMAGEWARE SYSTEMS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS ASSETS (IN THOUSANDS)
IMAGEWARE SYSTEMS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS) (UNAUDITED)
IMAGEWARE SYSTEMS, INC. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (IN THOUSANDS) (UNAUDITED)
IMAGEWARE SYSTEMS, INC. CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (IN THOUSANDS) (UNAUDITED)
IMAGEWARE SYSTEMS, INC. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS
ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.
ITEM 27. EXHIBITS
ITEM 28. UNDERTAKINGS.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX